      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1999



                                                      REGISTRATION NO. 333-74801

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4


                                AMENDMENT NO. 1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                CORECOMM LIMITED

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           BERMUDA                         4812                      NOT APPLICABLE
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
              OF                CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
      INCORPORATION OR
         ORGANIZATION)


                                  CEDAR HOUSE
                                41 CEDAR AVENUE
                                HAMILTON, HM 12
                                    BERMUDA
                                 (441) 295-2244
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                CORECOMM LIMITED
                             110 EAST 59(TH) STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 906-8485
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


       THOMAS H. KENNEDY              RICHARD J. LUBASCH               DOUGLAS J. BATES
SKADDEN, ARPS, SLATE, MEAGHER &        CORECOMM LIMITED         GALLOP, JOHNSON & NEUMAN, L.C.
           FLOM LLP                  110 EAST 59TH STREET           INTERCO CORPORATE TOWER
       919 THIRD AVENUE            NEW YORK, NEW YORK 10022            101 SOUTH HANLEY
   NEW YORK, NEW YORK 10022             (212) 906-8485             ST. LOUIS, MISSOURI 63105
        (212) 735-3000                                                  (314) 862-1200


                            ------------------------
            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
Upon consummation of the merger described herein (the "merger").
            If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
            If this form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ] ________
            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________


     THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                [MegsINet Logo]


                      TO THE SHAREHOLDERS OF MEGSINET INC.

                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

Dear fellow Shareholders:


     As you may know from press reports, CoreComm Limited and MegsINet Inc. have signed an agreement providing for CoreComm's acquisition of MegsINet by the merger of a subsidiary of CoreComm into MegsINet. Although the MegsINet Board of Directors unanimously approved the agreement, a favorable vote of shareholders owning at least a majority of the shares of capital stock entitled to vote is also required. SO, I INVITE YOU TO ATTEND A SPECIAL MEETING OF SHAREHOLDERS AT OUR ST. LOUIS OFFICE, 906 SOUTH KIRKWOOD ROAD, SUITE 100, KIRKWOOD, MISSOURI 63122, ON MAY 26, 1999, AT 10:00 A.M.


     If the merger is completed, all MegsINet shareholders will have the right to elect to receive for each share of common stock they own either:

     - $2.50 in cash, or

     - 0.21 shares of CoreComm common stock.


     The agreement establishes a maximum cash amount and number of shares which will be available for election. If either fund is oversubscribed, the election of all persons electing the oversubscribed fund will be reduced proportionately and those persons will receive the undersubscribed fund on a pro-rata basis as if they had elected it. CoreComm common stock is listed on the Nasdaq National Market under the trading symbol "COMMF," and on April 30, 1999, the CoreComm common stock closed at $46.62 per share. Owners of 1998A Series Convertible Preferred Stock and 1999A Series Convertible Preferred Stock will have the same rights to elect cash or stock as they would have if they had converted their shares into common stock immediately before the merger.


     The accompanying proxy statement-prospectus contains detailed information concerning CoreComm and the merger. I urge you to read carefully the proxy statement-prospectus, in particular the discussion in the section entitled "RISK FACTORS" which begins on page 14. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTERESTS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.


     Please use this opportunity to make your preferences known. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT. In addition, please take a moment to complete, sign and return (with the accompanying proxy) the accompanying Exchange Election Form and if you elect to receive shares of CoreComm common stock, the accompanying Shareholder Agreement. If you fail to properly complete, sign or return the Exchange Election Form, we will assume that you want to elect to receive your portion of whatever is available after those shareholders who submitted their Exchange Election Form have received their portions.


                                          /s/ MICHAEL HENRY
                                          --------------------------------------
                                          MICHAEL HENRY
                                          Director, Chief Executive
                                          Officer and President


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



             This proxy statement-prospectus is dated May 4, 1999.

     The information in this Proxy Statement -- Prospectus is not complete and may be changed. CoreComm may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Proxy Statement -- Prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

                                [MegsINet Logo]

                                 MEGSINET INC.


                       906 SOUTH KIRKWOOD ROAD, SUITE 100


                            KIRKWOOD, MISSOURI 63122


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                                                                     May 4, 1999


To the Shareholders of MegsINet Inc.:


     A Special Meeting of Shareholders of MegsINet Inc. will be held on May 26, 1999, 10:00 a.m. Central Standard Time at the St. Louis office of MegsINet at 906 South Kirkwood Road, Suite 100, Kirkwood, Missouri 63122.



     The only purpose of this meeting is to discuss and vote on whether to authorize the acquisition of MegsINet by CoreComm Limited through a merger in accordance with the terms and conditions contained in the Agreement and Plan of Merger dated as of February 17, 1999, as amended on May 3, 1999.



     Only owners of common stock and preferred stock as shown on MegsINet's records at the close of business on April 25, 1999 will be entitled to vote at the meeting. A list of all shareholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be open at the principal office of MegsINet, 225 West Ohio Street, Suite 400, Chicago, Illinois 60610, during usual business hours, to the examination of any shareholder for any purpose germane to the meeting for 10 days prior to the meeting date. The list of shareholders will also be available at the meeting for examination at any time during such meeting.


                                          By Order of the Board of Directors

                                          /s/ MICHAEL BOLAND
                                          --------------------------------------
                                          Michael Boland, Secretary

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY. A POSTAGE-PREPAID RETURN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                           PROXY STATEMENT PROSPECTUS

                               TABLE OF CONTENTS

Summary of the Proxy Statement - Prospectus.................     1
  The Companies.............................................     1
  Recent Transactions.......................................     2
  Questions and Answers About the MegsINet/CoreComm
     Merger.................................................     2
  Summary of the Transaction................................     3
  Selected Historical and ProForma Financial Data...........     8
Risk Factors................................................    14
Risk Factors Relating to the Merger Between CoreComm and
  MegsINet..................................................    14
     To the extent you receive CoreComm common stock you
      will receive 0.21 of a share of CoreComm common stock
      for each share of MegsINet stock despite changes in
      market value..........................................    14
     Although CoreComm and MegsINet expect that the merger
      will result in benefits, those benefits may not be
      realized..............................................    14
     MegsINet's officers and directors have conflicts of
      interest that may influence them to support or approve
      the merger............................................    14
     Failure to complete the merger could negatively impact
      MegsINet's future business and operations.............    15
     CoreComm's anti-takeover defense provisions may deter
      potential acquirors of CoreComm and may depress its
      stock price...........................................    15
  Risk Factors Relating to CoreComm's Businesses............    16
     Thus far we have had mostly new or limited operations
      since our formation in 1998...........................    16
     Because we were spun-off from another company less than
      1 year ago, we do not have much history operating as
      an independent public company, which means that future
      operating results may differ from those presented
      here..................................................    16
     Our liquidity and capital resources are limited and we
      will need to raise more money in the future to develop
      and expand our existing business......................    17
     We face heavy competition in the telecommunication
      industry for all of the services we currently provide
      and those we intend to provide in the future..........    17
     Our planned LMDS System involves new and largely
      untested technology, so there is a risk that
      unanticipated technical problems will cause this
      business to lose money for us.........................    19
     Although we have a license to use the Cellular-One(R)
      brand name for our cellular services, there is a
      possibility we may lose our right to use that brand
      name in the future....................................    19
     We are dependent on relationships with facilities-based
      providers of telecommunications services because we
      presently do not own our own facilities, and thus we
      run the risk of adverse future changes in the terms on
      which we obtain their services for resale.............    20
     Customers may not accept our planned services..........    21

     We depend on the services of a small number of key
      management people who have years of experience and
      success in the cellular communications industry.......    21
     Our officers and directors face potential conflicts of
      interest because they are officers and directors of
      other companies in our industry, which could impede
      their ability to make decisions for us................    21
     Government regulation..................................    21
     We are a Bermuda Company and are thus subject to the
      laws of a foreign country that differ from the laws of
      most U.S. states......................................    21
  Risk Factors Relating to MegsINet's Business and
     CoreComm's ISP Business................................    22
     The Internet business is highly competitive and may be
      unsuccessful against bigger, more established
      players...............................................    22
     Because of the fast pace of technological change in the
      Internet industry, there is a risk that we will fall
      behind in keeping up with change, which could harm our
      ability to compete in the ISP business................    22
     The ISP business depends on continued growth of the
      Internet as a medium of communication and commerce....    23
     MegsINet's Internet service business is dependent upon
      its internal and leased network.......................    23
     We are dependent on telecommunications carriers and
      other suppliers.......................................    23
     Any decline in MegsINet's member retention levels of
      its Internet services may adversely affect us.........    23
     Our Internet services business may become subject to
      burdensome government regulation......................    23
The Special Meeting of MegsINet Shareholders................    25
  Proxy Statement-Prospectus................................    25
  Date, Time and Place of the Special Meeting...............    25
  Purpose of the Special Meeting............................    25
  Shareholder Record Date for the Special Meeting...........    25
  Vote of MegsINet Shareholders Required for Adoption of the
     Merger Agreement.......................................    26
  Proxies...................................................    26
The Merger..................................................    28
  Background of the Merger..................................    28
  Joint Reasons for the Merger..............................    29
  MegsINet's Reasons for the Merger.........................    30
  Recommendation of MegsINet's Board of Directors...........    31
  Interests of Certain MegsINet Directors, Officers and
     Affiliates in the Merger...............................    31
  Completion and Effectiveness of the Merger................    32
  Structure of the Merger and Conversion of MegsINet Common
     Stock..................................................    32
  Exchange of MegsINet Stock Certificates for CoreComm Stock
     Certificates...........................................    34
  Material United States Federal Income Tax Consequences of
     the Merger.............................................    35
  Tax Implications to CoreComm Shareholders.................    36
  Tax Implications to MegsINet Shareholders.................    36

  Exchange of MegsINet Common Stock Solely for CoreComm Common Stock in the Merger.............         36
  Exchange of Some MegsINet Common Stock for Cash and Exchange of Some MegsINet Common Stock
     for Stock in the Merger...................................................................         36
  Exchange of All MegsINet Common Stock for Cash in the Merger.................................         36
  Tax Implications to CoreComm, MegsINet and Sub...............................................         37
  Regulatory Filings and Approvals Required to Complete the Merger.............................         37
  Restrictions on Sales of Shares of CoreComm..................................................         37
  Listing on the Nasdaq National Market of CoreComm Common Stock to be Issued in the Merger....         38
  Dissenters' and Appraisal Rights.............................................................         38
  The Merger Agreement.........................................................................         40
  Access to Information; Best Efforts..........................................................         43
  Cooperation..................................................................................         43
  Treatment of MegsINet Stock Options and Certain Employee Matters.............................         43
  Selected Covenants...........................................................................         45
  Additional Agreements........................................................................         47
  Waivers to Cisco and Ascend Credit Facilities and the Ascend Warrant.........................         47
  Operations After the Merger..................................................................         48
Business of CoreComm...........................................................................         49
  Background...................................................................................         49
  Business Strategy............................................................................         49
  The Smart LEC Network........................................................................         50
  Marketing Strategy...........................................................................         51
  Recent Developments..........................................................................         51
CoreComm's Management..........................................................................         53
  Management and Interrelationship of the Former Affiliates....................................         53
  Directors....................................................................................         53
  Classified Board of Directors................................................................         55
  Committees of the Board of Directors.........................................................         55
  Executive Officers...........................................................................         55
  Executive Compensation.......................................................................         56
  Bermuda Resident Representative and Secretary................................................         56
  Stock Options Plans..........................................................................         57
Security Ownership of Management...............................................................         58
Business of MegsINet...........................................................................         59
  Competitive Strengths........................................................................         59
  Internet Access Service......................................................................         59
  Competitive Local Exchange Service...........................................................         59
  Internet Telephony Service Provider..........................................................         60

Service Offerings.                                              61
  Pequot Transaction........................................    62
MegsINet Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................    63
  Overview..................................................    63
  Results of Operations -- Comparison of 1998 and 1997......    63
  Liquidity and Capital Resources...........................    64
  Material Commitments......................................    64
  Year 2000 Readiness Disclosure............................    65
Unaudited Pro Forma Financial Information...................    68
Comparison of Rights of Holders of MegsINet Common Stock and
  CoreComm Common Stock.....................................    73
  Classes of Common Stock of MegsINet and CoreComm..........    73
  Voting Rights.............................................    73
  Classified Board of Directors.............................    74
  Number of Directors.......................................    75
  Removal of Directors......................................    75
  Filling Vacancies of the Board of Directors...............    76
  Interested Directors......................................    76
  Limits on Shareholder Action by Written Consent...........    76
  Ability to Call Special Meetings..........................    76
  Advance Notice Provisions for Shareholder Meetings and
     Proposals..............................................    77
  Amendment of Memorandum of Association and Articles of
     Incorporation..........................................    78
  Amendment of By-laws......................................    79
  Derivative Actions........................................    79
  Indemnification of Directors and Officers.................    80
  Preferred Stock...........................................    80
  Business Combinations.....................................    82
  Shareholder Rights Plan...................................    83
  Amalgamations, Exchange of Assets & Mergers...............    84
  Short Form Merger.........................................    85
  Dissenters' Rights........................................    86
Share Ownership by Principal Shareholders, Management and
  Directors of MegsINet.....................................    87
Legal Opinions..............................................    89
Experts.....................................................    89
Shareholder Proposals for the 1999 Annual Meeting of
  MegsINet Shareholders if the Merger is not Completed......    90
Where You Can Find More Information.........................    91
Statements Regarding Forward-Looking Information............    93
Index to Financial Statements...............................   F-1

Independent Auditors' Report.                                  F-2
MegsINet Inc. and Subsidiary Consolidated Financial
  Statements................................................   F-3
Report of Independent Auditors..............................  F-15
Independent Auditors' Report................................  F-16
USN Communications, Inc. and Subsidiaries Consolidated
  Financial Statements......................................  F-17
Annex A - Agreement and Plan of Merger, as amended by the
  First Amendment thereto...................................   A-1
Annex B - Irrevocable Proxy.................................   B-1
Annex C - Dissenters' Rights................................   C-1

                              SUMMARY OF THE PROXY

                              STATEMENT-PROSPECTUS

     This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement-prospectus, including the merger agreement and the irrevocable proxies, which are attached as Annexes A and B, respectively. In addition, we incorporate by reference important business and financial information about CoreComm into this proxy statement-prospectus. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 91 of this proxy statement-prospectus.

                                 THE COMPANIES

    CORECOMM LIMITED
    110 East 59th Street
    New York, New York 10022
    (212) 906-8485
    http://www.core.com

     CoreComm Limited was formed in March 1998 as a subsidiary of Cellular Communications of Puerto Rico, Inc., formerly CoreComm Incorporated ("CCPR"). CCPR is a premier telecommunications company operating cellular and paging services in Puerto Rico and the U.S. Virgin Islands. CCPR created CoreComm in order to succeed to the midwestern cellular and paging businesses and assets that were operated by OCOM Corporation, which had been purchased by CCPR, and to pursue new telecommunications opportunities outside of Puerto Rico and the U.S. Virgin Islands. CCPR spun-off CoreComm on September 2, 1998, by distributing to each CCPR shareholder, on a one for one basis, 100% of the outstanding common stock of CoreComm (the "Spin-off"). CoreComm has since been listed on the Nasdaq national market and trades under the symbol "COMMF". As of December 31, 1998, CoreComm and its subsidiaries had approximately 250 employees.
     We now hold, through subsidiaries, companies which operate or hold licenses or applications to operate the following businesses:

     - competitive local exchange carrier ("CLEC")

     - cellular long distance resale

     - landline long distance resale

     - cellular service resale

     - paging resale service and repair

     - prepaid cellular service resale

     - centralized exchange telecommunications services and related equipment

     - local multipoint distribution services ("LMDS")

     - Internet service provider ("ISP")

     Following our success as a reseller of the above services, we are now embarking on the next phase of our business strategy, which is to create a national, facilities-based network capable of transmitting voice and data to our customers using the latest technologies.

     MEGSINET INC.
     225 West Ohio Street Suite 400
     Chicago, Illinois 60610
     (312) 470-9015
     http://www.megsinet.net

     MegsINet plans to become an Integrated Communications Provider ("ICP"), by offering local and long distance telephone services and Internet access to businesses and consumers on a national basis. MegsINet is constructing a state of the art packet telecommunications network to provide high-speed data, voice and video services. Currently, MegsINet's focus is on the Internet service provider (ISP) business where it has in excess of 45,000 customers. However, MegsINet is seeking to expand its business into the CLEC and Internet Telephony Service Provider (ITSP) businesses. To that end, MegsINet:

     - has entered into an agreement with Northern Telcom, Inc. to use Nortel's latest generation of switched service technology


     - is in the process of registering to operate as a CLEC in the contiguous 48 states

     - is also in the process of becoming eligible to be a long distance carrier in those states

     - has received FCC approval that allows it to provide certain international telecommunications services

     When it completes these and other related steps, MegsINet believes it will be one of the first ICPs to provide services as an ISP, CLEC, and Interexchange Company (IXC).

                              RECENT TRANSACTIONS

Potential Acquisition of Assets of USN Communications, Inc.


     On February 19, 1999, CoreComm announced that it had entered into an asset purchase agreement to acquire certain of the assets of USN Communications, Inc., excluding one of its wireless subsidiaries. Completion of this transaction has been subject to approval by the Bankruptcy Court presiding over USN's Chapter 11 reorganization case that is currently pending. On April 2, 1999, that court entered into an order authorizing this transaction. Closing of this transaction remains subject to regulatory approvals and other matters, and is expected to occur by early May, 1999.


                        QUESTIONS AND ANSWERS ABOUT THE
                            MEGSINET/CORECOMM MERGER

Q:  WHY ARE WE PROPOSING TO MERGE? (SEE PAGE 30)

A: The MegsINet board considered a variety of factors in making its decision to approve the merger agreement and to recommend to the MegsINet shareholders that they vote their shares for the merger. The factors included:


     - the merger would result in a larger, more diversified company



     - the premium to be paid to MegsINet shareholders


     - the opportunity for liquidity for MegsINet shareholders

     - the prospects for positive long term performance of the CoreComm shares

Q:  WHAT WILL I RECEIVE IN THE MERGER? (SEE PAGE 32)


A: If the merger is completed, you will receive, at your election, either 0.21 of a share of CoreComm common stock and the associated Series A Junior Participating Preferred Stock Purchase Right for each share of MegsINet common stock you own, or $2.50 in cash for each share of MegsINet common stock you own, or a combination determined by you, of cash and CoreComm's common stock. No matter which election you choose, a small portion of your shares will be used to cover your pro-rata share of the transaction expenses, as described on page 33. Also, because a fixed number of shares and a fixed cash amount will be available for all shareholders, your election will be subject to an overall allocation of shares and cash. For more information, please review the "overall allocation of shares and cash" summary below. CoreComm will not issue fractional shares of common stock. Instead of any fractional shares, you will receive cash based on the market price of CoreComm common stock. If you receive shares of CoreComm common stock, you will be required to sign a shareholders' agreement with CoreComm limiting your ability to sell those shares for a certain period of time, please review "Restrictions on the Ability to Sell Common Stock" below. In addition, if you receive CoreComm common stock, you automatically will receive the associated Series A Junior Participating Preferred Stock Purchase Right, attached to that stock, which is described on page 83 in the section, "Shareholder Rights Plan."


    The number of shares of CoreComm common stock to be issued for each share of MegsINet common stock is fixed and will not be adjusted based upon changes in the value of these shares. As a result, to the extent you will receive CoreComm common stock, the value of the shares you receive in the merger will not be known at the time you vote on the merger and may go up or down as the market price of CoreComm common stock goes up or down. MegsINet is not permitted to "walk away" from the merger or resolicit the vote of its shareholders based solely on changes in the value of CoreComm common stock. Based on the number of MegsINet and CoreComm shares outstanding as of March 16, 1999, the former shareholders of MegsINet who receive shares will collectively own approximately 9.6% of CoreComm.



Q:  HOW WILL THE OVERALL ALLOCATION OF SHARES AND CASH WORK?


A: CoreComm has agreed to pay for 50% of MegsINet's shares in stock and for 50% of MegsINet's shares in cash. Therefore, the purchase price is equal to 1,407,066 shares and $16,750,790 in cash. The election form mailed with this proxy statement/prospectus permits you to elect:

     - the number of your MegsINet shares to be converted into 0.21 shares of CoreComm common stock and

     - the number of your MegsINet shares to be converted into $2.50 in cash

No matter which election you choose, a small portion of your shares will be used to cover your pro-rata share of the transaction expense, as described on page 33.

Also, because there is a fixed number of shares and a fixed cash amount CoreComm has agreed to pay, the amount of cash and stock you actually receive may differ from what you elect depending on how much cash and stock other MegsINet shareholders elect. Thus, if enough MegsINet shareholders elect to convert their shares for cash so that the total amount of cash to be paid would be more than $16,750,790, then each shareholder's allocation of cash will be proportionately reduced so that a total of $16,750,790 is paid for in cash. A similar reduction will occur if enough MegsINet's shareholders elect to convert their shares into CoreComm common stock so that the total number of shares to be issued would be greater than 1,407,066.

For example:

A. Assume that all MegsINet shareholders elect to exchange their shares for CoreComm common stock and none elect cash. Assume that you have 100 shares of MegsINet common stock to exchange. Instead of receiving .21 x 100 = 21 shares of CoreComm common stock, in order to preserve the 50/50 cash to stock ratio, half of everyone's shares would be exchanged for cash, and you would receive .21 x 50 = 10.5 shares of CoreComm common stock (cash would be paid for the extra half-share based on the trading price of CoreComm's shares) and $2.50 x 50 = $125 in cash (less your allocation of MegsINet's expenses).

B. Assume that all MegsINet shareholders elect to exchange their shares for cash and none elect stock. Assume, again, that you have 100 shares of MegsINet common stock to exchange. Instead of receiving $2.50 x 100 = $250 in cash, in order to preserve the 50/50 cash to stock ratio, half of everyone's shares would be exchanged for stock, and you would receive .21 x 50 = 10.5 shares of CoreComm common stock (again, the fractional half share would be converted into cash based on the trading price of CoreComm shares) and $2.50 x 50 = $125 in cash (less your allocation of MegsINet's expenses).

                           SUMMARY OF THE TRANSACTION

STRUCTURE OF THE TRANSACTION (SEE PAGE 32)


     MegsINet will merge with a subsidiary of CoreComm and become a wholly-owned subsidiary of CoreComm. Following the merger, you will either become a shareholder of CoreComm, in which event you will have an equity stake in MegsINet's parent company, or you will receive cash, or both.

SHAREHOLDER APPROVAL (SEE PAGE 26)


     Pursuant to the merger agreement, MegsINet obtained a vote from its shareholders amending MegsINet's articles of incorporation to reduce the affirmative vote required to approve the merger to a majority of the outstanding shares of common stock. Holders of 60% of the 1998A Series Preferred shares must vote for the merger. The 1998A Series Preferred shareholders are party to an agreement which effectively requires their voting for the merger. Therefore, the holders of only a majority of the outstanding shares of MegsINet common stock and 60% of the 1998A Series Preferred Stock are required to adopt the merger agreement. CoreComm shareholders are not required to adopt the merger agreement and will not vote on the merger.



     You are entitled to cast one vote per share of MegsINet capital stock you owned as of April 25, 1999 the record date.


RECOMMENDATION OF MEGSINET'S BOARD OF DIRECTORS (SEE PAGE 31)

     After careful consideration, your board of directors unanimously determined the merger to be fair to you and in your best interests and declared the merger advisable. MegsINet's board of directors approved the merger agreement and unanimously recommends that you adopt it.

PROCEDURE FOR CASTING YOUR VOTE (SEE PAGE 25)

     Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of MegsINet common stock may be represented at the special meeting. If you do not include instructions on how to vote your properly executed proxy, your shares will be voted FOR adoption of the merger agreement.

PROCEDURE FOR CHANGING YOUR VOTE (SEE PAGE 26)

     If you want to change your vote, send the Secretary of MegsINet a later-dated, signed proxy card before the special meeting or attend the special meeting in person. You may also revoke your proxy by sending written notice to the Secretary of MegsINet before the special meeting.

PROCEDURE FOR EXCHANGING YOUR STOCK CERTIFICATES (SEE PAGE 34)

     After the merger is completed, we will send you written instructions for exchanging your MegsINet stock certificates for CoreComm stock certificates and/or cash. Do not send your MegsINet stock certificates now.

COMPLETION AND EFFECTIVENESS OF THE MERGER (SEE PAGE 32)


     We will complete the merger when all of the conditions to the merger are satisfied or waived. The merger will become effective when we file a certificate of merger with the State of Illinois.


     We are working toward completing the merger as quickly as possible. We hope to complete the merger during the early summer of 1999.


CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 44)


     Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of conditions. The conditions that must be satisfied or waived before the completion of the merger include the following:

     - the merger agreement must be adopted by MegsINet shareholders

     - no MegsINet shareholder will have demanded appraisal under the Illinois Business Corporation Act

     - the applicable waiting periods under antitrust laws must expire or be terminated

     - all filings must be made with the government, unless failing to make such filings would not have an adverse effect on MegsINet

     - no injunction or order preventing the completion of the merger may be in effect

     - the registration statement must be effective under the securities laws

     - our respective representations and warranties in the merger agreement must be true and correct, including the absence of material adverse changes in our respective businesses

     - we must have complied with our respective agreements in the merger agreement


     - the MegsINet employee stock options must be amended in accordance with the merger agreement


     - each MegsINet shareholder who will be receiving CoreComm shares must sign a stockholders agreement

     - MegsINet must obtain any required consents from third parties relating to the merger


     - CoreComm must receive an opinion of special counsel for MegsINet regarding regulatory matters



TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 46)


     The merger agreement may be terminated under certain circumstances at any time before the completion of the merger, as summarized below:

     - by our mutual consent

     - by either CoreComm or MegsINet if the conditions to completion of the merger would not be satisfied because of a material breach of an agreement in the merger agreement by the other which is not cured within 45 days

     In addition, the merger agreement may be terminated by either CoreComm or MegsINet under any of the following circumstances:

     - if the merger is not completed by June 15, 1999, however, CoreComm has the right to extend the merger agreement for up to 3 months after June 15, 1999
     - if a final court order prohibiting the merger is issued and cannot be appealed

     - if the MegsINet shareholders do not adopt the merger agreement at the special meeting


PAYMENT OF TERMINATION FEE (SEE PAGE 46)


     MegsINet has agreed to pay CoreComm a termination fee of $1.5 million if the merger agreement is terminated because MegsINet's shareholders do not adopt the merger agreement.


NO OTHER NEGOTIATIONS INVOLVING MEGSINET (SEE PAGE 42)


     Until the merger is completed or the merger agreement is terminated, MegsINet has agreed not to take any of the following actions:

     - solicit, initiate or encourage a takeover proposal of the nature specified in the merger agreement, such as an acquisition of 10% or more of MegsINet's common stock or a merger or reorganization or sale of assets, involving MegsINet and a party other than CoreComm

     - engage in discussions or negotiations with any person, entity or group that is pursuing a takeover proposal as described above


SOME MEGSINET SHAREHOLDERS HAVE ENTERED INTO IRREVOCABLE PROXIES OR VOTING AGREEMENTS (SEE PAGE 47)


     MegsINet shareholders Brian L. Clark, Patrick and Patricia Henry, Clayton Capital Company, L.L.C., Michael Henry, Scott Widham, MegsINet Investors Partnership, L.P., Pequot Private Equity Fund, L.P. and Pequot Offshore Private Equity Fund, Inc. executed irrevocable proxies giving CoreComm the right to vote their shares in favor of the merger agreement as well as on other matters related to the merger agreement. These MegsINet shareholders were not paid additional consideration in connection with these agreements. The holders of 1998A Series Preferred Stock are party to an agreement that effectively requires their approval of the merger.

     The MegsINet shareholders who entered into these agreements collectively held approximately 51% of the outstanding MegsINet common stock as of the record date.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 31)

     When considering the recommendation of MegsINet's board of directors, you should be aware that certain MegsINet directors and officers have interests in the merger that are different from, or are in addition to, yours.

     As of the record date, directors and executive officers of MegsINet beneficially owned approximately 25.1% of the outstanding shares of MegsINet common stock entitled to vote at the special meeting.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 35)


     We have structured the merger so that we expect that CoreComm will not recognize gain or loss for United States federal income tax purposes in the merger. However, you will recognize gain or loss for United States federal income tax purposes in the merger when you exchange your shares of MegsINet common stock for cash or CoreComm common stock.



ACCOUNTING TREATMENT OF THE MERGER


     We intend to account for the merger under the purchase method of accounting for business combinations.


ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER (SEE PAGE 37)



     The merger is subject to antitrust laws. The waiting period applicable to the merger under the antitrust laws was terminated by the Federal Trade Commission and the Antitrust Division of the Department of Justice on April 27, 1999.



RESTRICTIONS ON THE ABILITY TO SELL CORECOMM STOCK (SEE PAGE 37)



     As a condition to closing in the merger agreement, all of MegsINet's shareholders receiving CoreComm common stock must sign a shareholder agreement in which they agree not to transfer their CoreComm common stock as follows: (i) the shareholder may not transfer any of the shareholder's CoreComm common stock in the first 120 days following the closing; (ii) the shareholder may transfer up to 25% of the shareholder's CoreComm common stock from and after the last day of the 120th day following the closing; (iii) the shareholder may transfer up to 50% of the shareholder's CoreComm common stock from and after the earlier of (A) the 180th day following the closing or (B) December 31, 1999; (iv) the shareholder may transfer up to 75% of the shareholder's CoreComm common stock from and after the last 240th day following the closing; and (v) the shareholder may transfer any or all of the shareholder's CoreComm common stock from and after the 365th day following the closing. Other than this restriction, any shares of CoreComm common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of either of us under the Securities Act of 1933. Shares of CoreComm common stock held by affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act.



YOU HAVE DISSENTERS' RIGHTS (SEE PAGE 38)


     Under Illinois law, if you are a MegsINet shareholder and you comply with certain requirements of Illinois law, you are entitled to dissenters' rights in the merger. However, it is a condition of MegsINet's obligation to consummate the merger that no MegsINet shareholder exercise dissenter's appraisal rights.

     If you dissent, the fair value of your stock may be determined by a court and paid to you in cash. To dissent, you must follow certain procedures, including giving MegsINet certain notices and not voting your shares in favor of the merger. You will not receive any stock in CoreComm if you dissent and follow all of the required procedures. Instead, you will only receive the value of your stock in cash. The relevant sections of Illinois law governing this process are attached to this document as Annex C.

WHERE YOU CAN FIND MORE INFORMATION (SEE PAGE 91)

     If you have any questions about the merger, please call MegsINet at (314) 965-3337 ext. 316. You may also call CoreComm at (212) 906-8485.

FORWARD LOOKING STATEMENTS IN THIS PROXY STATEMENT-PROSPECTUS (SEE PAGE 93)

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to CoreComm's and MegsINet's financial condition, results of operations and business and on the expected impact of the merger on CoreComm's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 14 of this proxy statement-prospectus.

                                    CORECOMM

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected financial data of CoreComm and its predecessor, OCOM Corporation Telecoms Division (OCOM) should be read in conjunction with the historical financial statements and notes thereto included in CoreComm's Form 10-K which is incorporated by reference into this proxy statement-prospectus. The selected historical financial data relates to OCOM as it was operated prior to its acquisition by CoreComm.

                                                                 THE PREDECESSOR (OCOM)
                          FOR THE PERIOD FROM    -------------------------------------------------------
                             APRIL 1, 1998       FOR THE PERIOD
                            (DATE OPERATIONS          FROM                YEAR ENDED DECEMBER 31,
                             COMMENCED) TO       JANUARY 1, 1998   -------------------------------------
                          DECEMBER 31, 1998(1)   TO MAY 31, 1998    1997      1996     1995(2)    1994
                          --------------------   ---------------   -------   -------   -------   -------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues................        $  6,713             $ 1,452       $ 3,579   $ 5,103   $ 4,001   $ 3,690
Operating expenses......          25,139               4,234         7,954     6,333     8,413     2,987
Net income (loss).......         (16,255)             (2,782)       (4,379)   (1,097)   (4,154)    1,048
Net income (loss) per
  common share:
  Basic.................           (1.23)               (.21)         (.33)     (.08)     (.38)      .11
  Diluted...............           (1.23)               (.21)         (.33)     (.08)     (.38)      .10
Weighted average number
  of common shares(3):
  Basic.................          13,190              13,183        13,075    13,196    11,070     9,867
  Diluted...............          13,190              13,183        13,075    13,196    11,070    10,161
                                                            THE PREDECESSOR (OCOM)
                                                                 DECEMBER 31,
                              DECEMBER 31,       ---------------------------------------------
                                1998(1)               1997          1996      1995      1994
                          --------------------   ---------------   -------   -------   -------
BALANCE SHEET DATA:
Working capital.........        $133,899             $  (950)      $  (490)  $   (42)  $   148
Fixed assets -- net.....           3,582               1,269           270       226       172
Total assets............         176,526               1,731           917     1,020       670
Noncurrent
  liabilities...........             501                  --            --        --        --
Shareholders' equity....         169,297                  --            --        --        --
Parent's investment.....              --                 321          (208)     (207)      353

-------------------------

(1) During the period from April 1, 1998 (date operations commenced) to December 31, 1998, CCPR made the following contributions to CoreComm prior to the Spin-off: (a) a cash contribution of $150 million, (b) a contribution of businesses acquired by CCPR in April and June 1998 and (c) the contribution of the subsidiary that owns various LMDS licenses in Ohio that were acquired for an aggregate of $25,241,000. Revenues and expenses of CoreComm increased in the period from April 1, 1998 (date operations commenced) to December 31, 1998 when compared to the revenues and expenses of OCOM for the year ended December 31, 1997 due to the increase in OCOM expenses subsequent to its acquisition by CoreComm and the consolidation of the results of operations of the acquired businesses.

(2) OCOM incurred one-time costs of $2,294,000 in 1995 in connection with the expansion of its cellular long distance resale business into certain AT&T Wireless markets.

(3) The weighted average number of common shares are equivalent to CCPR's historical weighted average shares on a one-for-one basis, plus CoreComm's weighted average shares in the 1998 period.

     CoreComm has never declared or paid any cash dividends.

                                    MEGSINET

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected historical financial data of MegsINet have been derived from the audited historical consolidated financial statements of MegsINet for the year ended December 31, 1998, the audited historical balance sheet as of December 31, 1997, and the unaudited historical statement of operations for the year ended December 31, 1997. The historical information is only a summary and you should read it in conjunction with the financial statements of MegsINet. See pages F-1 through F-14.


                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                            1998           1997
                                                          --------        -------
STATEMENT OF OPERATIONS DATA(1):
Total revenues..........................................  $ 4,172         $1,605
Income (loss) from operations...........................   (4,516)        $ (604)
Net loss................................................   (5,175)        $ (731)
Net loss per share basic and diluted....................  $ (0.58)        $(0.12)


                                                           AS OF DECEMBER 31,
                                                          ---------------------
                                                           1998           1997
                                                          -------        ------
BALANCE SHEET DATA:
Total assets............................................  $28,418        $1,839
Equipment payable.......................................  $ 9,964        $  0.0
Short-term debt and current capital lease obligations...  $ 6,010        $  529
Long-term debt and capital lease obligations............  $12,040        $1,013
Shareholders' equity....................................  $(2,088)       $ (128)

(1) Statement of Operations data is unaudited for the year ended December 31, 1997.

MegsINet has never declared or paid any cash dividends.

                                CORECOMM LIMITED

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table sets forth the pro forma financial data as of December 31, 1998 and for the year then ended giving effect to CoreComm's acquisitions completed in 1998 and to the proposed acquisitions of MegsINet and certain assets of USN Communications, Inc. This information should be read in conjunction with the pro forma condensed consolidated financial data included herein.



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................   $ 148,174
Loss from operations........................................    (224,741)
Net loss....................................................    (208,256)
Net loss per share basic and diluted........................      (14.23)



                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
BALANCE SHEET DATA:
Working capital.............................................   $ 103,971
Fixed assets -- net.........................................      33,842
Total assets................................................     246,808
Non-current liabilities.....................................      12,542
Shareholders' equity........................................     209,073

                  UNAUDITED COMPARATIVE PER SHARE INFORMATION


     We have summarized below the per share information for our respective companies on a pro forma combined and per share equivalent historical basis. The MegsINet Per Share Equivalents are calculated by multiplying the Pro Forma Combined per share amounts by 0.21, the exchange ratio. The calculations assume that 50% of the purchase price is paid in cash at $2.50 per share and 50% of the purchase price is paid in CoreComm common stock at a fixed exchange ratio of
0.21. The pro forma per share data of CoreComm is presented to give effect to the proposed acquisitions of MegsINet and certain assets of USN Communications, Inc.



                                                  AS OF OR FOR THE YEAR ENDED
                                                          DECEMBER 31,
                                                --------------------------------
                                                  1998        1997        1996
                                                --------    --------    --------
Pro Forma combined:
Net loss per common share.....................  $ (14.23)
Book value per common share...................  $  14.29
MegsINet Per Share Equivalents:
Net loss per common share.....................  $  (2.99)
Book value per common share...................  $   3.00
MegsINet -- Historical:
Net loss per common share.....................  $  (0.58)   $  (0.12)
Book value (deficiency) per common share......  $  (0.18)   $  (0.02)
CoreComm and its predecessor OCOM --
  Historical:
Net loss per common share.....................  $  (1.23)   $  (0.33)   $  (0.08)
Book value (deficiency) per common share......  $  12.83    $   0.02    $  (0.02)

                      COMPARATIVE MARKET PRICE INFORMATION

     CoreComm common stock is traded on the Nasdaq National Market under the symbol "COMMF." MegsINet common stock is not traded publicly.

     The following table sets forth historical trading information for CoreComm common stock on the first trading day of each month since October 1998 including the price of CoreComm common stock the last full trading day prior to the printing of this proxy statement-prospectus.


                                                     CORECOMM
                                                   COMMON STOCK
                                                   CLOSING PRICE
                                                   -------------
October 1, 1998..................................     $10.63
November 2, 1998.................................     $12.50
December 1, 1998.................................     $14.75
January 4, 1999..................................     $16.38
February 1, 1999.................................     $22.50
March 1, 1999....................................     $39.13
April 1, 1999....................................     $36.50
April 30, 1999...................................     $46.62


     Because the market price of CoreComm common stock may increase or decrease before the completion of the merger, you are urged to obtain current market quotations.

                                  RISK FACTORS

     By voting in favor of the merger, you will be choosing to invest in CoreComm common stock. An investment in CoreComm common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

       RISK FACTORS RELATING TO THE MERGER BETWEEN CORECOMM AND MEGSINET

TO THE EXTENT YOU RECEIVE CORECOMM COMMON STOCK YOU WILL RECEIVE 0.21 OF A SHARE OF CORECOMM COMMON STOCK FOR EACH SHARE OF MEGSINET STOCK DESPITE CHANGES IN MARKET VALUE.

     Upon completion of the merger, for those of you who receive CoreComm common stock as all or part of the consideration for your shares of MegsINet common stock, each share of MegsINet common stock will be exchanged for 0.21 of a share of CoreComm common stock. There will be no adjustment for changes in the value of MegsINet common stock or changes in the market price of CoreComm common stock, and MegsINet is not permitted to "walk away" from the merger or resolicit the vote of its shareholders because of changes in the market price of CoreComm common stock. Accordingly, the specific dollar value of CoreComm common stock to be received by you upon completion of the merger will depend on the market value of CoreComm common stock at the time of completion of the merger.

ALTHOUGH CORECOMM AND MEGSINET EXPECT THAT THE MERGER WILL RESULT IN BENEFITS, THOSE BENEFITS MAY NOT BE REALIZED.

     CoreComm and MegsINet entered into the merger agreement expecting that the merger will result in benefits including strengthening our positions in the provision of both Internet and telephone services and creating the opportunity for potential cost savings. Achieving the benefits of the merger will depend in part on integrating our technology, operations and personnel in a timely and efficient manner to minimize the risk that the merger will result in the loss of customers or key employees or the continued diversion of the attention of management. Another challenge is to demonstrate to our customers that the merger will not result in adverse changes in client service standards or business focus and persuade our personnel that our business cultures are compatible. There can be no assurance that CoreComm and MegsINet can be successfully integrated or that any of the anticipated benefits will be realized, and failure to do so could have a material adverse effect on CoreComm's business, financial condition and operating results.

MEGSINET'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     The directors and officers of MegsINet participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, yours.

     In particular, Michael Henry, Brian Clark and Scott Widham have employment contracts with MegsINet that CoreComm has agreed to honor after the merger. As a result, these directors and officers could have been more likely to support the merger agreement than if they did not have these contracts. Each has already signed an agreement to vote in favor of the merger. MegsINet shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT MEGSINET'S FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed for any reason, MegsINet may be subject to a number of material risks, including the following:

     - MegsINet may be required to pay CoreComm a termination fee of $1.5 million

     - costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed

     In addition, MegsINet's customers may, in response to the announcement of the merger, delay or defer decisions to continue or renew using MegsINet's service in part because CoreComm has less history as an Internet service provider. Any delay or deferral in purchasing decisions by MegsINet customers could have a material adverse effect on MegsINet's business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective MegsINet employees may experience uncertainty about their future role with CoreComm until CoreComm's strategies with regard to MegsINet are announced or executed. This may adversely affect MegsINet's ability to attract and retain key management, marketing and technical personnel.


     Further, if the merger is terminated and MegsINet's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which CoreComm has agreed to pay. In addition, while the merger agreement is in effect, subject to certain limited exceptions described on page 42 of this proxy statement-prospectus, MegsINet is prohibited from soliciting, initiating or knowingly encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than CoreComm.


     Finally, MegsINet's management has focused much of its attention to the merger and has made certain assumptions with regard to future operations, including how immediate capital needs will be met. If the merger is not completed, MegsINet will immediately have to find alternate financing and develop new strategic plans to continue without the anticipated resources of CoreComm. MegsINet cannot assure that it would be able to obtain the necessary financing or develop new plans.

CORECOMM'S ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS OF CORECOMM AND MAY DEPRESS ITS STOCK PRICE.

     CoreComm's memorandum of association and by-laws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of CoreComm. These provisions include the following:

     - CoreComm may issue preferred stock with rights senior to those of its common stock

     - CoreComm has a classified board of directors

     - CoreComm's by-laws prohibit action by written consent by shareholders

     - CoreComm requires advance notice for nomination of directors and for shareholder proposals


     In addition, under CoreComm's shareholder rights plan, holders of CoreComm common stock are entitled to one preferred share purchase right for each outstanding share of common stock they hold, exercisable under certain defined circumstances involving a potential change of control, as discussed on page 82 of this proxy statement-prospectus. The preferred share purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire CoreComm on terms not approved by CoreComm's board of directors. The foregoing provisions could have a material adverse effect on the premium that potential acquirors might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of CoreComm common stock.


                 RISK FACTORS RELATING TO CORECOMM'S BUSINESSES

THUS FAR WE HAVE HAD MOSTLY NEW OR LIMITED OPERATIONS SINCE OUR FORMATION IN
1998.

     Aside from our cellular long distance business, which has been operating for eight years, we have only recently begun managing our other businesses:

     - "Competitive Local Exchange Carrier" or "CLEC" service, which is local phone service that competes with the older, established regional phone companies such as Ameritech or Bell Atlantic

     - "Local Multipoint Distribution Service" or "LMDS", which is a wireless system for delivery of multiple telecommunications and television services

     - Landline long distance service

     - Paging service

     - Centrex service which is centralized telecommunications for office buildings

     - Cellular telephone service, including prepaid cellular telephone service

     - Internet Service Provider Business

     We have only recently begun to develop the requisite staff and plans necessary to effectively manage and operate these businesses. Therefore, historical financial information reflects that we are in the early growth stage of our development and may make it more difficult for you to evaluate our performance. You should be aware of the difficulties encountered by enterprises in development, like us, especially in view of the highly competitive nature of the telecommunications industry.

BECAUSE WE WERE SPUN-OFF FROM ANOTHER COMPANY LESS THAN 1 YEAR AGO, WE DO NOT HAVE MUCH HISTORY OPERATING AS AN INDEPENDENT PUBLIC COMPANY, WHICH MEANS THAT FUTURE OPERATING RESULTS MAY DIFFER FROM THOSE PRESENTED HERE.

     We were formed from various, separate previously owned subsidiaries of another company, Cellular Communications of Puerto Rico, Inc. ("CCPR"), as well as some other independent businesses, and have less than 1 year's worth of operating history as an independent public company. Accordingly, you should be aware that the financial statements included with this prospectus may not necessarily reflect the results of operations, financial condition and cash flows that would have been achieved had we been operating as an independent company during the periods presented.

     Our future results of operations will also depend upon a number of factors and events, including the following:


     - the level of demand for our various services, as well as the services being acquired from MegsINet, assuming completion of the transaction


     - the substantial competition we encounter in all of our businesses

     - future unforeseen changes in the regulations that govern our businesses; and

     - the ongoing costs associated with our transition to an independent public company

OUR LIQUIDITY AND CAPITAL RESOURCES ARE LIMITED AND WE WILL NEED TO RAISE MORE MONEY IN THE FUTURE TO DEVELOP AND EXPAND OUR EXISTING BUSINESSES.

     We will require significant capital resources to develop and expand our existing businesses and licenses, acquire or develop additional telecommunications-related business, and fund near term operating losses. Thus far, we have paid for our near term capital expenses, operating losses and working capital requirements with a $150,000,000 capital contribution in cash which we received from CCPR prior to our being spun-off last September. Longer term, it is likely that we will need to raise additional money to fully implement our goals.


     Our existing businesses that resell services provided by larger, facilities-based companies, will require additional money to acquire new customers and to finance the spending required to support these new customers. These businesses will also require additional billing, customer service and other back-office expenditures. Our planned Smart LEC network, described on pages 50 through 51, will also require large amounts of capital to build and maintain, which will include building through acquisitions.


     We are not certain of the amount of the development costs of our LMDS services. We anticipate, however, that the costs will be several times the $25 million paid for the LMDS licenses, which we purchased through a government auction last year. We are uncertain about these costs because LMDS is a new technology, and there have not yet been enough companies creating LMDS networks for there to be a standard for costs of equipment, such as transmitters needed to broadcast television signals to homes and receivers placed in the home to receive the broadcasts.

WE FACE HEAVY COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY FOR ALL OF THE SERVICES WE CURRENTLY PROVIDE AND THOSE WE INTEND TO PROVIDE IN THE FUTURE.

     The telecommunications industry and all of its segments are highly competitive. Our CLEC business, which is in the development stage, will operate in this highly competitive environment. We expect that competition will continue to intensify in the future due to the increase in the size, resources and number of market participants. In each of its markets, we face competition from larger, better capitalized incumbent local exchange carriers ("ILEC"), including:
Ameritech, Bell Atlantic and GTE.

     We also face competition or prospective competition from one or more CLECs, many of which have significantly greater financial resources. For example, AT&T, MCI WorldCom and Sprint, among other carriers, have begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the ILECs or other providers' services. In fact, certain competitors, including AT&T, MCI WorldCom and Sprint, have entered into interconnection agreements with Ameritech to provide local exchange service in Michigan and Ohio, where we currently operate.

     In addition to these long distance carriers, entities that currently offer or are potentially capable of offering switched services include:

     - other CLECs

     - cable television companies

     - electric utilities

     - other long distance carriers

     - microwave carriers

     - wireless telephone system operators

     - large customers who build private networks

     Many facilities-based CLECs and long distance carriers, for example, have committed substantial resources to building their networks or to purchasing CLECs or IXCs with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs, including Regional Bell Operating Companies ("RBOCs"), a facilities-based provider can offer single source local and long distance services similar to those offered by CoreComm. Such additional alternatives may provide such competitors with greater flexibility and a lower cost structure than ours. In addition, some of these CLECs and other facilities-based providers of local exchange service are acquiring or being acquired by IXCs. Any of these combined entities may have resources far greater than those of CoreComm. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered or planned to be offered by CoreComm.

     Our planned LMDS Business will compete with franchised cable television systems and also may face competition from several other sources such as:

     - Multichannel Multipoint Distribution Systems

     - Satellite Master Antenna Television Systems

     - Direct Broadcast Satellite ("DBS") and other television receive-only satellite dishes

     - video service from telephone companies

     Moreover, the Telecommunications Act relaxed the regulatory barriers to entry by ILECs into the provision of video programming in their local telephone service areas, and it substantially reduces current and future regulatory burdens on franchised cable television systems, thus potentially resulting in significant additional competition from local telephone companies and franchised cable television systems.

     Pay television operators face competition from other sources of entertainment, such as movie theaters and computer on-line (including Internet) services. Further, premium movie services offered by cable television systems have encountered significant competition from the home video industry. In areas where several off-air television broadcasts can be received without the benefit of cable television, cable television systems have experienced competition from such broadcasters.

     We also face strong competition in our other businesses, including from other IXCs (facilities-based carriers, including AT&T, MCI Worldcom and Sprint, as well as resellers), other paging carriers (operating in the same local markets, regionally or nationally), other providers of Centrex Service and multiline business telecommunications equipment (including private branch exchanges ("PBX")), and other cellular and personal communications service ("PCS") carriers.

     Some of the present competitors and potential future competitors of CoreComm may have greater financial, technical, marketing or personnel resources than CoreComm. The competitive environment could have a variety of adverse effects on CoreComm. For example, it could:

     - require price reductions in the fees for services and require increased spending on marketing, network capacity and product development

     - negatively impact CoreComm's ability to generate greater revenues and profits from sources other than our core local telephone, cellular and Internet service businesses

     - limit CoreComm's ability to develop new products and services

     - limit CoreComm's ability to continue to grow its subscriber base

     - result in attrition in CoreComm's subscriber base

     Any of the foregoing events could have an adverse impact on revenues or result in an increase in costs as a percentage of revenues, either of which could have a material adverse effect on CoreComm's business, financial condition and operating results.

OUR PLANNED LMDS SYSTEM INVOLVES NEW AND LARGELY UNTESTED TECHNOLOGY, SO THERE IS A RISK THAT UNANTICIPATED TECHNICAL PROBLEMS WILL CAUSE THIS BUSINESS TO LOSE MONEY FOR US.

     Our planned LMDS broadband wireless telecommunications system uses new technology with a limited operating history whose system architecture remains subject to further development and refinement. In the past, other companies using LMDS have experienced technical difficulties, some of which have affected subscriber acceptance of their systems. Additional technical issues may arise in the course of system deployment that could adversely affect reception quality and our ability to cover different service areas. In addition, we believe that a significant percentage of the households in our LMDS markets will be located in "shadowed" areas capable of receiving the transmitted signal only with the assistance of small, low cost "repeaters," which we may deploy. We would only deploy repeaters where their deployment is economically justifiable. Two-Way Services that we may launch will require the development and mass production of special equipment. We cannot be sure that the equipment needed for two-way services will become commercially available at an acceptable cost. You should also be aware that our ability to support high service volumes will be limited to the technology involved in LMDS, including limited available bandwidth.

ALTHOUGH WE HAVE A LICENSE TO USE THE CELLULAR-ONE(R) BRAND NAME FOR OUR CELLULAR SERVICES, THERE IS A POSSIBILITY WE MAY LOSE OUR RIGHT TO USE THAT BRAND NAME IN THE FUTURE.

     We have a license for the use of the service mark and trademark CELLULAR ONE(R) in Ohio and Michigan. Cellular One(R) is also licensed to many of the non-wireline cellular systems in the United States. In 1997, the owners of the Cellular One(R) mark entered into a new agreement with our predecessor, with an effective thirteen-year term. Under the Cellular One(R) Agreement, we must maintain service quality standards and pay licensing and other fees for the use of the service mark. We believe that the use of the nationally recognized Cellular One(R) brand name assists in attracting and retaining customers in our markets. If we lost our right to use the Cellular One(R) mark and had to adopt a new brand name, we could encounter significant challenges in marketing our services under the new brand name. We would have to make large advertising and promotional expenditures to position a new brand name in our regional and local markets. We cannot predict the extent of expenditures that would be necessary to implement a new brand. We also cannot predict with certainty the extent to which the substitution of a new brand name may adversely affect our retention and acquisition of customers, our access to distribution channels or our financial performance.

     Although we anticipate that we will continue to have use of the CellularOne(R) mark, there is no guarantee that it will remain available after the expiration of our existing agreement. Moreover, it is possible that we will cease to meet the service quality standards required to maintain use of the mark.

WE ARE DEPENDENT ON RELATIONSHIPS WITH FACILITIES-BASED PROVIDERS OF TELECOMMUNICATIONS SERVICES BECAUSE WE PRESENTLY DO NOT OWN OUR OWN FACILITIES, AND THUS WE RUN THE RISK OF ADVERSE FUTURE CHANGES IN THE TERMS ON WHICH WE OBTAIN THEIR SERVICES FOR RESALE.


     Although we are building our own "Smart LEC" network, which is described at pages 50 through 51, we currently do not own any part of a local exchange network or a long distance network which are the types of facilities needed to operate our telephone services. As a result, we depend entirely on facilities-based carriers for our various resale-based services, and we have entered into resale agreements with various carriers. Although we believe that our relationships with these carriers are good, the termination of any of our contracts with our carriers or a reduction in the quality or increase in cost of their services could have a material adverse effect on our financial condition and results of operations. In addition, the accurate and prompt billing of our customers is dependent upon the timeliness and accuracy of call detail records provided by the carriers whose services we resell. We cannot be sure that our current carriers will continue to provide, or that new carriers will provide, accurate information on a timely basis. A carrier's failure to do so could have a material adverse effect on our financial condition and results of operations.


     In addition the following conditions of the facilities-based carriers could cause interruption in service and/or reduced capacity for our customers:

     - physical damage

     - power loss

     - software defects (including the inability to update their systems to be Year 2000 compliant)


In the event that our long distance carriers are unable to handle the growth in customer usage, we could transfer traffic to a carrier that had sufficient capacity, but we cannot be sure that additional capacity will be available. If any of the local exchange carriers is unable to handle the growth in customer usage, then we would be required to use another local carrier, which could be difficult in light of the limited number of local carriers with their own facilities. In the event we otherwise elect to use other carriers, the charges for services may exceed those under the existing contracts, which could have a material adverse effect on our financial condition and results of operations. See the section entitled "Business of CoreComm" beginning on page 49.

CUSTOMERS MAY NOT ACCEPT OUR PLANNED SERVICES.

     The success of our business strategy will depend upon consumer acceptance of our planned offerings, most of which are in their early stages of deployment or are only in the planning stage. Subscriber acceptance could be hurt by customer loyalty to more established competitors and unfamiliarity with CoreComm. In addition, we cannot be sure that technical problems will not impede or delay subscriber acceptance of our services.

WE DEPEND ON THE SERVICES OF A SMALL NUMBER OF KEY MANAGEMENT PEOPLE WHO HAVE YEARS OF EXPERIENCE AND SUCCESS IN THE CELLULAR COMMUNICATIONS INDUSTRY.

     We believe that our success depends to a significant extent upon the abilities and continued efforts of our senior management. Our management team has a proven back record of success with many companies including:

     - Cellular Communications, Inc.

     - Cellular Communications of Puerto Rico, Inc. (formerly CoreComm Incorporated)

     - Cellular Communications International, Inc.

     - NTL Incorporated

The loss of the services of any of these people could have a negative effect upon our results of operations and financial condition. You should be aware that the members of senior management are all officers and/or directors of other companies and that none of these individuals have entered into employment agreements with us.

OUR OFFICERS AND DIRECTORS FACE POTENTIAL CONFLICTS OF INTEREST BECAUSE THEY ARE OFFICERS AND DIRECTORS OF OTHER COMPANIES IN OUR INDUSTRY, WHICH COULD IMPEDE THEIR ABILITY TO MAKE DECISIONS FOR US.

     Certain of our officers and directors are also officers and directors of NTL Incorporated and Cellular Communications of Puerto Rico, Inc., which have historical ties to us. From time to time, opportunities may arise that would be pursued by one or more of these companies and CoreComm at the same time. Because all of our directors are directors of one or both of these other companies, decisions about these opportunities may result in a conflict of interest. In those instances, our board of directors will seek to act, with the advice of our counsel, in a manner consistent with each director's duties to us and our shareholders under the law.

GOVERNMENT REGULATION.

     We are subject to extensive regulation by the FCC and by the public utility commissions of various states. Changes in statutes, regulations or judicial interpretations could have material adverse effects on our operations.

WE ARE A BERMUDA COMPANY AND ARE THUS SUBJECT TO THE LAWS OF A FOREIGN COUNTRY THAT DIFFER FROM THE LAWS OF MOST U.S. STATES.

     Our corporate affairs are governed by our memorandum of association and by-laws and by the laws governing corporations incorporated in Bermuda. The rights of our shareholders and the responsibilities of members of CoreComm's board of directors under Bermuda law are different from those applicable to a corporation incorporated in the United States. For a description of significant differences between Bermuda and U.S. law, see the section entitled "Comparison of Rights of Holders of MegsINet Common Stock and Corecomm Common Stock," at page 73.

                  RISK FACTORS RELATING TO MEGSINET'S BUSINESS
                          AND CORECOMM'S ISP BUSINESS.

THE INTERNET BUSINESS IS HIGHLY COMPETITIVE AND MAY BE UNSUCCESSFUL AGAINST BIGGER, MORE ESTABLISHED PLAYERS.

     The Internet services market is extremely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing and other resources than either MegsINet or CoreComm has in the area of Internet services. We compete directly or indirectly with the following categories of companies:

     - established online services, such as America Online, the Microsoft Network and Prodigy

     - local, regional and national ISPs, such as MindSpring, Rocky Mountain Internet and Internet America

     - national telecommunications companies, such at AT&T and GTE

     - regional Bell operating companies, such as BellSouth and SBC
       Communications

     - online cable services, such as At Home and Roadrunner.

     This competition is likely to increase. We believe this will probably happen as large diversified telecommunications and media companies acquire ISPs and as ISPs consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage, although in the future CoreComm plans to offer bundled services as well. In addition, competitors may charge less than we do for Internet services, causing us to reduce (or preventing us from raising) fees. As a result, our businesses may suffer.

BECAUSE OF THE FAST PACE OF TECHNOLOGICAL CHANGE IN THE INTERNET INDUSTRY, THERE IS A RISK THAT WE WILL FALL BEHIND IN KEEPING UP WITH CHANGE, WHICH COULD HARM OUR ABILITY TO COMPETE IN THE ISP BUSINESS.

     The Internet services market is characterized by rapidly changing technology, evolving industry standards, changes in member needs and frequent new service and product introductions. Our future success depends, in part, on our ability to use leading technologies effectively, to develop our technical expertise, to enhance our existing services and to develop new services that meet changing member needs on a timely and cost-effective basis. In particular, we must provide subscribers with the appropriate products, services and guidance to best take advantage of the rapidly evolving Internet. Our failure to respond in a timely and effective manner to new and evolving technologies (such as those offering greater bandwidth services, among others) could have a negative impact on our business and financial results.

     Our business may also be affected by problems caused by computer viruses, security breaches and other inappropriate uses of our network (e.g., email "spamming"). Alleviating these problems may cause interruptions, delays or cessation in service to our members, which could cause them to terminate their membership or assert claims against us.

THE ISP BUSINESS DEPENDS ON CONTINUED GROWTH OF THE INTERNET AS A MEDIUM OF COMMUNICATION AND COMMERCE.

     Our future success in the ISP business substantially depends on continued growth in the use of the Internet. Although we believe that Internet usage and popularity will continue to grow as it has in the past, we cannot be certain that this growth will continue or that it will continue in its present form. If Internet usage declines or evolves away from our business, our growth in this case will slow or stop and our financial results may suffer.

MEGSINET'S INTERNET SERVICE BUSINESS IS DEPENDENT UPON ITS INTERNAL AND LEASED NETWORK.

     Our success depends, in part, on the capacity, reliability and security of MegsINet's network infrastructure. Network capacity constraints may occur in the future, both at the level of particular dial-up points of presence, or POPs (affecting only members attempting to use that particular POP), and in connection with system-wide services (such as email and news services, which can affect all members). These capacity constraints would result in slowdowns, delays or inaccessibility when members try to use a particular service. Poor network performance could cause members to terminate their membership with us. To reduce the probability of such problems, we will be required to expand and improve our infrastructure. Such expansion and improvement could be very costly and time consuming.

     We must also protect our infrastructure against fire, power loss, telecommunications failure, computer viruses, security breaches and similar events. We do not currently maintain a redundant or backup network operations center. A natural disaster or other unanticipated problem at our headquarters and sole network operations center in Chicago, Illinois, at POPs through which members connect to the Internet, in the networks of telecommunications carriers we use, or in the Internet backbone in general could cause interruptions in our services.

WE ARE DEPENDENT ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS.

     We rely on telecommunications carriers to transmit our Internet traffic over local and long distance networks. These networks may experience disruptions that are not easily remedied. In addition, we depend on certain suppliers of hardware and software. If our suppliers fail to provide us with network services, equipment or software in the quantities, at the quality levels or at the times we require, or if we cannot develop alternative sources of supply, it will be difficult, if not impossible, for us to provide our services.

ANY DECLINE IN MEGSINET'S MEMBER RETENTION LEVELS OF ITS INTERNET SERVICES MAY ADVERSELY AFFECT US.

     Our new member acquisition costs are substantial relative to the monthly fees we charge. Accordingly, our long-term success largely depends on our retention of existing members. While we continue to invest significant resources in our infrastructure and technical and member support capabilities, it is relatively easy for Internet users to switch to competing providers. Any significant loss of members will substantially decrease our revenue and cause our business to suffer.

OUR INTERNET SERVICES BUSINESS MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION.

     We provide Internet services through data transmissions over public telephone lines and cable television networks. These transmissions are subject to regulation of the Federal

Communications Commission and state public utility commissions. These regulations affect the prices we pay for transmission services, the competition we face from telecommunications services and other aspects of our market. As an Internet access provider, we are not subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, we could become subject to FCC or other regulatory agency regulation, especially as Internet services and telecommunications services converge. Changes in the regulatory environment could decrease our revenues, increase our costs and affect our service offerings.

     There have been various regulations and court cases relating to liability of ISPs and other on-line service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency, obscenity, defamation and fraud. The United States Supreme Court declared the Communications Decency Act of 1996 to be unconstitutional as it applies to the transmission of indecent on-line communications to minors, and a lower court declared the 1998 Federal Child Online Protection Act to be unconstitutional. Other federal and state statutes continue to prohibit the on-line distribution of obscene materials. The law in this area is unsettled and there may be new legislation and court decisions that expose ISPs such as MegsINet to liabilities or affect their services.

     Additional laws and regulations may be adopted with respect to the Internet, covering issues such as Universal Service Fund support payments, content, user privacy, pricing, libel, obscene material, indecency, gambling, intellectual property protection and infringement and technology export and other controls. Other federal Internet-related legislation has been introduced which may limit commerce and discourse on the Internet. The FCC recently ruled that ISPs are enhanced service providers, calls to ISPs are jurisdictionally interstate, and ISPs should not pay access charges applicable to telecommunications carriers. The FCC is examining inter-carrier compensation for calls to ISPs, which could affect ISPs' costs.

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on CoreComm's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the above discussion of risks and uncertainties.

                  THE SPECIAL MEETING OF MEGSINET SHAREHOLDERS

PROXY STATEMENT-PROSPECTUS

     This proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by MegsINet's board of directors in connection with our proposed merger.


     This proxy statement-prospectus is first being furnished to shareholders of MegsINet on or about May 4, 1999.


DATE, TIME AND PLACE OF THE SPECIAL MEETING


     The special meeting of shareholders of MegsINet will take place at MegsINet's St. Louis office at 906 Kirkwood Road, Suite 100, Kirkwood, Missouri and will be scheduled as follows: 10:00 a.m. Central Time on May 26, 1999.


PURPOSE OF THE SPECIAL MEETING


     The special meeting is being held so that shareholders of MegsINet may consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 17, 1999, as amended on May 3, 1999, by and among CoreComm, CoreComm Acquisition Sub, Inc. ("Sub"), a newly-formed and wholly-owned subsidiary of CoreComm, and MegsINet. The shareholders may also transact other business that properly comes before the special meeting or any adjournment. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.



     If the shareholders of MegsINet adopt the merger agreement, MegsINet will merge with Sub and MegsINet will survive the merger as a wholly-owned subsidiary of CoreComm. You may elect to receive 0.21 of a share of CoreComm common stock for each share of MegsINet common stock you hold, or you may elect to receive $2.50 for each share of MegsINet common stock you own, or you may elect a combination of cash and CoreComm's common stock. No matter which election you choose, a small portion of your shares will be used to cover your pro-rata share of the transaction expense, as described on page 33. Also, the amount of cash and stock you actually receive may differ from what you elect depending on how much cash and stock other MegsINet shareholders elect because CoreComm has agreed to pay a fixed amount of cash and stock for all of MegsINet's shares. Thus, if enough of MegsINet's shareholders collectively elect to exchange their shares for more than the fixed amount of cash, then each shareholder's allocation of cash will be proportionately reduced so that the total paid is equal to the maximum cash amount, which is approximately $16.75 million. Similarly, the same will be done if enough of MegsINet's shareholders collectively elect more than the fixed amount of CoreComm stock which is 1,407,066 shares, in which case each shareholders' allocation of stock will be proportionately reduced.


SHAREHOLDER RECORD DATE FOR THE SPECIAL MEETING


     MegsINet's board of directors has fixed the close of business on April 25, 1999, as the record date for determination of MegsINet shareholders entitled to notice of and entitled to vote at the special meeting. On the record date, there were:


     10,200,632 shares of MegsINet common stock outstanding;

     1,200 shares of 1998A Series Preferred Stock outstanding; and

     2,000,000 shares of 1999A Series Preferred Stock outstanding held by approximately 93 holders of record.

VOTE OF MEGSINET SHAREHOLDERS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT


     A majority of the outstanding shares of MegsINet common stock, 60% of the outstanding shares of 1998A Series Preferred Stock and a majority of the outstanding shares of 1999A Series Preferred Stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least:


     (A) a majority of MegsINet's common stock (including the holders of 1999A Series Preferred Stock, which are entitled to vote as if their stock were converted into common stock) and

     (B) 60% of MegsINet's 1998A Series Preferred Stock

outstanding and entitled to vote at the special meeting is required to adopt the merger agreement. You are entitled to one vote for each share of MegsINet common stock or preferred stock held by you on the record date on each proposal to be presented to shareholders at the special meeting.

     The MegsINet shareholders who are parties to irrevocable proxies with CoreComm or who have otherwise agreed to vote their shares of MegsINet common stock in favor of the adoption of the merger agreement held approximately 6,108,091 shares of MegsINet common stock (or preferred equivalents) which represents approximately 51% of all outstanding shares of MegsINet common stock entitled to vote at the special meeting as of March 22, 1999. In addition, the 1998A Series Preferred Shareholders are party to an agreement that assures that they vote in favor of the merger. Accordingly, the affirmative vote required to adopt the merger agreement has effectively been obtained.

     As of March 22, 1999, directors and executive officers of MegsINet beneficially owned approximately 2,560,260 shares of MegsINet common stock entitled to vote at the special meeting which represented approximately 25.1% of all outstanding shares of MegsINet common stock.

PROXIES

     All shares of MegsINet common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR adoption of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

     If a properly executed proxy is returned and the shareholder has abstained from voting on adoption of the merger agreement, the MegsINet common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement. Abstentions and failures to vote will have the same effect as a vote against adoption of the merger agreement.

     MegsINet does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

     You may revoke your proxy at any time before it is voted by:

     - notifying in writing the Secretary of MegsINet at 225 West Ohio Street, Suite 400, Chicago, Illinois 60610.

     - granting a subsequent proxy

     - appearing in person and voting at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy


     CoreComm will pay the expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. MegsINet has retained D.F. King & Co., Inc. at an estimated cost of $4,000 plus reimbursement of expenses, to assist in the solicitation of proxies.


     You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for MegsINet common stock will be mailed to you as soon as practicable after completion of the merger.

                                   THE MERGER

     This section of the proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement and the irrevocable proxies. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     In February 1998, Albert Schneider of Schneider & Associates, a consultant for CoreComm, met with Mitchell Marks, a consultant for MegsINet, where Mr. Schneider discussed CoreComm's interest in investing or perhaps acquiring MegsINet.

     On August 13, 1998, further discussions were had between Mr. Schneider and Mr. Marks regarding a potential investment or an acquisition. Mr. Schneider learned that MegsINet was preparing to raise funds from outside investors.

     On October 4, 1998, Mr. Schneider visited MegsINet's Chicago office and met with Michael Henry, Chief Executive Officer of MegsINet, to discuss a possible acquisition of MegsINet by CoreComm. Several weeks later, Mr. Schneider met with Brian Clark, Chief Financial Officer of MegsINet, and Scott Widham, Executive Vice President of MegsINet, to discuss the business of MegsINet.

     In the middle of November 1998, Patty Flynt, Senior Vice President and Chief Operating Officer of CoreComm, R.J. Walker, a CoreComm engineer, Hamid Heidary, Vice President, Director of Networks at CoreComm, and Mr. Schneider met with Mr. Henry and Mr. Widham in Chicago for a tour of MegsINet's facilities.

     In late November 1998, Brian Clark and Scott Widham met with Gerald Poch, Martin Hale, Jr. and Jeffrey Seldon, all principals of Pequot Private Equity Fund, LP, in their New York office to discuss the possibility of Pequot making a minority investment in MegsINet.

     In early December 1998, Mr. Schneider met with Mr. Henry, Mr. Widham and Mr. Clark to discuss how to value the potential transaction with CoreComm and the operational results of MegsINet.

     In late December 1998, a term sheet was sent by CoreComm to Mr. Henry outlining the terms of a proposed acquisition of a majority interest in MegsINet. Discussions continued by telephone among Mr. Schneider, Mr. Clark and Mr. Widham.

     On December 31, 1998, a meeting was held in Princeton, New Jersey attended by J. Barclay Knapp, Chief Executive Officer of CoreComm, Michael Peterson, Director of Corporate Development for CoreComm, Mr. Schneider, Mr. Clark and Mr. Widham to discuss the potential transaction.

     On January 8, 1999, another meeting was held in Chicago with Mr. Henry, Mr. Clark and Mr. Widham, from MegsINet, and Mr. Knapp and Ms. Flynt on behalf of CoreComm. A revised transaction to purchase a majority interest in MegsINet was discussed and tentatively agreed to with the understanding that a term sheet would be prepared and follow.

     Throughout January 1999, different proposals, for either a merger or the acquisition of a majority interest were discussed. Then on January 10, 1999, MegsINet signed a letter of intent with Pequot whereby Pequot would make a minority investment in MegsINet. That letter of intent prohibited MegsINet from discussing a merger proposal with any other party, including CoreComm.

     On January 12, 1999, Mr. Knapp and Mr. Schneider met with Gerald Poch, a principal of Pequot, to discuss potential investments and transactions involving MegsINet and CoreComm. Pequot agreed to allow CoreComm to continue merger talks with MegsINet.

     On January 26, 1999, CoreComm, represented by its legal counsel, Skadden, Arps, Slate, Meagher & Flom, LLP, and MegsINet, represented by its legal counsel, Gallop, Johnson & Neuman, L.C., entered into a letter of intent to merge.

     Following execution of that letter of intent, during the week of February 1 through February 5, 1999, representatives of CoreComm and MegsINet met in Chicago and St. Louis to conduct due diligence.

     On February 12, 1999, CoreComm held a board of directors meeting at which meeting senior management of CoreComm discussed the proposed merger and the proposed principal terms and conditions of the transaction. After extensive discussion regarding the merger proposal, the CoreComm board of directors unanimously determined that the merger, upon the terms in the merger agreement, is fair to and in the best interests of CoreComm's shareholders and adopted the merger agreement.

     On February 16, 1999, MegsINet held a board of directors meeting to discuss the proposed merger and the proposed principal terms of and conditions of the transactions. The board also discussed in detail its fiduciary duties and responsibilities to its shareholders. After extensive discussion regarding the merger proposal, the MegsINet board of directors unanimously determined that the merger, upon the terms in the merger agreement, is fair to and in the best interests of MegsINet shareholders, adopted the merger agreement and recommended that its shareholders vote in favor of the merger.

     On February 17, 1999, the parties negotiated the final changes in the definitive merger agreement, and on that day, the merger agreement and the related documents were executed.

     On February 18, 1999, CoreComm publicly announced the signing of the merger agreement.


     In late April 1999, the parties discussed the effect of CoreComm having been spun off from Cellular Communications of Puerto Rico, Inc. in September 1998 and CoreComm's Bermuda domicile on the tax characterization of the transaction. As a result, the parties amended the merger agreement with respect to certain aspects of the structure, terms and conditions of the merger.


JOINT REASONS FOR THE MERGER

     CoreComm's and MegsINet's boards of directors have determined that the combined company following the merger would have the potential to realize long-term improved operating and financial results and a stronger competitive position. CoreComm's and MegsINet's boards of directors have identified additional potential mutual benefits of the merger that they believe will contribute to the success of the combined company. These potential benefits include the following:

     - the combined company will have an enhanced ability to sell Internet and telecommunications services

     - the combined company will have an enhanced infrastructure, including the combination of MegsINet's network and CoreComm's network

     - adding MegsINet to CoreComm will expand the range of CoreComm products and services by adding world-class technology and an experienced development team that has demonstrated its ability to innovate rapidly

     - the combined company will be able to offer services to a larger combined base of users

     - combining CoreComm and MegsINet may improve network efficiency through increased scale

MEGSINET'S REASONS FOR THE MERGER

     In addition to the anticipated potential joint benefits described above, MegsINet's board of directors believes that the merger will be beneficial to MegsINet and its shareholders for the following reasons:

     - The merger would result in a larger, more diversified company, better able to compete effectively in a rapidly changing and increasingly competitive industry


     - The premium to be paid to MegsINet shareholders


     - The opportunity for liquidity for holders of MegsINet shares, whether such holder receives cash or CoreComm shares, which will be listed and traded on the Nasdaq National Market

     - The prospects for positive long-term performance of the CoreComm shares, balanced with a more active trading market

     - The conclusion of MegsINet's board of directors that the merger consideration was fair, from a financial point of view, to the MegsINet shareholders

     - The MegsINet board's assessment of MegsINet's strategic alternatives to the merger, including remaining an independent company

     In the course of its deliberations, the MegsINet board reviewed with MegsINet management and outside advisors a number of additional factors relevant to the merger, including:

     - MegsINet's business, financial condition, results of operations and prospects

     - MegsINet management's view as to the financial condition, results of operations and businesses of CoreComm and MegsINet before and after giving effect to the merger based on management's due diligence review and review of publicly available information

     - market conditions and historical market prices, volatility and trading information with respect to CoreComm common stock

     - the impact of the merger on MegsINet's customers and employees

     - MegsINet's evaluation of other potential strategic relationships

     MegsINet's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk that the potential benefits sought in the merger might not be fully realized, including, the possibility that CoreComm's stock might lose value after the merger

     - the possibility that the merger might not be completed and the effect the failure to complete the merger would have on MegsINet's business, including the termination fee

     - the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company

     - the difficulty of managing separate operations at different geographic locations

     - the other risks described under "Risk Factors" on page 14 of this proxy statement-prospectus

     MegsINet's board of directors believed that these risks were outweighed by the potential benefits of the merger.

     The foregoing discussion is not exhaustive of all factors considered by MegsINet's board of directors. Each member of MegsINet's board may have considered different factors, and MegsINet's board evaluated these factors as a whole and did not quantify or otherwise assign relative weights to factors considered.

RECOMMENDATION OF MEGSINET'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTERESTS AND DECLARED THE MERGER ADVISABLE. MEGSINET'S BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS YOUR ADOPTION OF THE MERGER AGREEMENT.

     In considering the recommendation of the MegsINet board of directors with respect to the merger agreement, you should be aware that certain directors and officers of MegsINet have certain interests in the merger that are different from, or are in addition to the interests of MegsINet shareholders generally.

INTERESTS OF CERTAIN MEGSINET DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER

     When considering the MegsINet board's recommendation that you vote in favor of the merger, you should be aware that certain executive officers of MegsINet, including some officers who are also directors, have certain interests in the merger that are different from, or in addition to, yours.

     In particular, certain executive officers or directors hold shares and stock options of MegsINet, and will be entitled to receive shares of CoreComm or cash in the same manner as all other shareholders or stock option holders of MegsINet. Additionally, Michael Henry, Brian Clark and Scott Widham have employment agreements with MegsINet that CoreComm will honor following the merger. Currently each agreement contains a "change of control" provision that could give Messrs. Henry, Clark and Widham certain benefits as a result of the merger. However, prior to the merger, the agreements will be amended to remove these "change of control" provisions. Also prior to the merger, their employment agreements will be amended to include customary non-competition and non-solicitation clauses.

     As of March 18, 1999, directors and executive officers of MegsINet beneficially owned approximately 2,560,260 shares of MegsINet's common stock entitled to vote at the special meeting, which is approximately 25.1% of the outstanding shares of MegsINet common stock. Messrs. Henry, Clark and Widham have all signed an irrevocable proxy that gives CoreComm the right to vote their shares. See the section entitled "Vote of MegsINet Shareholders Required for Adoption of the Merger Agreement" on page 26 for more information on these proxies.

COMPLETION AND EFFECTIVENESS OF THE MERGER


     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the shareholders of MegsINet. The merger will become effective upon the filing of a certificate of merger with the state of Illinois.


     We are working towards completing the merger as quickly as possible. We hope to complete the merger during the early summer of 1999.

STRUCTURE OF THE MERGER AND CONVERSION OF MEGSINET COMMON STOCK


     In accordance with the merger agreement and Illinois and Delaware law, MegsINet will be merged with CoreComm Acquisition Sub, Inc., a newly-formed and wholly-owned subsidiary of CoreComm. As a result of the merger, the separate corporate existence of Sub will cease and MegsINet will survive the merger as a wholly-owned subsidiary of CoreComm.


     Upon completion of the merger, each outstanding share of (A) MegsINet common stock (B) 1998A Series Preferred Stock and (C) 1999A Series Preferred Stock, other than shares held by us and our subsidiaries, will be converted into the right, at your election, to receive 0.21 of a fully paid and nonassessable share of CoreComm common stock, or $2.50 in cash. Owners of 1998A Series Preferred Stock and 1999A Series Preferred Stock will be treated as if they had converted to MegsINet common stock immediately before the merger. You may elect a combination of cash and CoreComm's common stock to allocate to your shares. The allocation of either cash or CoreComm common stock to MegsINet's shareholders will be set forth on a schedule to be delivered to the exchange agent at or after the effective time of the merger, which will be prepared by MegsINet based on your elections. For shares of MegsINet to be converted into CoreComm common stock, the number of shares of CoreComm common stock to be issued for each share of MegsINet common stock is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the CoreComm shares you receive in the merger will not be known at the time you vote on the merger and may go up or down as the market price of CoreComm common stock goes up or down. MegsINet is not permitted to "walk away" from the merger or resolicit the vote of its shareholders based solely on changes in the value of CoreComm common stock.

     No certificate or scrip representing fractional shares of CoreComm common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of a fraction of a share of CoreComm common stock based upon the market price of CoreComm common stock.

     Elections. Along with this proxy statement-prospectus, each holder of record of shares of MegsINet common stock, 1998A Series Preferred Stock and 1999A Series Preferred Stock has been sent an election form, which permits the shareholder, subject to a minimum cash election as described below, to elect to receive either:

     (1) the stock consideration in exchange for each share of MegsINet stock held;

     (2) the cash consideration in exchange for each share of MegsINet stock; or

     (3) any combination thereof.

If a shareholder either:

     (1) does not submit a properly completed election form in a timely fashion; or

     (2) revokes its election form prior to the deadline for the submission of the election form,

     the shares of MegsINet stock held by such shareholder shall be designated "No Election Shares" and treated in accordance with the following section.

     Election Procedures. All elections will be required to be made on an election form. To make an effective election with respect to shares of MegsINet stock, you must complete properly and return the election form to MegsINet.

     You should make an election because shares as to which an election has been made will be given priority in allocating consideration over shares as to which an election is not received. Neither MegsINet nor the MegsINet Board makes any recommendation as to whether shareholders should elect to receive cash or stock in the merger. You must make your own decision with respect to such election.


     Minimum Cash Election. All of MegsINet's shareholders will share in MegsINet's expenses connected with the merger, including, accounting, legal and insurance expenses and a finder's fee ("Transaction Expenses"). We estimate that Transaction Expenses should not exceed $600,000, or approximately 4.50 cents per share. Upon the consummation of the merger, a sufficient number of your shares will automatically be exchanged for cash, as if you had made a cash election for those shares, to cover your pro rata share of the total Transaction Expenses. This amount will be withheld to pay these Transaction Expenses. With respect to the remainder of your shares, your elections will be honored in accordance with the following section. For example, if you own 1,000 shares of MegsINet common stock, you would owe $45.00 (1,000 X 4.50 cents = $45.00) which would be your pro rata share of the Transaction Expenses. Prior to your election, a minimum of 18 of your shares would be converted into cash at $2.50 a share to cover the $45.00 (18 X $2.50 = $45.00). You would then be free to make either election with respect to your remaining 982 shares.


     Allocation Procedures. If the aggregate cash consideration to be paid by CoreComm, which is $16,750,790 (the cash price CoreComm is paying for 50% of the MegsINet shares) is greater than $2.50 multiplied by the total number of shares for which cash has been elected ("Cash Election Shares") (the "Cash Election Amount"), then:

     (1) each Cash Election Share will be converted into the right to receive $2.50 in cash;

     (2) MegsINet will select, on a pro rata basis, first from among the holders of No Election Shares and then, if necessary, from among the holders of shares for which stock has been elected ("Stock Election Shares"), a sufficient number of shares ("Cash Designee Shares") such that the sum of the Cash Designee Shares and the Cash Election Shares multiplied by $2.50 equals as closely as practicable $16,750,790 (each Cash Designee Share will be converted into the right to receive $2.50 in cash); and

     (3) any Stock Election Shares and any No Election Shares, in each case, not so selected as Cash Designee Shares will be converted into the right to receive 0.21 shares of CoreComm common stock.


     If $16,750,790 is less than the Cash Election Amount, then:

     (1) all Stock Election Shares will be converted into the right to receive CoreComm common stock at the exchange ratio of 0.21;

     (2) MegsINet will select, on a pro rata basis first among the holders of No Election Shares and then, if necessary, from among the holders of Cash Election Shares, a sufficient number of shares ("Stock Designee Shares") such that the number of Stock Designee Shares multiplied by $2.50 equals as closely as practicable the difference between the Cash Election Amount and $16,750,790 (the Stock Designee Shares shall be converted into the right to receive CoreComm common stock at the exchange ratio); and

     (3) each Cash Election Shares and No Election Shares not so selected as Stock Designee Shares shall be converted into the right to receive $2.50 in cash.

     The pro rata selection process to be used by MegsINet will consist of an equitable pro ration process.

     Dissenting Shareholders. Any shares of MegsINet stock as to which appraisal rights have been asserted and not withdrawn will not be converted into the right to receive the merger consideration unless the holder fails to perfect, or effectively withdraws or loses, his or her right to dissent. If any dissenting holder fails to perfect or effectively withdraws or loses his or her right to dissent, 50% of that holder's shares will be allocated cash consideration and 50% will be allocated stock consideration, regardless of elections of other shareholders. It is a condition to the merger that there are no dissenting shareholders.

     Miscellaneous. If CoreComm effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction prior to the Effective Time, an appropriate adjustment to the consideration will be made.

     No fractional shares of CoreComm common stock will be issued in connection with the merger and cash will be paid in lieu thereof.

EXCHANGE OF MEGSINET STOCK CERTIFICATES FOR CORECOMM STOCK CERTIFICATES

     When the merger is completed, the exchange agent will mail to you an executed letter of transmittal and instructions for use in surrendering your MegsINet stock certificates in exchange for cash and/or CoreComm stock certificates. When you deliver your MegsINet stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your MegsINet stock certificates will be canceled and you will receive either CoreComm stock certificates representing the number of full shares of CoreComm common stock to which you are entitled under the merger agreement or cash or both. You will receive payment in cash, without interest, in lieu of any fractional shares of CoreComm common stock which would have been otherwise issuable to you as a result of the merger.

     YOU SHOULD NOT SUBMIT YOUR MEGSINET STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     You are not entitled to receive any dividends or other distributions on CoreComm common stock until the merger is completed and you have surrendered your MegsINet stock certificates in exchange for CoreComm stock certificates.

     If there is any dividend or other distribution on CoreComm common stock with a record date after the merger and a payment date prior to the date you surrender your MegsINet stock certificates in exchange for CoreComm stock certificates, you will receive it with respect to the whole shares of CoreComm common stock issued to you promptly after they are issued. If there is any dividend or other distribution on CoreComm common stock with a record date after the merger and a payment date after the date you surrender your MegsINet stock certificates in exchange for CoreComm stock certificates, you will receive it with respect to the whole shares of CoreComm common stock issued to you promptly after the payment date.

     CoreComm will only issue a CoreComm stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered MegsINet stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following are the material United States federal income tax consequences of the merger. The following discussion and the United States federal income tax opinion referred to below are based on and subject to the Internal Revenue Code of 1986, the regulations promulgated thereunder, existing administrative interpretations and court decisions and any related laws, all of which are subject to change, possibly with retroactive effect, and based on assumptions, limitations, representations and covenants, including those contained in certificates of officers of CoreComm and MegsINet expected to be executed as of the completion of the merger. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

     - shareholders who are not citizens or residents of the United States


     - financial institutions


     - tax-exempt organizations

     - insurance companies

     - dealers in securities

     - shareholders who acquired their shares of MegsINet common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation

     - shareholders who hold their shares of MegsINet common stock as part of a straddle or conversion transaction

     This discussion assumes you hold your shares of MegsINet common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.


     Neither of us intends to obtain a ruling from the IRS regarding the tax consequences of the merger with respect to CoreComm or shareholders of CoreComm or MegsINet.

     TAX IMPLICATIONS TO CORECOMM SHAREHOLDERS

     Current shareholders of CoreComm will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

     TAX IMPLICATIONS TO MEGSINET SHAREHOLDERS


  Earnings and Profits. The discussion below generally concludes that any gain or loss MegsINet shareholders recognize will be capital gain or loss. In part, this conclusion is based upon MegsINet's belief that it has no current or accumulated earnings or profits. YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR CONCERNING THE IMPACT EARNINGS AND PROFITS WOULD HAVE ON YOU.


     EXCHANGE OF MEGSINET COMMON STOCK SOLELY FOR CORECOMM COMMON STOCK IN THE MERGER


     You will recognize gain or loss for United States federal income tax purposes when you exchange your MegsINet common stock solely for CoreComm common stock pursuant to the merger. The aggregate tax basis of the whole number of CoreComm common stock you receive as a result of the merger will equal its fair market value. The holding period of the CoreComm common stock you receive as a result of the exchange will not include the period during which you held the MegsINet common stock you exchange in the merger and a new holding period will commence effective with the exchange. You will recognize gain or loss for United States federal income tax purposes equal to the difference between the fair market value of CoreComm stock and the amount of cash you receive, and the tax basis of your shares of MegsINet common stock disposed of in the merger. Any gain or loss you recognize upon the exchange of MegsINet common stock for CoreComm common stock (or upon the deemed sale of fractional shares) will be capital gain or loss. Such gain or loss will be a long-term capital gain or loss if your shares of MegsINet common stock have been held for more than one year at the time the merger is completed.


     EXCHANGE OF SOME MEGSINET COMMON STOCK FOR CASH AND EXCHANGE OF SOME MEGSINET COMMON STOCK FOR STOCK IN THE MERGER


     If you exchange some of your MegsINet common stock for cash and exchange some of your MegsINet common stock for CoreComm common stock in the merger, you will recognize gain or loss in an amount equal to the difference between the excess of the cash and fair market value of CoreComm common stock you receive over your tax basis in your MegsINet common stock disposed of in the merger. Any such gain generally will be capital gain, and will be long-term if you have held your MegsINet common stock for more than one year at the time of the merger.



     The aggregate tax basis of CoreComm common stock that you receive upon your exchange of MegsINet common stock for a combination of CoreComm common stock and cash pursuant to the merger will be the same as the fair market value of the shares of CoreComm stock received. The holding period of CoreComm Common stock will not include the holding period of your shares of MegsINet common stock surrendered therefor and a new holding period will commence effective with the exchange.


EXCHANGE OF ALL MEGSINET COMMON STOCK FOR CASH IN THE MERGER


     If you exchange all your MegsINet common stock for cash in the merger, you will recognize capital gain or loss equal to the difference between (a) the amount of cash you receive and (b) your tax basis in your MegsINet common stock disposed of in the merger. Any such capital gain or loss will be long term if you have held your MegsINet common stock for more than one year.


TAX IMPLICATIONS TO CORECOMM, MEGSINET AND SUB


     CoreComm, MegsINet and Sub will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

     THIS FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE MERGER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER


     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods end or expire. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period. The waiting period applicable to the merger was terminated by the Federal Trade Commission and the Anti-Trust Division of the Department of Justice on April 27, 1999.


     However, the Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge a merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

     Neither CoreComm nor MegsINet is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of Illinois and Bermuda.


RESTRICTIONS ON SALES OF SHARES OF CORECOMM



     With the exception of the limitations on transfer set forth in a shareholder agreement, covering the shares of CoreComm common stock, which each shareholder is required to sign prior to the completion of the merger, and except for shares of CoreComm common stock issued to any person who is deemed to be an "affiliate" of either of us at the time of the special meeting, the shares of CoreComm common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, and, will be freely transferable under the Securities Act. Each holder of MegsINet capital stock that receives

CoreComm common stock in the merger must sign a shareholders agreement restricting the sale of CoreComm common stock as follows: (i) the shareholder may not transfer any of the shareholder's CoreComm common stock in the 120 days following the closing; (ii) the shareholder may transfer up to 25% of the shareholder's CoreComm common stock from and after the 120th day following the closing; (iii) the shareholder may transfer up to 50% of the shareholder's CoreComm common stock from and after the earlier of (A) the 180th day following the closing or (B) December 31, 1999; (iv) the shareholder may transfer up to 75% of the shareholder's CoreComm common stock from and after the 240th day following the closing; and (v) the shareholder may transfer any or all of the shareholder's CoreComm common stock from and after the 365th day following the closing. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us, which may include some of our officers and directors, as well as our principal shareholders. Affiliates may not sell their shares of CoreComm common stock acquired in connection with the merger except pursuant to:


     - an effective registration statement under the Securities Act covering the resale of those shares

     - an exemption under paragraph (d) of Rule 145 under the Securities Act

     - any other applicable exemption under the Securities Act

CoreComm's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of CoreComm common stock to be received by our affiliates in the merger.

LISTING ON THE NASDAQ NATIONAL MARKET OF CORECOMM COMMON STOCK TO BE ISSUED IN THE MERGER

     CoreComm will use best efforts to cause the shares of CoreComm common stock to be issued in the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, before the completion of the merger.

DISSENTERS' AND APPRAISAL RIGHTS

     Under Illinois law, if you are a MegsINet shareholder and you comply with certain requirements of Illinois law, you are entitled to dissenters' rights in the merger. However, it is a condition of each of our obligations to consummate the merger that no MegsINet shareholder exercise dissenter's appraisal rights.

     You have the right to dissent to the approval of the merger pursuant to
Section 11.65 of the Illinois Act and the right to be paid the "fair value" of your shares in cash by complying with the procedures set forth in Section 11.70 of the Illinois Act. To qualify you must dissent with respect to all of the shares beneficially owned by you. You may assert dissenter's rights as to fewer than all the shares recorded in your name only if you dissent with respect to all shares beneficially owned by any one person and notify MegsINet in writing of the name and address of each person on whose behalf you assert dissenter's rights. If you partially dissent, your rights are determined as if the shares as to which dissent is made and the remaining shares were recorded in the names of different shareholders. If you are the beneficial owner of shares you may dissent only if the record owner consents in writing and you give that consent to MegsINet. A copy of Sections 11.65 and 11.70 of the Illinois Act is attached as Annex C and those sections are incorporated herein by reference. Set forth below is a summary of the procedures relating to the exercise of dissenters' rights. This summary does not purport to be a complete statement of the provisions of Sections 11.65 and 11.70 of the Illinois Act and is qualified in its entirety by reference to Annex C.

     To be entitled to a cash payment upon exercise of dissenters' rights, you must:

     1. before the vote at the MegsINet special meeting, deliver to MegsINet a written demand for payment for your shares if the merger is consummated; and

     2. not vote your shares in favor of the adoption of the merger agreement at the MegsINet special meeting.

     The written demand must be made in addition to, and separate from, any proxy or vote against the approval of the merger agreement; neither a proxy nor a vote against approval of the merger agreement constitutes a written demand.

     You should send the written demand in advance of the MegsINet special meeting by registered or certified mail, return receipt requested, to MegsINet, 225 West Ohio Street, Suite 400, Chicago, Illinois 60610. You may also deliver the written demand to MegsINet before or at the MegsINet special meeting, so long as it is delivered before the vote is taken on the proposal to approve the merger agreement. With respect to condition (2) above, you must either vote by proxy or in person against the merger agreement or abstain from voting. If you return a proxy but do not indicate your vote, you will be deemed to have voted for approval of the merger agreement and will not have satisfied condition (2) above.

     If you have satisfied conditions (1) and (2) above, then you will be entitled only to payment in cash of the fair value of your shares as provided in
Section 11.70 of the Illinois Act. If you withdraw the written demand to be paid the fair value of your shares, or if the merger is abandoned or terminated, or if a court determines that the holder of MegsINet common stock is not entitled to receive payment for your shares, or if you otherwise lose your dissenters' rights, then you will be reinstated to all of your rights as a holder of MegsINet common stock as of the filing of his or her written demand. If the merger is consummated, these rights would include the right to receive CoreComm common stock and any cash payment, if applicable, into which your shares of MegsINet common stock were converted pursuant to the merger agreement.

     Within 10 days after the Effective Time or 30 days after you comply with conditions (1) and (2) noted above or deliver to MegsINet your written demand for payment, whichever is later, CoreComm, as successor to MegsINet, will send to you:

     (a) a statement setting forth the opinion of MegsINet as to the estimated value of the shares of MegsINet common stock;

     (b) MegsINet's latest balance sheet as of the end of the fiscal year ending not earlier than 16 months before delivery of the statement, together with the statement of income for the year and the latest interim financial statements; and

     (c) a commitment to pay for the shares of the dissenting shareholder of MegsINet common stock at the estimated value upon transmittal to CoreComm of the certificate or certificates, or other evidence of ownership, with respect to the shares.

     If you do not agree with the opinion of CoreComm as to the estimated value of your shares of MegsINet common stock, you must, within 30 days of the delivery of CoreComm's statement of estimated value, notify CoreComm in writing of your estimate of value and demand payment of the difference between your estimate of value and the amount of the proposed payment by CoreComm.

     If, within 60 days from delivery of your notification of the estimate of value of the shares of MegsINet common stock, CoreComm and you have not agreed in writing upon the value of the shares, CoreComm has the right to either

     1. pay the difference in value demanded by the shareholder; or

     2. file a petition in the Circuit Court of Cook County, Illinois, requesting the court to determine the "fair value" of the shares of the MegsINet common stock.

     If CoreComm commences such a proceeding, it must make all dissenters, whether or not residents of Illinois, whose demands remain unsettled, parties to the proceeding as an action against their shares, and all parties must be served with a copy of the petition. Non-resident shareholders may be served by registered or certified mail or by publication as provided by law. The failure of CoreComm to commence an action pursuant to Section 11.70 of the Illinois Act will not limit or affect the right of dissenting shareholders to otherwise commence an action as permitted by law.

     Each dissenting holder of MegsINet common stock who is made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares of MegsINet common stock exceeds the amount committed to be paid by CoreComm. The judgment may include an allowance for interest, and, if the fair market value of the shares materially exceeds the amount which CoreComm offered to pay for the shares, the expenses of the proceeding, including the reasonable compensation and expenses of appraisers, may be assessed against CoreComm. On the other hand, if the fair value of the shares as determined by the court does not materially exceed the amount which CoreComm offered to pay for the shares, then the dissenting shareholder may be responsible for paying his or her own expenses of the proceeding.

THE MERGER AGREEMENT


     Please note that the italicized terms Material Adverse Effect and MegsINet Takeover Proposal used in this section are defined on pages 45 and 43 respectively.


     Our Representations and Warranties. We each made a number of representations and warranties in the merger agreement regarding aspects of our respective businesses, financial condition, structure and other facts pertinent to the merger.

     The representations given by MegsINet cover the following topics, among others, as they relate to MegsINet and its subsidiaries:

     - MegsINet's corporate organization and its qualification to do business

     - MegsINet's articles of incorporation and by-laws

     - MegsINet's capitalization

     - authorization of the merger agreement by MegsINet

     - regulatory approvals required to complete the merger

     - the effect of the merger on obligations of MegsINet and under applicable laws

     - MegsINet's financial statements

     - MegsINet's liabilities

     - the absence of changes in MegsINet's business since September 30, 1998 and material adverse effects since January 1, 1998

     - MegsINet's title to the properties it owns and leases

     - MegsINet's material contracts

     - MegsINet's insurance

     - the possession of and compliance with permits required to conduct MegsINet's business

     - MegsINet's compliance with applicable laws and litigation involving MegsINet

     - information supplied by MegsINet in this proxy statement-prospectus and the related registration statement filed by CoreComm

     - MegsINet's employee benefit plans

     - the absence of any liability under the Employee Retirement Income Security Act of 1974 or the threat of any work stoppage resulting from any labor dispute

     - MegsINet's taxes and required filings

     - year 2000 readiness

     - voting requirements for approval of the merger agreement

     - intellectual property used by MegsINet


     - identification of MegsINet's subscribers and fixed assets


     - the absence of MegsINet financial advisors other than Mitchell Marks and the estimate of legal expenses to be incurred

     - the voting proxies obtained by CoreComm including the shares to be issued to Pequot represent 50% of the shares of MegsINet common stock

     - the absence of certain contracts that would materially delay the transactions contemplated in the merger agreement or otherwise have a material adverse effect on MegsINet

     - the presence in escrow of the certificates of shares of MegsINet common stock that are subject to irrevocable proxies

     The representations given by CoreComm cover the following topics, among others, as they relate to CoreComm and its subsidiaries:

     - CoreComm's corporate organization and its qualification to do business

     - CoreComm's memorandum of association and by-laws

     - CoreComm's capitalization

     - authorization of the merger agreement by CoreComm and Sub

     - regulatory approvals required to complete the merger

     - the absence of financial advisors employed by CoreComm with respect to the merger other than Schneider & Company

     - CoreComm's filings and reports with the Securities and Exchange
       Commission

     - CoreComm's liabilities

     - changes in CoreComm's business since September 2, 1998

     - information supplied by CoreComm in this proxy statement-prospectus and the related registration statement filed by CoreComm

     - CoreComm's taxes and compliance with required filings


     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article III of the merger agreement entitled "Representations and Warranties."


     MegsINet's Conduct of Business Before Completion of the Merger. MegsINet agreed that until the completion of the merger or unless CoreComm consents in writing, MegsINet and its subsidiaries will operate their businesses in good faith consistent with past practice in order to achieve the following goals:

     - preserve intact their current business organizations

     - keep available the services of their current officers and employees

     - preserve their business relationships so that their goodwill and ongoing business dealings remain unimpaired

     MegsINet and its subsidiaries agreed that they would conduct their business in compliance with specific restrictions relating to the following:

     - the issuance, encumbrance and redemption of securities

     - the issuance of dividends or other distributions

     - the split, combination or reclassification of any capital stock except as regards MegsINet's convertible securities

     - the liquidation or restructuring of, or any merger involving, MegsINet

     - modification of MegsINet's articles of incorporation and by-laws

     - the incurrence of indebtedness

     - the acquisition of assets with a value greater than $20,000

     - the disposition of MegsINet's assets

     - the violation of any representations and warranties in the merger agreement

     - expansion of states in which businesses currently operate

     - employees and employee benefits

     - liens

     The agreements related to the conduct of MegsINet's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article IV of the merger agreement entitled "Covenants Relating to the Conduct of Business."

     No Other Negotiations Involving MegsINet. Until the merger is completed or the merger agreement is terminated, MegsINet has agreed not to solicit, initiate, knowingly encourage or otherwise facilitate any MegsINet Takeover Proposal. Additionally, MegsINet has agreed to provide CoreComm with detailed information about any MegsINet Takeover Proposal it receives. However, nothing prohibits MegsINet from entering into an agreement for the sale of the 1999A Series Preferred Stock to Pequot.

     A MegsINet Takeover Proposal is any inquiry, offer or proposal involving MegsINet and its subsidiaries other than the transactions contemplated by the merger agreement is a merger or other similar transaction, acquisition, or any tender offer that would result in a party other than CoreComm owning directly or indirectly 10% or more of any class of equity securities of MegsINet and its subsidiaries.

ACCESS TO INFORMATION; BEST EFFORTS

     MegsINet and CoreComm will afford each other reasonable access to all their respective properties, books, contracts, commitments, personnel and records. We agree not to use one another's non-public, confidential or proprietary information other than in connection with the merger agreement.

     MegsINet and CoreComm also agree to use their best efforts to obtain all consents, waivers, approvals, authorizations or orders and to make all filings required to complete the merger. We further agree to defend against legal proceedings challenging the merger agreement and to take all action necessary to ensure that no state takeover statute or similar statute or regulation becomes applicable to the merger.

COOPERATION

     CoreComm will have the right to install designated representatives at MegsINet's principal offices from time to time for the purpose of reviewing the conduct of the business of MegsINet. CoreComm representatives will be present and may not materially disrupt MegsINet's business. However, MegsINet will consult with these representatives on material decisions.

TREATMENT OF MEGSINET STOCK OPTIONS AND CERTAIN EMPLOYEE MATTERS

     Upon completion of the merger, each outstanding option to purchase MegsINet common stock will be converted, in accordance with its terms, into an option to purchase the number of shares of CoreComm common stock equal to 0.21, the exchange ratio, times the number of shares of MegsINet common stock which could have been obtained before the merger upon the exercise of each option, rounded down to the nearest whole share. The exercise price will be equal to the exercise price per share of MegsINet common stock subject to the option before conversion divided by 0.21, rounded down to the nearest whole cent.

     The other terms of each MegsINet option plan under which the options were issued will continue to apply after the merger. MegsINet will obtain all option holders' consents to the treatment of the MegsINet options contemplated in the merger agreement, including a waiver by all option holders of any option provision that would result in a lapse of restrictions or acceleration of vesting or exercisability. Upon completion of the merger, all MegsINet obligations under the employment agreements between MegsINet and Michael Henry, Brian L. Clark and Scott R. Widham will be amended or converted into a similar instrument of CoreComm, with adjustments to preserve their value. However, the titles and duties of these individuals may vary from those set forth in each of their respective agreements. In addition, within 14 days prior to the closing of the merger, MegsINet shareholders Michael Henry, Brian L. Clark and Scott R. Widham will enter into employment agreements with CoreComm containing customary "non-compete" and "no-solicitation" provisions, each with a duration of 5 years.

     CoreComm will use its best efforts to cause the CoreComm stock issuable upon conversion of the MegsINet options to be approved for quotation on the Nasdaq National Market.

     Conditions to Completion of the Merger. Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - CoreComm's registration statement on Form S-4 must be effective

     - no MegsINet shareholder shall have demanded appraisal under Illinois law

     - the merger agreement must be adopted by the holders of a majority of the outstanding shares of MegsINet common stock and holders of 60% of the 1998A Series Preferred shares

     - no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement

     - all applicable approvals and consents required to complete the merger must be received, the failure of which would have a Material Adverse Effect on CoreComm or would result in a violation of any laws, and all applicable waiting periods under applicable antitrust laws must have expired or been terminated

     CoreComm's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - MegsINet's representations and warranties must be true and correct as of the date the merger is to be completed, and no material adverse change relating to MegsINet may have occurred

     - MegsINet must perform or comply in all material respects with all of its obligations required by the merger agreement


     - The MegsINet stock option plan must be amended



     - CoreComm must receive the opinion of Amy Gross, Esq. to the effect that MegsINet and its subsidiaries have all necessary permits and that the transactions contemplated by the merger agreement comply with relevant laws



     - Each holder of MegsINet capital stock that receives CoreComm common stock in the merger must sign a shareholders agreement restricting the sale of CoreComm common stock as follows: (i) the shareholder may not transfer any of the shareholder's CoreComm common stock in the 120 days following the closing; (ii) the shareholder may transfer up to 25% of the shareholder's CoreComm common stock from and after the 120th day following the closing; (iii) the shareholder may transfer up to 50% of the shareholder's CoreComm common stock from and after the earlier of (A) the 180th day following the closing or (B) December 31, 1999; (iv) the shareholder may transfer up to 75% of the shareholder's CoreComm common stock from and after the 240th day following the closing; and (v) the shareholder may transfer any or all of the shareholder's CoreComm common stock from and after the 365th day following the closing.

     MegsINet's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - CoreComm's representations and warranties, must be true and correct as of the date the merger is to be completed, and no material adverse change relating to CoreComm may have occurred

     - CoreComm must perform or comply in all material respects with all of its obligations required by the merger agreement

     The failure of any condition precedent to the merger resulting from either CoreComm or MegsINet's failure to use its best efforts to consummate the merger will not extinguish either party's obligations under the merger agreement.

     A Material Adverse Effect is any change, event or effect that individually or in the aggregate, is reasonably likely to be materially adverse to the business, results of operations or financial condition of CoreComm or MegsINet and their respective subsidiaries, taken as a whole.

SELECTED COVENANTS

     Both CoreComm and MegsINet agreed to perform the following covenants pursuant to the merger agreement:

     - After the effective time, MegsINet will deliver to the exchange agent a schedule directing how many shares of CoreComm common stock or how much cash, or a combination of cash and stock, will go to each MegsINet shareholder pursuant to the merger. MegsINet takes sole responsibility for producing the allocation schedule.

     - MegsINet will amend the terms of the outstanding warrant issued to Ascend such that the warrant will become exercisable for CoreComm stock instead of MegsINet stock.

     - CoreComm will use its best efforts to cause the release of the security interest held by Cisco in MegsINet common stock owned by Michael Henry.

     - MegsINet will amend its credit facilities with Cisco and Ascend so that the credit agreements with Cisco and Ascend are satisfactory to CoreComm in its good faith business judgment.


     - Prior to consummation of the merger, MegsINet will require each holder of MegsINet capital stock who receives shares of CoreComm common stock pursuant to the merger agreement to sign a stockholders agreement.


     - MegsINet and Michael Henry, Brian L. Clark and Scott Widham will divest all of their respective interests in GMV Network, LLC.

     - MegsINet and Michael Henry, Brian L. Clark and Scott Widham will amend the terms of any agreements or other instruments between MegsINet and Capital Internet, L.L.C. or any other entity controlled by any MegsINet officer, director or shareholder to eliminate any conflict of interest to the satisfaction of CoreComm.

     - MegsINet will obtain full repayment of any personal loans made by MegsINet to any individuals including, but not limited to, Michael Henry.

     - Prior to consummation of the merger, MegsINet will take all steps to resolve any claim brought by a certain shareholder.

     - MegsINet will use its best efforts to maintain the interconnection agreement between MegsINet and Ameritech Information Industry Services on terms no less favorable than those currently in place. Additionally, MegsINet will obtain actual physical interconnection as promptly as practicable with the facilities of Ameritech Corporation in its Chicago, Illinois facilities.

     Termination of the Merger Agreement. The merger agreement may be terminated at any time prior to completion of the merger, whether before or after adoption of the merger agreement by MegsINet shareholders:

     - by mutual consent of CoreComm and MegsINet

     - by CoreComm, upon a material breach of any covenant or agreement on the part of MegsINet set forth in the merger agreement, or if any of MegsINet's representations or warranties are or become untrue or inaccurate so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by MegsINet through the exercise of its reasonable efforts and MegsINet continues to exercise such reasonable efforts, CoreComm may not terminate the merger agreement if the breach or inaccuracy is cured within 45 days of notice to CoreComm

     - by MegsINet, upon a material breach of any covenant or agreement on the part of CoreComm set forth in the merger agreement, or if any of CoreComm's representations or warranties are or become untrue or inaccurate so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by CoreComm through the exercise of its reasonable efforts and CoreComm continues to exercise such reasonable efforts, MegsINet may not terminate the merger agreement if the breach or inaccuracy is cured within 45 days of notice to MegsINet

     - by CoreComm or MegsINet, if there is any order of a court or governmental authority permanently prohibiting the completion of the merger which is final and may not be appealed, unless the party relying on such order has not complied with certain of its obligations under the merger agreement

     - by CoreComm or MegsINet, if the merger agreement fails to receive the requisite vote for adoption by the shareholders of MegsINet at the MegsINet special meeting

     Payment of Termination Fee. MegsINet will pay to CoreComm a termination fee of $1.5 million promptly, but not later than two business days after the termination date if the merger agreement is terminated because the MegsINet shareholders do not approve the merger at the special meeting.

     Extension, Waiver and Amendment of the Merger Agreement. We may amend the merger agreement at any time before or after MegsINet shareholders' approval of the merger, provided that the amendment does not require further shareholder approval.


     The above description of the Merger Agreement reflects the Merger Agreement as amended on May 3, 1999, which changed, among other things, the lock-up period for MegsINet's shareholders, contained in the Shareholder Agreement they are required to sign.

ADDITIONAL AGREEMENTS

     CoreComm required MegsINet shareholders Michael Henry, Brian L. Clark, Clayton Capital Company, L.L.C., Scott Widham, Patrick and Patricia Henry, MegsINet Investors Partnership L.P. and Pequot to enter into irrevocable proxies. Each irrevocable proxy requires these MegsINet shareholders to vote all of the shares of MegsINet common stock beneficially owned by them in favor of the merger.

     As of the record date, the MegsINet shareholders who entered into irrevocable proxies or agreements to vote in favor of the merger collectively held approximately 6,108,091 shares of MegsINet voting shares which represented approximately 51% of the MegsINet voting shares. None of the shareholders who are parties to irrevocable proxies was paid additional consideration in connection with the irrevocable proxies.

     Upon completion of the merger, under the terms of a separate letter agreement, Pequot will surrender all warrants issued to Pequot to purchase MegsINet common stock in consideration of 35,000 shares of CoreComm common stock.

     MegsINet will use its best efforts to maintain the Interconnection Agreement between MegsINet and Ameritech Information Industry Services on terms no less favorable than those currently in place. Furthermore, MegsINet will use its best efforts to obtain actual physical interconnection as promptly as practicable.


     Prior to the completion of the merger, MegsINet will obtain the signatures of each MegsINet shareholder who receives CoreComm common stock on a shareholders agreement.


WAIVERS TO CISCO AND ASCEND CREDIT FACILITIES AND THE ASCEND WARRANT

     MegsINet obtains financing to purchase computers, hardware, software and other capital items from Ascend Communications, Inc. and Cisco Systems Capital Corporation. The combined working capital and equipment credit facilities are approximately $20 million from Ascend and $20 million from Cisco, and they are secured by, among other things, Michael Henry's stock in MegsINet, rights of acceleration upon a change of control, anti-dilution protection, covenants restricting the activities of MegsINet and liens on the equipment. In addition, Ascend was issued a warrant to acquire common stock of MegsINet upon certain events, such as a change of ownership of MegsINet.

     As a condition to closing and subject to completion of the merger, Cisco must waive certain provisions of their $4 million secured promissory note. Negotiations are in process to amend the Cisco agreements to waive all conversion rights, all right to accelerate the payments, waive this merger from being an event of default, waive mandatory prepayment, and remove its restrictive covenants from its credit facility. Negotiations are in process to amend the Cisco agreements to release Michael Henry from his obligations as a guarantor of the Cisco credit facility and release his pledged MegsINet stock.

     Additionally, as a condition to closing and subject to completion of the merger, Ascend has waived its board observation rights and mandatory prepayment of its $4 million secured promissory note. In addition, Ascend has agreed to modify its warrant so as to receive a warrant for 12,923 shares of CoreComm common stock at an exercise price of $30.95 per share of CoreComm common stock. Ascend modified other sections of its warrant to effect this change.

OPERATIONS AFTER THE MERGER


     Following the merger, MegsINet will continue its operations as a wholly-owned subsidiary of CoreComm. The membership of CoreComm's board of directors will remain unchanged as a result of the merger. The shareholders of MegsINet who receive stock consideration will become shareholders of CoreComm, and their rights as shareholders will be governed by the CoreComm memorandum of association, as currently in effect the CoreComm by-laws and the laws of Bermuda. See "Comparison of Rights of Holders of Megsinet Common Stock and CoreComm Common Stock" on page 73.

                              BUSINESS OF CORECOMM

BACKGROUND

     CoreComm was formed in March 1998 as a subsidiary of Cellular Communications of Puerto Rico, Inc. (formerly CoreComm Incorporated) ("CCPR"). CCPR offers cellular, paging and other telecommunications services in Puerto Rico and the U.S. Virgin Islands. CCPR created CoreComm in order to succeed to operations of OCOM Corporation, which had been purchased by CCPR, and to pursue new telecommunications opportunities outside of Puerto Rico and the U.S. Virgin Islands in an entrepreneurial corporate environment. CCPR spun-off CoreComm on September 2, 1998, by distributing to each CCPR stockholder, on a one for one basis, 100% of the outstanding common stock of CoreComm (the "Spin-off"). CoreComm has since been listed on the Nasdaq National Market and trades under the symbol "COMMF". As of December 31, 1998, CoreComm and its subsidiaries had approximately 250 employees.

     Certain of CoreComm's businesses were formerly owned by OCOM Corporation, previously a subsidiary of NTL Incorporated. OCOM Corporation sold all of these assets and related liabilities to a subsidiary of CCPR pursuant to an agreement dated as of June 1, 1998. The common stock of that subsidiary was among the assets contributed to CoreComm prior to the Spin-off. CoreComm also owns Digicom, Inc. which operates a CLEC in the State of Ohio. CoreComm also owns Stratos which was acquired on November 30, 1998, and provides Internet service to customers in the Ohio region. CoreComm also owns the assets of JeffRand Corp., also known as the Wireless Outlet, which operates prepaid cellular and paging businesses. Following a Federal Communications Commission ("FCC") auction, on June 8, 1998, Cortelyou Communications Corp., a subsidiary of CoreComm, was awarded local multipoint distribution service (referred to in this industry as LMDS) licenses for 15 markets in the state of Ohio.

BUSINESS STRATEGY

     CoreComm is now embarking on the next phase of its business strategy, which is to create a national, facilities-based network capable of transmitting voice and data to our customers using the latest technologies.

     CoreComm's objective is to exploit the convergence of the telecommunications and information services industries through a "Smart Local Exchange Carrier" or "Smart LEC" strategy. This strategy combines advanced communications technologies together with a unique implementation plan which management believes will result in the production of a low cost, efficient delivery system for bundled Internet access and local and long distance telephony. In time, this network may provide video services as well.

     A core part of our strategy is to offer our customers "one-stop shopping" for bundled telecommunications and Internet services. We are building our Smart LEC network to provide a full range of voice and data services. Bundling these services together with convenient integrated billing and a single point of contact for sales and service are central to our strategy. We have already developed this approach in our Ohio operations.

     The Smart LEC concept -- combining our own facilities and switches with leased lines, interconnection agreements for use of local networks -- allows us to implement our own national facilities-based telecommunications network without the great expense and time commitment of building our own lines and local loops. Management believes this strategy, which has been made possible by the Telecommunications Act of 1996, will result in better profit margins than those of the resale business in a much shorter period of time. This strategy also allows us to expand incrementally over time, while we continue to act as a reseller where we do not have facilities in place yet.

     We have already begun building the Smart LEC network in Ohio. We are in the process of installing switches and will make use of the local ILEC's networks through interconnection agreements. We are also in the process of negotiating leases for transport lines that will carry communications to our switch.

     CoreComm now holds, through directly and indirectly wholly owned subsidiaries, entities which operate or hold licenses or applications to operate the following businesses:

     - competitive local exchange carrier

     - Internet service provider

     - long distance service

     - centralized exchange telecommunications services

     - cellular service

     - prepaid cellular service

     - paging service

     - local multipoint distribution services

THE SMART LEC NETWORK

     The Smart LEC network will be built through a combination of several elements:

     - Installing "switches" in population centers, beginning with Ohio. These switches are devices which route voice and data transmissions -- i.e., ordinary phone service and Internet service -- between networks and to and from end users.

     - Leasing the "last mile" or "local loop" (the portion of the network extending from the end-office to the customer's premises) from incumbent local exchange carriers or "ILECs" which own the vast majority of the existing telephone lines -- both copper and fiber-optic -- that can carry and terminate voice and data transmissions in most cities. The ILECs own the networks of lines leading to a customer's home or office in most local areas.

     - Leasing the transport lines necessary to carry voice and data nationally from interexchange carriers ("IXCs") and Competitive Access Providers ("CAPs").

     - Entering into interconnection agreements with the ILECs through which we route voice and data communications over the ILEC's networks to carry those transmissions directly to homes and offices.

     Our Smart LEC network will be capable of carrying both voice and data communications using the following technologies:

     - Standard Telephony -- involving the transmission of voice or data over a copper wire and fiber optical transmission path which, through the use of switches, becomes a dedicated end-to-end circuit.

     - Internet Protocol (IP) -- the structure of data transmitted over the Internet. Because Internet Protocol involves splitting data into "packets" which are transmitted independently and reassembled at their destination, Internet Protocol does not require a dedicated end-to-end circuit and many different communications can be routed simultaneously over the same transmission facilities.

     - Digital Subscriber Line (DSL) -- a transport protocol that allows mixing data, voice and video over conventional, copper phone lines. A technique known as "modulation" is used to boost transmission rates hundreds of times beyond that of ordinary modem transmission rates. There are geographic limitations using the various forms of DSL technology that require users to be within certain distances from the DSL "access multiplexers."

     - Asynchronous Transfer Mode (ATM) -- a transport protocol that supports many types of high speed transmissions including voice, data, video, audio and imaging.

     These technologies will allow us to offer telephone and Internet service over the same network. Our planned acquisition of MegsINet would give us access to their network, which already incorporates IP and ATM technology and is in the process of being upgraded to implement classic telephony and DSL technologies as well. MegsINet's network currently consists of 57 major-city "nodes" linked via a high capacity ATM network.

MARKETING STRATEGY

     CoreComm's marketing strategy is to provide business and residential customers a bundled package of high quality telecommunications services at competitive prices, delivered with exceptional care and service to the customer.

     Based on our experience in the telecommunications industry, a bundled service offering allows us to package products in ways which are viewed attractively by the customer. These bundled packages can be priced to provide better "value for money" than more typical service offerings, can be modified for individual customer needs, and are conveniently offered on a single bill. We believe that these and other factors will improve acceptance ratios for our services and increase customer retention.

     The Smart LEC strategy will enable us to market our services over wide geographical areas. By using a combination of resold and facilities-based services, we will not be limited to offering services only in areas where we have built our own networks. We believe that the ability to market over larger areas will increase the efficiency and effectiveness of our marketing and advertising programs.

     In addition, CoreComm, through its own marketing, as well as acquisitions, has an existing base of customers to which it intends to offer additional services.

For additional information on CoreComm's business see "Where You Can Find More Information" at page 91.

RECENT DEVELOPMENTS


  Proposed Acquisition of Certain Assets of USN Communications, Inc.



     On February 19, 1999, CoreComm entered into an asset purchase agreement to acquire certain assets of USN Communications, Inc., (specifically excluding its wireless business), for an upfront payment of approximately $27 million in cash, warrants to purchase an aggregate of 350,000 shares of CoreComm common stock, and a contingency payment based on future operating results, that caps the total consideration at $85 million. Completion of this transaction had been subject to approval by the Bankruptcy Court presiding over USN's voluntary Chapter 11 reorganization case that is currently pending. On April 2, 1999, the Bankruptcy Court authorized this transaction. Closing of this transaction remains subject to regulatory approvals and other matters, and is expected to occur in May, 1999.



     USN offers a bundled package of telecommunications products, including local and long distance telephony, voicemail, paging, teleconferencing, and other enhanced and value-added telecommunications services, tailored to meet the needs of its customers. USN primarily focuses its marketing efforts on small and medium-sized businesses with telecommunications usage of less than $5,000 per month.


     USN is presently selling service to customers in certain states in the Bell Atlantic Corporation region (including Massachusetts, New Hampshire, New York and Rhode Island) and the entire Ameritech Corporation region (including Illinois, Indiana, Michigan, Ohio and Wisconsin) and is currently in negotiations to expand its bundled services offering throughout the 14-state Bell Atlantic region.

                             CORECOMM'S MANAGEMENT

MANAGEMENT AND THE INTERRELATIONSHIP OF THE FORMER AFFILIATES


     The senior management and directors of CoreComm also serve as management and directors of CoreComm affiliates' NTL Incorporated ("NTL") and Cellular Communications of Puerto Rico, Inc. ("CCPR"). In 1990, Cellular Communications, Inc. ("CCI"), a Delaware corporation in the cellular communications industry, entered into an agreement with AirTouch Communications, Inc. (formerly PacTel Corporation) through which the two parties operated a partnership that controlled a cellular communications business in the states of Ohio, Michigan, Indiana and Kentucky (the "CCI Joint Venture"). In connection with the CCI Joint Venture, on July 31, 1991, CCI distributed pro rata to its stockholders all of the capital stock of Cellular Communications International, Inc. ("CCII") and OCOM Corporation (now known as NTL), which conducted CCI's international and long distance/microwave operations, respectively. On February 28, 1992, also in connection with the CCI Joint Venture, CCI distributed pro rata to its stockholders all of the capital stock of its former subsidiary CCPR. Accordingly, because historically CCII, NTL, CCPR and most recently, CoreComm, have their origins in the same corporate family, there is an historical interconnection among these companies' management and directors. Each officer and director's specific roles are outlined in the following sections.


     NTL provides certain corporate management, financial, legal and technical services to CoreComm. NTL charges CoreComm for direct costs where identifiable and a fixed percentage of its corporate overhead, which is 30%.

DIRECTORS

     The CoreComm board of directors consists of the seven persons listed below, each of whom were elected for a term expiring at the annual meeting of shareholders indicated below.

                                                         TERM EXPIRES
                                                          AT ANNUAL
NAME                                              AGE     MEETING IN
----                                              ---    ------------
Alan J. Patricof................................  64         2001
Warren Potash...................................  67         2001
Sidney R. Knafel................................  68         2002
Ted H. McCourtney...............................  60         2002
Del Mintz.......................................  71         2002
George S. Blumenthal............................  55         2000
J. Barclay Knapp................................  42         2000

     Set forth below is a brief description of the present and past business experience of each of the persons who serve as directors of the Company:


     ALAN J. PATRICOF, has been a director of CoreComm since March 18, 1998. Mr. Patricof is Chairman of Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof had been a director of CCII from the July 1991 distribution by CCI to its shareholders of the common stock of CCII (the "CCII Distribution") until CCII was acquired by Kensington Acquisition Sub, Inc. in March 1999 (the "CCII Acquisition"). Additionally, Mr. Patricof has been a director of CCPR from the February 1992 distribution by CCI to its shareholders of the common stock of CCPR (the "CCPR Distribution") and of NTL since its formation. Mr. Patricof is also a director of other privately owned companies.

     WARREN POTASH has been a director of CoreComm since March 18, 1998. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since 1989. Prior to that time, and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash had also been a director of CCII from and prior to the CCII Distribution until the CCII Acquisition. Additionally, Mr. Potash has been a director of CCPR from and prior to the CCPR Distribution and NTL, since its formation.



     SIDNEY R. KNAFEL has been a director of CoreComm since March 18, 1998. Mr. Knafel has also been Managing Partner of SRK Management Company, a private investment concern, since 1981. In addition, Mr. Knafel is Chairman of Insight Communications, Inc. and BioReliance Corporation. Mr. Knafel is also a director of General American Investors Company, Inc., IGENE Biotechnology, Inc. and some privately owned companies, and CCPR from and prior to the CCPR Distribution and NTL, since its formation. Mr. Knafel was a director of CCII from and prior to the CCII Distribution until the CCII Acquisition.


     TED H. MCCOURTNEY has been a director of CoreComm since March 18, 1998. Mr. McCourtney is a General Partner of Venrock Associates, a venture capital investment partnership, a position he has held since 1970. Mr. McCourtney also has been a director of NTL since its formation and serves as a director of Medpartners Inc., Visual Networks, Inc. and several privately owned companies.


     DEL MINTZ has been a director of CoreComm since March 18, 1998. Mr. Mintz is President of Cleveland Mobile Tele Trak, Inc., Cleveland Mobile Radio Sales, Inc. and Ohio Mobile Tele Trak, Inc., companies providing telephone answering and radio communications services in Cleveland and Columbus, respectively. Mr. Mintz has held similar positions with the predecessors of these companies since 1967. Mr. Mintz is president of several other companies, and was President and a principal stockholder of Cleveland Mobile Cellular Telephone, Inc. before that company was acquired through a merger with CCI's predecessor in 1985. Mr. Mintz had also been a director of CCII since the CCII Distribution until the CCII Acquisition. Additionally, Mr. Mintz has been a director of CCPR since the CCPR Distribution, of NTL since its formation and is a director of several privately owned companies.


     GEORGE S. BLUMENTHAL has been a director of CoreComm since March 18, 1998. Mr. Blumenthal has been the Chairman, Treasurer and a director of CCPR since the CCPR Distribution and was Chief Executive Officer from March 1994 until March 1998. In addition, Mr. Blumenthal is Chairman, Treasurer and a director of NTL. Mr. Blumenthal is also a director of Andover Togs, Inc. Mr. Blumenthal was Chairman, Treasurer and a director of CCII from its organization until April 1994. Mr. Blumenthal was also Chairman, Treasurer and a director of CCI from CCI's founding in 1981 until its merger in 1996 into a subsidiary of AirTouch Communications, Inc. (the "CCI Merger").

     J. BARCLAY KNAPP has been a director of CoreComm since March 18, 1998. Mr. Knapp was appointed President of CCPR in March 1994 and Chief Executive Officer in March 1998. Mr. Knapp has been a director of CCPR since the CCPR Distribution and was Chief Financial Officer from that date to 1997. Mr. Knapp was Executive Vice President, Chief Operating Officer and a director of CCII from and prior to the CCII Distribution until June 1998. He is President, Chief Executive Officer, Chief Financial Officer and a director of NTL. Mr. Knapp was also Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of CCI until the CCI Merger.

CLASSIFIED BOARD OF DIRECTORS

     CoreComm's memorandum of association provides for a classified board of directors consisting of three classes as nearly equal in number as possible. The directors in each class serve staggered three-year terms. The Class I directors are George S. Blumenthal and J. Barclay Knapp; the Class II directors are Alan
J. Patricof and Warren Potash and the Class III directors are Sidney R. Knafel, Ted H. McCourtney and Del Mintz. The terms of the Class I, Class II and Class III Directors expire initially in 2000, 2001 and 2002, respectively. At each annual meeting of the shareholders of CoreComm, the successors to the class of directors whose term expires will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following their election. See "Comparison of Rights of Holders of MegsINet Common Stock and CoreComm Common Stock."

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has established a Compensation and Option Committee (the "Compensation Committee") and an Audit Committee. Messrs. Knafel and Mintz serve as members of the board of directors' Compensation and Option Committee and Messrs. Mintz, Patricof and Potash serve as members of the board of directors' Audit Committee. The Compensation and Option Committee review and make recommendations regarding annual compensation for CoreComm officers and the Audit Committee oversees CoreComm's financial reporting process on behalf of CoreComm's board of directors. There are no other plans to establish committees of the board of directors. Directors will be reimbursed for out-of-pocket expenses incurred in attending meetings of the board of directors and the committees.

EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the persons who serve as executive officers of CoreComm. Executive officers of CoreComm are elected annually by the board of directors and serve until their successors are duly elected and qualified.

NAME                              AGE                         TITLE
----                              ---                         -----
George S. Blumenthal............  55     Chairman of the Board
J. Barclay Knapp................  42     President, Chief Executive Officer and Chief
                                           Financial Officer
Patty J. Flynt..................  47     Senior Vice President -- Chief Operating
                                         Officer
Richard J. Lubasch..............  52     Senior Vice President -- General Counsel and
                                           Secretary
Gregg Gorelick..................  40     Vice President -- Controller, Treasurer

     Set forth below is a brief description of the present and past business experience of each of the persons who serve as executive officers of CoreComm who are not also serving as directors.

     PATTY J. FLYNT has been CoreComm's Senior Vice President and Chief Operating Officer since 1998 and was OCOM Corporation's President from 1996 until 1998. Ms. Flynt is also Group Managing Director of the Information Services Division of NTL. Prior to joining OCOM Corporation in 1996, Ms. Flynt was a Vice President of New Par, a joint venture of CCI and AirTouch Communications, Inc. from 1989 until 1996.

     RICHARD J. LUBASCH has been CoreComm's Senior Vice President -- General Counsel and Secretary since 1998. Additionally, Mr. Lubasch has been CCPR's Senior Vice

President and General Counsel and Secretary from and prior to the CCPR Distribution. He has also been the Senior Vice President -- General Counsel and Secretary of NTL since its formation. Mr. Lubasch was Vice President, General Counsel and Secretary of CCI from July 1987 until the CCI Merger and he was Senior Vice President -- General Counsel and Secretary of CCII from and prior to the CCII Distribution until the CCII Acquisition and he is Treasurer of CCII.



     GREGG GORELICK has been CoreComm's Vice President and Controller since 1998. Mr. Gorelick has been CCPR's Vice President and Controller from the date of the CCPR Distribution, and has held that position at NTL since its formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young
LLP). Mr. Gorelick is a certified public accountant and was Vice
President -- Controller of CCI and CCII from 1986 until the CCI Merger and from the CCII Distribution until the CCII Acquisition, respectively.


EXECUTIVE COMPENSATION POLICY

     The Compensation Committee has the responsibility for the design and implementation of CoreComm's executive compensation program. The Compensation Committee is composed entirely of independent non-employee directors.

     CoreComm's executive compensation program is designed to be closely linked to corporate performance and return to shareholders. To this end, CoreComm has developed an overall compensation strategy and specific compensation plans that tie a very significant portion of an executive's aggregate compensation to the appreciation in CoreComm's stock price. In addition, executive bonuses are linked to the achievement of operational goals and therefore relate to shareholder return. The overall objective of this strategy is to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in CoreComm's business strategy and to link executive and shareholder interests through equity-based compensation, thereby seeking to enhance CoreComm's profitability and shareholder value.

     Each year the Compensation Committee conducts a review of CoreComm's executive compensation program to determine the appropriate level and forms of compensation. Such review will permit an annual evaluation of the link between CoreComm's performance and its executive compensation.

     In assessing compensation levels for the executives, the Compensation Committee recognizes the fact that such executives have participated in the development of CoreComm (and its predecessors) from its earliest stages. In determining the annual compensation for the Chief Executive Officer, the Committee uses the same criteria as it does for the other named executives.

BERMUDA RESIDENT REPRESENTATIVE AND SECRETARY

     CoreComm is required, as a matter of Bermuda law, to maintain a representative presence in Bermuda and has elected to appoint a resident representative. The resident representative is entitled to attend and speak, but not to vote at meetings of the board or any committee of the board or of the shareholders. Hugh Gillespie, an attorney with Appleby, Spurling & Kempe, CoreComm's Bermuda legal advisor is also CoreComm's initial resident representative.

     CLAIRE SOUSA is employed by A.S. & K. Services Ltd., a Bermuda Corporation, and an affiliate of Appleby, Spurling & Kemp, as a corporate administrator and serves as CoreComm's Secretary resident in Bermuda.

STOCK OPTION PLANS

     In 1998, CoreComm's Board of Directors adopted the CoreComm Limited 1998 Stock Option Plan (the "CoreComm Stock Option Plan"), reserving thereunder shares for issuances to employees and directors.

     The CoreComm Stock Option Plan is intended to encourage stock ownership by employees of the Company and its divisions and subsidiary corporations and other affiliates, so that they may acquire or increase their proprietary interest in the Company, and to encourage such employees and directors who are employees to remain in the employ of the Company or its affiliates and to put forth maximum efforts for the success of the business. The CoreComm Stock Option Plan provides for grants of options to acquire shares of CoreComm common stock, which options may be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. The terms of options granted pursuant to the CoreComm Stock Option Plan, including provisions regarding vesting, exercisability, exercise price and duration are generally set by the Compensation Committee. In addition, in January, 1999, CoreComm Ohio Limited, a wholly owned subsidiary of CoreComm, adopted the CoreComm Ohio Limited 1999 Stock Option Plan. Under that plan, up to thirty percent of the common stock of CoreComm Ohio Limited may become subject to options. These options will not become exercisable unless and until there is a registered public offering of CoreComm Ohio Limited's common stock.

                        SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of CoreComm common stock as of April 20, 1999 by (i) each executive officer and director of CoreComm and (ii) all directors and executive officers as a group.



                                             AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                  ----------------------------------------------------------------
                                              PRESENTLY        TOTAL
                                             EXERCISABLE      OPTIONS
                                               OPTIONS          AND
                                  COMPANY        AND         WARRANTS
EXECUTIVE OFFICERS AND DIRECTORS   STOCK     WARRANTS(1)    OUTSTANDING      TOTAL      PERCENT(2)
--------------------------------  -------    -----------    -----------    ---------    ----------
George S. Blumenthal(3)......     175,449       846,813        846,813     1,022,262       7.28%
J. Barclay Knapp.............       9,198       926,478        926,478       935,676       6.62%
Patty J. Flynt...............           0        18,250         36,250        18,250       *
Richard J. Lubasch...........       3,282       201,685        201,685       204,967       1.53%
Gregg Gorelick...............      18,837        52,404         78,404        71,241       *
Del Mintz....................     330,286        92,823         92,823       423,109       3.16%
Sidney R. Knafel.............      98,800        92,823         92,823       191,623       1.44%
Ted H. McCourtney(5).........     210,355        60,323         90,323       270,678       2.04%
Alan J. Patricof(6)..........      13,236        92,823         92,823       106,059       *
Warren Potash................         542        63,219         90,219        63,761       *
All Directors and Officers as a
  group (10 in number).......     859,985     2,447,641      2,548,641     3,307,626      21.16%


---------------
* Represents less than one percent


(1) Includes shares of CoreComm common stock purchasable upon the exercise of options and warrants which are presently exercisable or become exercisable in the next 60 days.



(2) Includes common stock and presently exercisable CoreComm options and warrants.


(3) Includes 1,980 shares of common stock held by trusts for the benefit of Mr. Blumenthal's children and 3,000 shares owned by Mr. Blumenthal's wife, as to which shares Mr. Blumenthal disclaims beneficial ownership.

(4) Includes 104 shares of common stock owned by Mr. Lubasch as custodian for his child, as to which shares Mr. Lubasch disclaims beneficial ownership.

(5) Includes 520 shares of common stock held by trusts for the benefit of Mr. McCourtney's children, as to which shares Mr. McCourtney disclaims beneficial ownership. Also includes 200,000 shares of common stock owned by various entities of which Mr. McCourtney is a general partner, as to which shares Mr. McCourtney disclaims beneficial ownership.

(6) Includes 1,065 shares of common stock owned by Mr. Patricof's wife, as to which shares Mr. Patricof disclaims beneficial ownership. Also includes 2,500 shares of Common Stock owned by the Patricof & Co. Ventures, Inc.'s Profit Sharing Plan, of which Mr. Patricof is a trustee and Mr. Patricof disclaims beneficial ownership of such securities other than the amount allocable to his beneficial interest in the plan.

                              BUSINESS OF MEGSINET


     MegsINet plans to become an Integrated Communications Provider ("ICP"), by offering local and long distance telephone services and Internet access to businesses and consumers on a national basis. MegsINet is constructing a state of the art packet telecommunications network to provide high-speed data, voice and video services. Currently, MegsINet's focus is on the Internet Service Provider (ISP) business with over 45,000 customers. However, MegsINet is seeking to expand its business into the competitive local exchange carrier (CLEC) and Internet Telephony Service Provider (ITSP) businesses. To that end, MegsINet:

     - has entered into a joint venture with Northern Telcom, Inc. (Nortel) to use Nortel's latest generation of switched service technology.

     - is in the process of registering to operate as a CLEC in the contiguous 48 states.

     - is also in the process of becoming eligible to be a long distance carrier in those states.

     - has received FCC approval that will allow it to provide certain international phone services.

     When it completes these and other related steps, MegsINet believes it will be one of the first ICPs to provide services as an ISP, CLEC, and Interexchange Company.

COMPETITIVE STRENGTHS

     MegsINet believes it has the following competitive advantages in Internet distribution:

     Centralized Management. Chicago is the regional hub from which MegsINet manages and maintains its network operations. From its Chicago offices, MegsINet is able to centrally diagnose common problems. This approach decreases personnel cost and the need to locally employ technicians at each site. In the event that a MegsINet technician is required, it is MegsINet's policy to have the technician on site within 24 hours.

     Level One Internet Access Provider. MegsINet directly peers with major backbone providers including MCI-Worldcom and PSINet. These peering arrangements help MegsINet maintain a competitive low cost network.

       Network Capacity. MegsINet believes its current network can support a customer base significantly larger than its current size.

INTERNET ACCESS SERVICE

     MegsINet's Internet access service strategy has been to establish itself as a low cost provider of Internet services. MegsINet has expanded into over 50 metropolitan areas. In addition to selling dial-up services, MegsINet also sells dedicated services such as DS-3, T1, ISDN, and other Internet services such as web hosting.

COMPETITIVE LOCAL EXCHANGE SERVICE

     Part of MegsINet's strategy is also to become a Competitive Local Exchange Company, or CLEC, by providing local telephone service in competition with other CLECs and Independent Local Exchange Companies, or ILECs. Some CLECs resell the services of ILECs or other CLECs. MegsINet has chosen to build its own telecommunications switch facilities.

     As part of this strategy, MegsINet entered an agreement with Nortel to purchase up to ten Nortel DMS-500 networks. Nortel has agreed to finance each network under a lease agreement that provides for a payment stream based on lines sold with a minimum monthly payment that accelerates over the life of the lease.

     Each network will consist of one host "switch" and ten or more remote switches. Switches are computer controlled telecommunications facilities that provide both local and long distance routing of voice and data transmissions. In the planned configuration one network will be constructed in each of ten major metropolitan markets and have capacity to support approximately 30,000 customer lines. The first network is currently under construction in Chicago and is expected to be operational in the summer of 1999.

     The ten Nortel DMS-500 networks will be connected by the MegsINet Asynchronous Transfer Mode, or ATM, platform. This is a transport platform that will support many different types of transmissions, and this will allow MegsINet to carry long distance traffic between its switches on its own network.

     As a CLEC MegsINet expects to provide the following services:

     - Local telephone service

     - Custom features such as Call Waiting, Three-way calling and Call forwarding

     - Long distance service

     - Digital Subscriber Line (DSL) service at speeds up to 1 megabit per second

We intend to aggressively sell advances services, which are typically available only to Fortune 1,000 size companies, to the small to medium sized business market. This will allow a full array of Centrex, ISDN, voice mail and other custom calling features to become available to these smaller companies.

     In addition to providing these services, we intend to remain flexible by deploying several integrated platforms, which would include both packet and circuit switched networks. As a result, we will not be dependent on any one fixed architecture.

INTERNET TELEPHONY SERVICE PROVIDER

     Due to recent advancements made in voice compression algorithms and Digital Signal Processors (DSPs), the overall quality of the network has become more equivalent to a toll call on a circuit-switched network. MegsINet's platform will convert voice into IP packets using DSP and ancillary software. The platform will compress and convert voice into data packets that are transmitted via MegsINet's private IP network.

     In addition to voice, MegsINet will be able to provide the following voice grade services, Interlata, Intralata, Interstate, Intrastate, International, local Dialtone, Dialaround (10-10321), Credit Card services and 0 Plus services. MegsINet's service offerings are based on a network architecture that provides high quality telephony services via an Intranet or Internet connection between standard customer premise equipment ("CPE") devices such as conventional telephones and fax machines.

     MegsINet's nodes interface between a circuit switched telephone network that is a conventional telephone network that carries voice signals and a packet network (which carries data, video and voice information). Due to its scalability and compression features, MegsINet's network affords a lower capital cost of entry when compared to circuit switches. At MegsINet's node, voice communication is compressed prior to transport onto the network, allowing a greater quantity of simultaneous voice calls and data to be carried over the network compared to traditional circuit switching, thus utilizing significantly less bandwidth.

     MegsINet generally intends to use its private IP network as a backbone transport system rather than the Internet. MegsINet's private IP network is based on the interconnection of the equipment via domestic private line and international private line leased or owned facilities. The use of its private IP network rather than the Internet provides MegsINet with lower overall network latency, greater reliability, higher speed end-to-end transmission and the avoidance of security risks that may be associated with the Internet.

     MegsINet currently enjoys the a low latency across its national private IP network when compared to other national IP backbone providers. MegsINet believes that many national IP backbone providers will be forced to upgrade their infrastructures to meet network delay requirements to transport Toll Quality Voice over IP traffic, which will serve as a barrier to entry for some national IP backbone providers.

     MegsINet's CLEC and ISP segments of the business offer significant synergies for its entry into the Internet Telephony Service Provider market. In addition:

     - MegsINet expects to utilize its DMS 500 Supernodes to provide the following:

        - Off-net termination in markets and areas that it does not yet have IPTelephony Gateways, but do have a CLEC network presence.

        - Value added features to IP Telephony customers such as toll free voice mail anywhere in the country.

        - Fully utilize the long distance-tandem switching capabilities of the DMS500 Supernode to interface to all off net traffic.

        - MegsINet expects to leverage off of its existing ISP POPs already operational, by co-locating Voice over IP Telephony gateways.

        - MegsINet plans to initially utilize existing bandwidth that supports the ISP business to transport its Internet Telephony product offerings.

SERVICE OFFERINGS

     MegsINet expects to charge a fee for any calls originating or terminating using the MegsINet equipment plus a charge for carriage over the MegsINet network. The range of services to be offered at each POP site include:

     - The ability to make actual local or long distance phone calls utilizing the Internet, from telephone to telephone, without a PC being required.

     - Using existing technology, it will be possible to transmit both voice and data simultaneously. This can mean significant savings to business users.

     - The ability to send faxes local or long distance utilizing the Internet. Faxes may be sent computer to computer, computer to fax, fax to computer, or fax to fax.

     - Each POP location will have the technical ability to set up and service business accounts desiring Intra-net capability. In addition, MegsINet's systems can both replace older PBX style phone systems and provide low cost multi-site WAN communication capability using the Internet.

     - High-speed PC access to the Internet for both business and individual customers.

     - The ability to maintain a "seamless" connection, without "line drops."

     - Provide secure data storage and retrieval services, both as a convenience and as a means of "disaster recovery" for interested business subscribers.

     MegsINet's income will be derived from fees for all of the services provided.

PEQUOT TRANSACTION

     In February, 1999, MegsINet raised a total of $5 million by the sale of 2 million shares of 1999A Series 10% Senior Convertible Preferred Stock to Pequot Private Equity Fund, L.P. and its affiliate Pequot Offshore Private Equity Fund, Inc. (collectively referred to as "Pequot").

     Some of the terms of this transaction include:

     - The 1999A Series Preferred Stock is convertible into shares of MesgINet common stock on a 1 to 1 basis;

     - Pequot received warrants to purchase 666,666 shares of common stock at $3.33 per share and has agreed to relinquish these warrants in exchange for 35,000 shares of CoreComm Common Stock;

     - MegsINet's ability to issue dividends, sell assets, merge or make investments in other companies or place liens on its assets is restricted;

     - Pequot received veto rights regarding certain matters including the sale of capital stock, issuance of options, joint ventures, certain governance issues, capital expenditures or incurrence of new indebtedness over limited amounts; and

     - Pequot agreed to vote in favor of the merger with CoreComm.

     All the restrictive covenants and veto rights granted to Pequot will be extinguished upon the completion of the merger.

     The Pequot transaction provided MegsINet with a substantial portion of the working capital required by MegsINet to continue to execute its business plan during the period of time required to complete the merger with CoreComm.

                MEGSINET MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of certain factors affecting MegsINet's results for the two fiscal years ending December 31, 1998 and its liquidity and capital resources. This discussion should be read along with the financial statements and their notes, which can be found on pages F-1 to F-14 of this document. These results are not necessarily indicative of any future results.

     This discussion contains statements that plan for or anticipate the future. Because these forward-looking statements include future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied.

     MegsINet's fiscal year ends on December 31. The years mentioned throughout this discussion are fiscal years.

OVERVIEW

     MegsINet plans to become an Integrated Communications Provider ("ICP"), by offering local and long distance telephone services and Internet access to businesses and consumers on a national basis. MegsINet is constructing a state of the art packet telecommunications network to provide high-speed data, voice and video services. Currently, MegsINet's focus is on the Internet Service Provider (ISP) business with over 45,000 customers. However, MegsINet is seeking to expand its business into the competitive local exchange carrier (CLEC) and Internet Telephony Service Provider (ITSP) businesses. To that end, MegsINet:

     - has entered into a joint venture with Northern Telcom, Inc. (Nortel) to use Nortel's latest generation of switched service technology.

     - is in the process of registering to operate as a CLEC in the contiguous 48 states.

     - is also in the process of becoming eligible to be a long distance carrier in those states.

     - has received FCC approval that will allow it to provide certain international phone services.

     When it completes these and other related steps, MegsINet believes it will be one of the first ICPs to provide services as an ISP, CLEC, and Interexchange Company.

RESULTS OF OPERATIONS -- COMPARISON OF 1998 AND 1997

  Revenues:

     MegsINet's revenues for 1998 increased by $2.6 million from $1.6 million to approximately $4.2 million. This increase was due to the continued growth in revenue from Internet dial up access customers, as well as an increase in MegsINet's dedicated access and web hosting customers.

  Cost of Sales:

     MegsINet's cost of sales for 1998 increased by $3.8 million from approximately $1.1 million, or 68% of revenues, to approximately $4.9 million, or 117% of revenues. Cost of sales is composed mainly of the cost associated with the purchase of equipment related to MegsINet's network, dedicated facilities between Points of Presence (POPs) in the markets served by MegsINet and cost of phone lines supporting the dialup access ports.

The increase in the cost of sales as a percentage of revenues was due to the rapid expansion of the network into new markets during 1998. MegsINet served approximately 20 markets at December 31, 1997 and 50 at December 31, 1998.

  Operating Expenses:

     MegsINet's operating expenses for 1998 increased by $2.7 million from $1.1 million, or 69% of revenues, to approximately $3.8 million, or 92% of revenues. In 1998, MegsINet hired additional employees to support the expansion of its network and operations and to support the planned launch of MegsINet -- CLEC. The added employees caused an increase in operating expenses as a percentage of revenues.

  Interest Expense:

     MegsINet's interest expense for 1998 increased by approximately $500,000 from $127,000, or 8% of revenues, to approximately $658,000, or 16% of revenues. The increase in interest expense as a percentage of revenues was due to equipment financing and working capital financing MegsINet obtained to support the expansion of the network.

LIQUIDITY AND CAPITAL RESOURCES

     MegsINet has not generated net cash from operations since its inception. MegsINet's primary source of cash has come from private sales of equity securities, loan proceeds and other financing activities. MegsINet also has available equipment and working capital loans and equipment leases from major equipment vendors. Total cash from financing activities for 1998 was approximately $12.9 million, which was an increase of 11.3 million. In 1997, total cash provided by financing activities was approximately $1.6 million.

     At December 31, 1998 MegsINet's principal sources of liquidity was approximately $1 million in cash, $4 million of availability under working capital lines of credit and approximately $170 million of equipment financing lines of credit from Cisco, Ascend and Nortel. Additionally, under an agreement dated February 19, 1999, MegsINet raised approximately $5 million from the sale of Preferred Stock.

     MegsINet believes that these capital resources will provide it with sufficient resources to fund its operations through approximately the second quarter of 1999. If the merger with CoreComm is not completed by that time, MegsINet will seek alternate sources of capital.

MATERIAL COMMITMENTS

MegsINet has the following material commitments in the ordinary course of business including:

- MegsINet has entered into a contract with Nortel to purchase up to ten (10) DMS-500 networks. MegsINet also is committed to make a final payment of $1 million on the $4 million up-front fee associated with this contract;

- MegsINet has entered into a professional services contract with Nortel associated with the start of operations of the first switch in the amount of $750,000;

- MegsINet has a monthly take or pay commitment for telecommunication facilities with IXC Communications, Inc. of $250,000;

- MegsINet has an annual take or pay commitment for telecommunication facilities with American Communications Services, Inc. of $540,000;

- MegsINet has financed equipment in its network whereby MegsINet has committed to numerous capital and operating lease obligations which currently total approximately $350,000 per month;

- MegsINet has ongoing obligations under service agreements with numerous telecommunications providers which currently total approximately $650,000 per month; and

- MegsINet has monthly payment obligations for equipment and working capital loans which total $500,000 per month.

YEAR 2000 READINESS DISCLOSURE

General

     The advent of the year 2000 poses certain technological challenges resulting from a reliance in computer technologies on two digits rather than four digits to represent the calendar year (e.g., "98" for "1998"). Computer technologies programmed in this manner, if not corrected, could produce inaccurate or unpredictable results or system failures in connection with the transition from 1999 to 2000, when dates will begin to have a lower two-digit number than dates in the prior century. This problem, the so-called "Year 2000 Problem" or "Y2K Problem," may have a material adverse effect on MegsINet's financial condition, results of operations, business or business prospects because MegsINet relies extensively on computer technology to serve its customers and manage financial information.

MegsINet's State of Readiness

     To deal with the Year 2000 Problem, MegsINet is developing a Year 2000 Action Plan (the "Plan"), specifying a range of tasks and goals to be achieved at various dates before the year 2000. To date, the Plan is on target and major deadlines have been met. Senior management and the board of directors of MegsINet are regularly apprised of MegsINet's progress, and both provide input and guidance on a regular basis.

     MegsINet's network and overall business operations are dependent on a significant number of computer based systems including systems and applications that provide customers with Internet access, web hosting and email. New customer service offerings currently planned but not yet implemented such as local and long distance telephone service, when implemented, will also be dependent on computer based systems. Customer billing and other administrative systems are also dependent on computer based systems. MegsINet has begun to identify those internal systems which are in need of modification or renovation to minimize disruptions or failures related to the Y2K Problem, and such systems have either already been modified or replaced, or such upgrades or replacements are scheduled to be completed by the third quarter of 1999.

     MegsINet has also begun the testing phase of its Plan with respect to those mission critical systems that are operated by MegsINet internally. Testing of internal mission critical systems is scheduled to be substantially completed prior to the third quarter of 1999.

     MegsINet has actively monitored the Y2K preparedness of its third party providers and servicers, utilizing various methods for testing and verification. However, MegsINet's ability to evaluate is limited to some extent by the willingness of vendors to supply information and the ability of vendors to verify the Y2K preparedness of their own systems or their sub-providers. MegsINet has requested certifications of Year 2000 preparedness from principal software and equipment providers. In those cases where a vendor has not been able to certify their product's preparedness with respect to the Y2K problem, MegsINet has taken steps to bring the system into compliance or to replace the system. MegsINet's network hardware consists principally of equipment supplied by Ascend Communications and Cisco Systems Inc. MegsINet has received certifications from those companies that all such equipment will function properly through the transition from 1999 to 2000. The Nortel DMS-500 switch currently under construction will be certified by Nortel to function properly through the transition from 1999 to 2000 prior to the completion of its installation.

     MegsINet has not conducted any assessment of major customers. As is the case with other similarly situated companies, if current or future customers fail adequately to prepare for the Year 2000 Problem, or if they divert technology expenditures (especially technology expenditures that were reserved for enterprise software) to address the Y2K Problem, MegsINet's financial condition, results of operations, business or business prospects could be adversely impacted.

The Costs to Address MegsINet's Year 2000 Issues

     MegsINet's Y2K costs have been and are expected to remain immaterial, and include internal personnel costs to manage the process and external consulting or advisory fees, technical support for MegsINet's products, product engineering and customer satisfaction, which collectively have been and are expected to be minimal. MegsINet has funded, and plans to fund, its Year 2000 related expenditures out of general operating cash flows.

Year 2000 Risks Facing MegsINet and MegsINet's Contingency Plans

     The failure of MegsINet to substantially complete its Plan could result in an interruption in or failure of certain normal business activities or operations. Such failures could materially adversely affect MegsINet's results of operations, liquidity and financial condition. Currently, the Plan is on schedule and management believes that successful completion of the Plan should significantly reduce the risks faced by MegsINet with respect to the Year 2000 Problem.

     MegsINet does not have any significant concentration of customers from any particular industry (to the extent some industries might be particularly susceptible to Y2K concerns), and no individual customer accounts for a significant portion of MegsINet's revenue. However, management anticipates some negative impact on the performance of various customer accounts due to failure of the customers to prepare adequately for the Year 2000 Problem. In a worst-case scenario, these customer-related difficulties might cause a disruption in cash flows to MegsINet in the early months of 2000, and may require MegsINet to seek interim financing.

     MegsINet, like similarly-situated enterprises, is subject to certain risks as a result of possible industry-wide or area-wide failures triggered by the Year 2000 Problem. For example, the failure of certain utility providers (e.g., electricity, gas, telecommunications) to avoid disruption of service in connection with the transition from 1999 to 2000 could materially adversely affect MegsINet's results of operations, liquidity and financial condition. In management's estimate, such a system-wide or area-wide failure presents a significant risk to MegsINet in connection with the Year 2000 Problem because the resulting disruption may be entirely beyond the ability of MegsINet to cure. The significance of any such disruption would depend on its duration and systemic and geographic magnitude. Of course, any such disruption would likely impact businesses other than MegsINet.

     In order to reduce the risks enumerated above, MegsINet has begun to develop contingency plans. These activities are anticipated to be completed during the third quarter of 1999. Certain catastrophic events (such as the loss of utilities or the failure of certain governmental bodies to function) are outside the scope of MegsINet's contingency plans, although MegsINet anticipates that it would respond to any such catastrophe in a manner designed to minimize disruptions in customer service, and in full cooperation with its peer providers, community leaders and service organizations.

     After the merger, the combined company intends to continue the assessment, implementation, remediation, testing and contingency planning described above related to the Year 2000 Problem. The risks and potential adverse effects and consequences associated with the Year 2000 Problem currently faced by each company and described above will continue to exist. Although CoreComm and MegsINet intend to take appropriate actions to reduce the risk of disruption or delay in ongoing Year 2000 compliance programs following the merger, there can be no assurance that the merger will not cause some delay or disruption.

                                CORECOMM LIMITED


                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The unaudited pro forma financial information gives effect to (i) the acquisition of the assets and related liabilities of OCOM in June 1998, (ii) the acquisition of all of the outstanding capital stock of Digicom, Inc. in April 1998, (iii) the acquisition of all of the operating assets of Wireless Outlet in April 1998, (iv) the acquisition in November 1998 of Stratos Internet Group, Inc., (v) the proposed acquisition of MegsINet and (vi) the proposed acquisition of certain assets of USN Communications, Inc. ("USN"). The pro forma financial information is based on the historical financial statements of CoreComm, OCOM, Digicom, Wireless Outlet, Stratos, MegsINet and USN.



     The acquisitions and proposed acquisitions have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair value, which are subject to further adjustment based upon appraisals and other analysis. The contribution of assets initially acquired by CCPR from CCPR to CoreComm were accounted for at historical cost in a manner consistent with a transfer of entities under common control which is similar to that used in a "pooling of interests." CoreComm's historical financial statements include the results of the contributed companies for all periods owned by CCPR.



     The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 gives effect to the acquisitions and proposed acquisitions as if they had been consummated on January 1, 1998. The unaudited pro forma condensed consolidated balance sheet as of December 31, 1998 gives effect to the acquisitions of MegsINet and certain assets of USN as if they had been consummated on December 31, 1998.



     The pro forma adjustments are based upon available information and assumptions that management believes are reasonable at the time made. Management believes that any variations from the available information and assumptions applied will not have a material effect on the pro forma financial statements presented. The unaudited pro forma condensed consolidated financial statements do not purport to present the financial position or results of operations of CoreComm had the acquisitions and proposed acquisitions occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed consolidated statements of operations do not reflect any adjustments for synergies that management expects to realize commencing upon consummation of the proposed acquisitions. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.



     The unaudited pro forma financial statements should be read in conjunction with the financial statements and notes thereto of CoreComm and OCOM (its predecessor) incorporated by reference herein and the financial statements of MegsINet and USN appearing elsewhere in this proxy statement-prospectus.

                                CORECOMM LIMITED

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    PREDECESSOR
                                      (OCOM)
                                    JANUARY 1,
                                       1998                                         PROFORMA
                                      TO MAY                                          FOR
                        CORECOMM        31,            OTHER                       COMPLETED      MEGSINET       USN
                       HISTORICAL     1998(1)     ACQUISITIONS(2)   ADJUSTMENTS   ACQUISITIONS   HISTORICAL   HISTORICAL
                       ----------   -----------   ---------------   -----------   ------------   ----------   ----------
Revenues.............   $  6,713      $ 1,452          $ 3,334        $    --       $ 11,499      $ 4,172     $ 132,503
Operating expenses...      5,584          772          2,025               --          8,381        4,867       117,957
Selling, general and
  administrative
  expenses...........     13,989        3,205          1,077               --         18,271        2,739       183,200
Non-recurring
  charges............         --           --             --               --             --           --        28,987
Compensation charge
  from the issuance
  of stock options...      4,586           --             --           (4,586)(C)         --           --            --
Depreciation.........        749          255            133               --          1,137        1,082         9,317
Amortization.........        231            2             --              195(B)         428           --           252
                        --------      -------         ------          -------       --------      -------     ---------
Operating income
  (loss).............    (18,426)      (2,782)            99            4,391        (16,718)      (4,516)     (207,210)
Interest income and
  other..............      2,632           --             --               --          2,632           --        14,973
Interest expense.....        (21)          --             --               --            (21)        (659)      (30,099)
Income tax...........       (440)          --             --               --           (440)          --            --
                        --------      -------         ------          -------       --------      -------     ---------
Net income (loss)
  from continuing
  operations.........   $(16,255)     $(2,782)        $   99          $ 4,391       $(14,547)     $(5,175)    $(222,336)
                        ========      =======         ======          =======       ========      =======     =========
Number of weighted
  average shares
  outstanding........     13,190
                        ========
Basic and diluted net
  loss per share.....   $  (1.23)
                        ========


                       ADJUSTMENTS    PROFORMA
                       -----------    ---------
Revenues.............   $     --      $ 148,174
Operating expenses...         --        131,205
Selling, general and
  administrative
  expenses...........         --        204,210
Non-recurring
  charges............                    28,987
Compensation charge
  from the issuance
  of stock options...         --             --
Depreciation.........     (8,625)(G)      2,911
Amortization.........      4,922(B)       5,602
                        --------      ---------
Operating income
  (loss).............     (3,703)      (224,741)
Interest income and
  other..............         --         17,605
Interest expense.....     30,099           (680)
Income tax...........         --           (440)
                        --------      ---------
Net income (loss)
  from continuing
  operations.........   $(33,802)     $(208,256)
                        ========      =========
Number of weighted
  average shares
  outstanding........      1,442(A)      14,632
                        ========      =========
Basic and diluted net
  loss per share.....                 $  (14.23)
                                      =========


-------------------------

(1) CoreComm's predecessor for the period from January 1, 1998 to May 31, 1998.

(2) For the periods from January 1, 1998 to date of acquisition.

                                CORECOMM LIMITED

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)


                                       CORECOMM     MEGSINET       USN
                                      HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS        PROFORMA
                                      ----------   ----------   ----------   -----------        --------
Cash and cash equivalents...........   $ 26,161      $ 1,072     $  3,767     $(31,000)(D)      $     --
Marketable securities...............    110,718           --           --      (13,018)(D)        97,700
Net assets of discontinued
  operations held for sale..........         --           --       19,250      (19,250)(E)            --
Accounts receivable, net and
  other.............................      3,748          544       27,172           --            31,464
                                       --------      -------     --------     --------          --------
          Total Current Assets......    140,627        1,616       50,189      (63,268)          129,164
Fixed assets, net...................      3,582       26,802       14,985      (11,527)(F)        33,842
LMDS license costs..................     25,366           --           --           --            25,366
Goodwill, net.......................      4,028           --           --       49,215(A)         53,243
Other, net..........................      2,923           --       34,162      (31,892)(E)         5,193
                                       --------      -------     --------     --------          --------
                                       $176,526      $28,418     $ 99,336     $(57,472)         $246,808
                                       ========      =======     ========     ========          ========
Accounts payable and accrued
  expenses..........................   $  6,184      $11,970     $ 66,126     $(66,126)(E)      $ 18,154
17% senior secured note.............         --           --       10,000      (10,000)(E)            --
Current portion of note payable and
  capital lease obligations.........        133        5,853          607         (607)(E)         5,986
Other...............................        411          642           --           --             1,053
                                       --------      -------     --------     --------          --------
          Total Current
             Liabilities............      6,728       18,465       76,733      (76,733)           25,193
Non-current liabilities.............        501       12,041      207,810     (207,810)(E)        12,542
Shareholders' equity (deficit)......    169,297       (2,088)    (185,207)     227,071(A)(E)     209,073
                                       --------      -------     --------     --------          --------
                                       $176,526      $28,418     $ 99,336     $(57,472)         $246,808
                                       ========      =======     ========     ========          ========

                                CORECOMM LIMITED

                             PRO FORMA ADJUSTMENTS


A.(1)  Purchase price of MegsINet
       CoreComm shares to be issued to MegsINet shareholders....      1,442,000
         Approximate value of CoreComm stock based on market
            price around date of announcement...................  $      21.375
                                                                  -------------
                                                                     30,824,000
       Value of MegsINet stock options converted to CoreComm
       stock options............................................      4,052,000
       Cash portion of purchase price (including fees of
       $500,000)................................................     17,251,000
                                                                  -------------
       Total purchase price.....................................     52,127,000
       MegsINet shareholders' deficiency at December 31, 1998...      2,088,000
       Sale of MegsINet stock in February 1999..................     (5,000,000)
                                                                  -------------
       Excess of purchase price over net tangible assets
       acquired.................................................  $  49,215,000
                                                                  =============
A.(2)  Purchase price of USN
       Cash portion of purchase price: (including fees of
       $1,000,000)..............................................  $  28,000,000
       Value of CoreComm stock warrants.........................      4,900,000
                                                                  -------------
       Total purchase price.....................................     32,900,000
         Assets acquired, including receivables, fixed assets
            and other assets....................................     44,427,000
                                                                  -------------
         Excess of tangible net assets over purchase price
            acquired shown as a reduction of fixed assets.......  $ (11,527,000)
                                                                  =============
A.(3)  Excess of purchase price over tangible net assets
       acquired:
       MegsINet.................................................  $  49,215,000
       USN......................................................             --
                                                                  -------------
       Total....................................................  $  49,215,000
                                                                  =============
B.     To record the amortization of intangibles(1)
       Amortization of intangibles over 10 years:
       For the year ended December 31, 1998 (1 year of
       amortization less the historical amount recorded) for the
       completed acquisitions...................................  $     195,000
                                                                  =============
       For the year ended December 31, 1998 for the MegsINet
       acquisition..............................................  $   4,922,000
                                                                  =============
C.     To adjust for compensation recorded in connection with
       the spin off of CoreComm to the shareholders of CCPR.....  $  (4,586,000)
                                                                  =============

D.     Cash portion of purchase price for MegsINet..............  $  17,251,000
       Cash portion of purchase price for USN...................     28,000,000
       To record issuance by MegsINet in February 1999 of
       Convertible Preferred Stock for $5,000,000...............     (5,000,000)
       Cash balance of USN not acquired:........................      3,767,000
       Shortfall in cash adjusted in Marketable Securities......    (13,018,000)
                                                                  -------------
       Net adjustment to Pro Forma cash.........................  $  31,000,000
                                                                  =============
E.     Assets and liabilities of USN not acquired as part of the
       purchase:
       Assets
       Net assets of discontinued operations held for sale......  $  19,250,000
       Other, net...............................................     31,892,000
       Cash.....................................................      3,767,000
       Liabilities
       Accounts payable and accrued expenses....................     66,126,000
       Current portion of note payable and capital lease
       obligations..............................................        607,000
       17% Senior Secured Note..................................     10,000,000
       Non-current liabilities..................................    207,810,000
                                                                  -------------
       Net liabilities not acquired.............................    229,634,000
       Stockholders deficit of USN..............................   (185,207,000)
                                                                  -------------
       Net assets acquired......................................  $  44,427,000
                                                                  =============
F.     USN Fixed assets, net (historical):......................  $  14,985,000
       Writedown to adjust for excess of tangible assets over
       purchase price...........................................     11,527,000
                                                                  -------------
       USN written down fixed assets............................  $   3,458,000
                                                                  =============
G.     Historical Depreciation..................................  $   9,317,000
       Depreciation based on written down assets................        692,000
                                                                  -------------
       Depreciation Adjustment..................................  $   8,625,000
                                                                  =============


-------------------------

(1) The excess of the purchase price over the net tangible assets acquired is being allocated to intangible assets. The intangible assets arising from the purchase include customer lists and goodwill. The amount of each individual intangible is not currently determinable. The amounts of each intangible will be determined based on appraisals and other analyses. The amortization period for each may vary, although it is assumed in the Pro Forma Adjustment that 10 years is a representative blended amortization period.


(2) The purchase price for certain assets of USN consists of an upfront payment of approximately $27 million in cash, warrants to purchase an aggregate of 350,000 shares of CoreComm Common Stock, and a contingency payment based on future operating results, that caps the total cash consideration at $85 million.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                           MEGSINET COMMON STOCK AND
                             CORECOMM COMMON STOCK

     This section of the proxy statement-prospectus describes certain differences between the rights of holders of MegsINet common stock and CoreComm common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a shareholder of MegsINet and being a shareholder of CoreComm.

     As a shareholder of MegsINet, your rights are governed by MegsINet's articles of incorporation, as currently in effect, and MegsINet's by-laws, both of which adhere to the requirements of Illinois law as stipulated in the Illinois Business Corporation Act (the "Illinois Act"). After completion of the merger, you will become a shareholder of CoreComm. As a CoreComm shareholder, your rights will be governed by CoreComm's memorandum of association and CoreComm's by-laws, both of which adhere to the requirements of Bermuda law as stipulated in the Bermuda Companies Act 1981, as amended (the "Bermuda Act").

CLASSES OF COMMON STOCK OF MEGSINET AND CORECOMM

     We each have one class of common stock issued and outstanding. Holders of CoreComm common stock and holders of MegsINet common stock are each entitled to one vote for each share of common stock held.

VOTING RIGHTS

     Under Bermuda law, questions proposed for consideration at a company's general meeting are decided by a simple majority vote or as the by-laws of the Bermuda company may prescribe.

     Any question proposed for consideration at a general meeting may be decided on a show of hands, in which each shareholder present in person is entitled to 1 vote that is cast by raising his or her hand. In the alternative, a poll may be demanded by:

     - the chairman of the meeting;

     - at least 3 shareholders present in person or represented by proxy;

     - any shareholders holding between them at least 10% of the total voting rights of all shareholders entitled to vote at the meeting; or

     - voting shareholders who have paid up an aggregate sum on their shares equal to at least 10% of the total sum paid up on all voting shares.

     In a poll, each shareholder is entitled to 1 vote cast either personally or by proxy for each share held. Bermuda law does not require any prior notice of a poll.

     The CoreComm by-laws provide that unless the board of directors determines otherwise, no shareholder is entitled to vote at any general meeting unless all sums presently payable by the shareholder in respect of its CoreComm shares have been paid. Any shareholder may appoint a standing proxy or representative by delivering to CoreComm a signed authorization. A proxy which is not a standing proxy should be delivered to CoreComm at least 48 hours prior to a meeting at which the shareholder seeks to vote by proxy.

     With some exceptions, actions by the shareholders of CoreComm require a simple majority of the votes cast.

     The quorum required at any shareholder meeting is 2 or more persons holding the majority of the shares of the relevant class, provided, however, that if the relevant class of shareholders has only 1 shareholder, the presence of that shareholder alone constitutes a quorum.

     Under the Bermuda Act, CoreComm must circulate notice of a shareholder proposal for a resolution together with a statement of up to 1,000 words in respect of the proposed resolution. The resolution must be supported by the lesser of 100 shareholders or shareholders representing 5% of the total voting rights. The resolution and notice is circulated at the expense of the shareholders making the proposal, unless CoreComm otherwise resolves. The proposal must be delivered to CoreComm at least 6 weeks before the meeting.

     At any MegsINet meeting, only business specified in the notice of the meeting or otherwise directed by the board of directors may be transacted. Shareholders may vote in person or by proxy. The presence of holders of a majority of the issued and outstanding shares entitled to vote on a matter at a meeting constitutes a quorum. If a quorum is present, actions by the shareholders of MegsINet require a simple majority of the votes cast, except as otherwise provided in the articles of incorporation or as required by Illinois law. Under Illinois law the following company acts require the vote of holders of more than a majority of the outstanding shares:

     - mergers and sales, leases or exchanges of assets not in the ordinary course of business require the vote of holders of 66.667% of the outstanding shares; and

     - business combinations require the vote of holders of 80% of the outstanding shares or holders of 66.667% of the disinterested shares.


     However, Illinois law allows a company to amend its articles of incorporation to specify a different voting requirement, but in no case, less than a majority. The MegsINet articles of incorporation permit mergers and sales, leases or exchanges of assets not in the ordinary course of business to be approved upon a vote of holders of a simple majority of the outstanding shares.


CLASSIFIED BOARD OF DIRECTORS

     Both Bermuda and Illinois law provide that a corporation's board of directors may be divided into various classes with staggered terms of office. Both CoreComm's and MegsINet's boards of directors are divided into 3 classes, as nearly equal in size as possible, with each class serving staggered terms of a maximum of three years so that approximately one-third of the directors are elected at each annual meeting. CoreComm directors in Class I serve until the date of the annual meeting in the year 2000, and directors in Classes II and III serve until the annual meetings in the years 2001 and 2002, respectively. MegsINet directors in Class I serve until the annual meeting in 2001, and directors in Classes II and III server until the annual meetings in 2002 and 2003, respectively. Both CoreComm and MegsINet directors are elected for terms of 3 years.

NUMBER OF DIRECTORS

     CoreComm's board of directors currently consists of 7 directors. The by-laws provide that the number of directors shall consist of not more than 15 nor less than 3 directors. In addition, pursuant to authority conferred under a shareholder resolution, and subject to any rights of holders of any shares of preferred stock, a majority of the directors then in office is empowered to fill any vacancies on the board. A director appointed to fill a casual vacancy will hold office only until the next CoreComm annual meeting and will not be allocated to a class of directors. If not reappointed at the next CoreComm annual meeting, the director appointed to fill a vacancy will vacate their office at the end of the meeting.

     MegsINet's board of directors currently consists of 5 members. The number of MegsINet directors may not be less than 4 or more than 9. The number of directors may be changed by a duly adopted amendment to MegsINet's articles of incorporation or by-laws as enacted by the affirmative vote of holders of a majority of the outstanding shares.

REMOVAL OF DIRECTORS

     Under the CoreComm by-laws, a director may be removed by the shareholders only for "cause." CoreComm shareholders may remove a director by the affirmative vote of a majority of shareholders entitled to vote at a special meeting called for the purpose of removing a director. Notice of the special meeting must be delivered to the director subject to removal at least 14 days prior to the meeting. The CoreComm shareholders or, if the shareholders fail to act, the remaining CoreComm directors have the power to appoint any qualified person to fill a casual vacancy in the Board to hold office until the next following annual general meeting, and the existing directors may act notwithstanding any vacancy in the board of directors.

     CoreComm's by-laws provide that a director automatically ceases to be a director if he or she:

     - resigns his or her office in writing delivered to CoreComm or tendered at a meeting;

     - becomes of unsound mind or a patient as determined by applicable Bermuda statutes regarding mental health;

     - becomes bankrupt or compounds with his or her creditors;

     - is prohibited by law from being a director;

     - is absent from board meetings for more than 6 consecutive months without board permission and the board resolves to vacate his or her office; or

     - he or she ceases to be a director, or pursuant to the Companies Act or the CoreComm by-laws, or is removed pursuant to the by-laws.

     Holders of a majority of the outstanding shares of MegsINet may remove a director with or without "cause" by the affirmative vote of holders of a majority of the outstanding shares of MegsINet. However, MegsINet shareholders may not remove a director unless notice for the shareholder meeting announces that the purpose of the meeting is the removal of one or more directors and those directors are enumerated in the notice. A director may only be removed by shareholders of the class or series that elected the director.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     A majority of the remaining members of the board of directors may fill any newly created directorships in either of our boards of directors resulting from any increase in the number of authorized directors or any vacancies. The right of the board to fill casual vacancies does not preclude shareholders from similarly doing so by the affirmative vote of all outstanding shares.

     Newly created directorships or decreases in directorships in either of our boards of directors are to be apportioned among the classes of directors so as to make all classes as nearly equal in number as practicable, provided that no decreases in the number of directors in either of our boards of directors may shorten the term of any director then in office.

     We try to add any newly created directorship to the class of directors that has the latest expiration date, unless a majority of the directors decides otherwise. If we eliminate directorships we select the new directors from the class whose term has the earliest expiration date unless otherwise provided for by resolution of the majority of the directors then in office.

INTERESTED DIRECTORS

     Transactions between CoreComm and MegsINet and interested directors are not voidable by CoreComm or MegsINet if those directors are not liable to CoreComm or MegsINet for any profit realized pursuant to such transaction if the nature of the interest is disclosed at the first opportunity at a meeting of directors, and a majority of disinterested directors or shareholders entitled to vote ratify the transaction.

LIMITS ON SHAREHOLDER ACTION BY WRITTEN CONSENT

     CoreComm shareholders may take action by attending annual or special meetings of shareholders, or by effecting a resolution through the written consent of all CoreComm shareholders entitled to vote unless they want to remove an auditor or director. The date of the resolution in writing is deemed to be the date on which the resolution was signed.

     MegsINet shareholders may take action by attending annual or special meetings of shareholders, or by setting forth the action in a written consent. If the consent is signed by a majority but fewer than all of the shareholders entitled to vote, then the consent will take effect only if notice of the resolution is delivered to all shareholders at least 5 days prior to execution of the consent, and if a second notice is delivered after execution to the non-signing shareholders. Written consents cannot be used to authorize a business combination.

ABILITY TO CALL SPECIAL MEETINGS

     Special meetings of CoreComm shareholders may be called by CoreComm's board of directors or the shareholders in compliance with the Bermuda Act.

     Special meetings of MegsINet shareholders may be called by 2 members of MegsINet's board of directors or the president of MegsINet. Business transacted at a MegsINet special meeting is limited to the purposes stated in the notice of the meeting.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER MEETINGS AND PROPOSALS

     The CoreComm by-laws allow shareholders to nominate candidates for election to CoreComm's board of directors at any annual meeting or any special shareholder meeting at which the board of directors has determined that directors will be elected. However, nominations and proposals may only be made by a shareholder who has given timely written notice to the Secretary of CoreComm before the annual or special shareholder meeting.

     Under CoreComm's by-laws, to be timely, notice of shareholder nominations or proposals to be made at an annual shareholder meeting must be received by the Secretary of CoreComm not less than 75 days nor more than 90 days before the first anniversary of the preceding year's annual shareholder meeting. However, in the event that less than 90 days' notice or prior public disclosure of the meeting date is given or made to shareholders, notice by the shareholder must be received not later than the fifteenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs.

     Under the Nomination Procedure, a shareholder's notice to CoreComm proposing to nominate a person for election as a director must contain certain information about each proposed nominee and the nominating shareholder, including, without limitation,

     - the name, age, business address and residence address of the nominee,

     - the principal occupation or employment of the nominee,

     - the class, series and number of shares of capital stock of CoreComm which are beneficially owned by the nominee,

     - any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Rules and Regulations of the Commission under the Exchange Act,

     - the name and record address of the shareholder, and

     - the class, series and number of shares of capital stock of CoreComm which are beneficially owned by the shareholder. CoreComm may require any proposed nominee to furnish such other information as may reasonably be required by CoreComm to determine the eligibility of such proposed nominee to serve as a director of CoreComm. If the officer presiding at a meeting determines that a person was not nominated in accordance with the correct procedure, the person will not be eligible for election as a director and the nomination will be disregarded.

     Additionally, under CoreComm's by-laws, to be timely, notice of an annual general meeting or a special shareholder meeting must be received not less than 10 days nor more than 60 days before the annual or special meeting. The accidental omission to give notice of an annual or special meeting or the accidental omission to send a proxy does not by itself invalidate the proceedings of an otherwise procedurally valid meeting. Shareholders are deemed to have received notice of the meeting if they are present in person or by proxy.

     MegsINet also has an advance notice procedure for shareholders to nominate candidates for election to MegsINet's board of directors at both annual and special shareholder meetings, and to bring proposals before MegsINet's annual shareholder meeting. However, the deadlines for these notices differ from CoreComm's requirements.

Furthermore, nominations of directors may only be made by a shareholder who has given timely written notice to the Secretary of MegsINet before the annual or special meeting.

     To be timely, a shareholder must deliver a notice of a nominee at a special meeting to the Secretary of MegsINet at least 10 days and not more than 60 days before the date of the meeting. In the case of a meeting at which a change of control or disposition of assets will be considered, notice must be given at least 20 days and not more than 60 days prior to the date of the meeting. For annual meetings, notice must be received at the principal offices of MegsINet at least 120 days and not more than 150 days prior to the anniversary of the notice of last year's annual meeting.

     A shareholder's notice regarding a proposal must set forth as to each matter the shareholder proposes to bring before the annual meeting the following information:

     - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

     - the name and address, as they appear on MegsINet's books, of the shareholder proposing such business;

     - the class and number of shares of MegsINet which are beneficially owned by the shareholder; and

     - any material interest of the shareholder in such business.

AMENDMENT OF MEMORANDUM OF ASSOCIATION AND ARTICLES OF INCORPORATION

     Bermuda law provides that a company may alter its memorandum of association by passing a resolution at a general meeting of shareholders. Due notice of the meeting and in some instances consent of the Bermuda Minister of Finance is also required. Holders of at least 20% of any class of a Bermuda company's share capital may apply to the Bermuda Supreme Court to annul any amendment. In addition, under Bermuda law a company may by passing a resolution at a general meeting of its shareholders, alter the conditions of its memorandum of association to:

     - increase its share capital,

     - divide its shares into several classes,

     - consolidate and divide its share capital into shares of a larger par value,

     - sub-divide its shares into shares of a smaller par value,

     - change the currency denomination of its share capital, and

     - cancel any shares which have not been taken or agreed to be taken by any person and diminish the amount of its share capital accordingly,

if the company's by-laws permit. The CoreComm by-laws similarly provide shareholders with the authority to alter the CoreComm memorandum of association.

     Illinois Law requires the affirmative vote of the holders of 66.667% of the outstanding shares in order to alter the articles of incorporation, but the Illinois Act permits a corporation to decrease the voting requirement. Accordingly MegsINet's articles of incorporation provide that the articles of incorporation may be amended by the holders of not less than a majority of the outstanding shares entitled to vote on any amendment and not less than a majority of each class when class voting applies to amend its articles of incorporation. Additionally, the affirmative vote of holders of 60% of the outstanding shares of 1998A Series Preferred Stock is required to amend the articles if the proposed amendment would adversely effect the preferred shareholders' rights. Also, the affirmative vote of 66.667% of the outstanding shares of 1999A Series Preferred Stock is required to amend the articles if the amendment would alter the rights or authorized number of shares of 1999A Series Preferred Stock.

AMENDMENT OF BY-LAWS

     Pursuant to the Bermuda Act, the CoreComm by-laws may only be amended by a resolution of the board of directors, which is approved by the shareholders. Additionally, the CoreComm by-laws provide that the following actions require a vote of the holders of 66.667% of the shares entitled to vote:

     - the repeal, alteration, amendment or recision of by-laws governing:
       1.  appointment and removal of directors;
       2.  indemnification of directors, officers and committee members;
       3.  alteration of CoreComm's by-laws; and
       4.  Certain Business Combinations.

     Under Illinois law, shareholders entitled to vote have the power to adopt, amend or repeal by-laws. In addition, a corporation may, in its articles of incorporation, confer such power upon the board of directors. The shareholders always have the power to adopt, amend or repeal by-laws, even though the board may also be delegated such power.

     MegsINet's board of directors is expressly authorized to adopt, amend and repeal MegsINet's by-laws by an affirmative vote of a majority of the total number of authorized directors at that time, regardless of any vacancies. MegsINet's by-laws may also be adopted, amended and repealed by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of MegsINet entitled to vote in the election of directors, voting together as a single class. The power to amend the MegsINet by-laws may be supplemented by appropriate provisions in the MegsINet articles of incorporation.

DERIVATIVE ACTIONS

     The Bermuda courts ordinarily would be expected to follow English precedent, which would permit a shareholder to commence a derivative action in the name of the company to remedy a wrong done to the company only:

     1. where the act complained of is alleged to be beyond the corporate power of the company or illegal;

     2. where the act complained of is alleged to constitute a fraud against the minority shareholders by those controlling the company, provided that the majority shareholders have used their controlling position to prevent the company from taking action against the wrongdoers;

     3. where an act requires approval by a greater percentage of the company's shareholders than actually approved it; or

     4. where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a violation of the company's memorandum of association or by-laws.

     The actions summarized above are generally recognized as exceptions to the rule in Foss v. Harbottle, under which only the company could initiate an action for a wrong done to the company.

     There is a statutory remedy under Bermuda law which enables a shareholder who complains that the affairs of a company are being or have been conducted in a manner oppressive or prejudicial to some part of the shareholders, including himself or herself, to petition the court, which may, if it is of the opinion that to wind up a company would unfairly prejudice those shareholders, but that otherwise the facts would justify a winding up order on just and equitable grounds, make such order as it thinks fit. Bermuda law also provides that a company may be wound up by the court if the court is of the opinion that it is just and equitable to do so. The latter provision is also available to minority shareholders seeking relief from the oppressive conduct of the majority. Traditionally, such relief has been granted in relatively limited circumstances.

     MegsINet shareholders do not have a direct and individual right to enforce rights which could be asserted by the corporation, but may do so derivatively on behalf of the corporation. Pursuant to Illinois law, upon compliance with certain requirements, a shareholder may institute a derivative suit in the right of the corporation against the present or former officers or directors of a corporation because the corporation refused to enforce rights that could be asserted by the corporation, if he or she was a shareholder at the time of the transaction complained of, or if his or her stock thereafter devolved upon him or her by operation of law from a person who was a shareholder at that time.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Bermuda Act and the Illinois Act permit a company to indemnify its directors or officers in respect of any loss arising or liability attaching to them by virtue of any negligence, default, breach of duty or breach of trust committed in good faith.

     Our respective certificates of incorporation and by-laws provide that any person who was or is a party or is threatened to be made a party to or is involved in any type of proceeding, because that person is or was a director or officer, be indemnified against expenses, including attorney's fees, and held harmless by each of us to the fullest extent permitted by Bermuda and Illinois law.

     The by-laws permit CoreComm to advance the expenses incurred in defending any civil or criminal action for which indemnification is required against an undertaking of the indemnified party is not entitled to be indemnified under the by-laws and subject to a determination by the Board of Directors or, in specified situations, independent legal counsel or a majority vote of the shareholders, that indemnification would be proper in the circumstances.

     CoreComm's by-law 151 stipulates that each shareholder and CoreComm agree to waive any claim or right of action against any director, officer or committee member for any failure to act or any action taken by a director, officer or committee member in the performance of their duties with or for CoreComm. The waiver does not extend to claims arising from the fraud of a director, officer or committee member or any action to recover personal profit or advantage gained by a director to which the director is not legally entitled.

PREFERRED STOCK

     Both CoreComm's by-laws and MegsINet's articles of incorporation provide that our boards of directors are authorized to provide for the issuance of shares of preferred stock in 1 or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

     Subject to any special rights conferred on the holders of any class of shares, any CoreComm preferred stock may be issued by a majority vote of the board of directors. The CoreComm board may act to issue preferred stock even without shareholder approval. Approval by a majority vote of the CoreComm directors is required to issue redeemable preferred stock. The CoreComm board of directors acting alone may authorize CoreComm to repurchase its shares without shareholder approval. By a majority vote of the shareholders, CoreComm may:

     - increase its capital by an amount divided into shares of par value determined by the shareholders;

     - decrease its share capital or any share premium in any manner and on terms determined by the shareholders;

     - divide its shares into classes and attach any preferential or special rights;

     - consolidate and divide any of its share capital into shares of larger par value or sub-divide its shares into shares of smaller par value;

     - issue shares that do not carry voting rights;

     - cancel shares that have not been taken and reduce its share capital by the amount of cancelled shares; and

     - change the currency and denomination of share capital.

     Any special rights attaching to any class of CoreComm shares may be altered with the consent in writing of the holders of at least 75% of the issued shares of that class or by the majority vote of CoreComm shareholders taken at a special meeting. Alteration of a special right attaching to a class of CoreComm shares is deemed to occur when a reduction of capital paid on the shares is executed in a manner other than a CoreComm redemption of the shares. Substitution of other classes of shares ranking higher in priority for payment of a dividend or in favorability of voting rights also constitutes an alteration of the special rights attaching to a class of shares.

     Under the Bermuda Act shareholders of CoreComm holding at least 10% of the issued shares of a class of shares, the rights of which have been varied, may apply to the court to have the variation cancelled. Where the application is made the variation has no effect until it is confirmed by the court.

     Shares of MegsINet preferred stock may be issued exclusively by the MegsINet board of directors. The MegsINet board has authorized the issuance of 1998A Series Preferred Stock as well as 1999A Series Preferred Stock, which provide that, in the event of a merger, reorganization or sale of substantially all assets, the following rights attach:

     - holders of 1998A Series Preferred Stock are entitled to convert their preferred shares into the shares that are issuable in connection with the transaction rather than common stock of MegsINet;

     - each share of 1999A Series Preferred Stock will automatically be converted into MegsINet common stock at the conversion price of $2.50 per share of common stock;

     - MegsINet must deliver notice of the transaction to the preferred shareholders at least twenty days prior to the transaction; and

     - the affirmative vote of 60% of outstanding 1998A Series Preferred Stock is required to approve the transaction, unless the preferred shareholders' rights are not adversely affected or they receive substantially similar rights at the conclusion of the transaction.

     Additionally, the affirmative vote of 60% of the outstanding 1998A Series Preferred Stock is required to approve amendment of the MegsINet articles if the proposed amendment would adversely effect the preferred shareholders' rights. The affirmative vote of 66.667% of the outstanding 1999A Series Preferred Stock is required to approve amendment of the MegsINet articles if the proposed amendment would alter the rights or authorized number of the 1999A Series Preferred Stock.

BUSINESS COMBINATIONS

     CoreComm by-laws require the affirmative vote of 66.667% of the voting power of CoreComm to sanction any "Business Combination" (as defined) proposed by a beneficial owner of more than 10% of CoreComm voting shares during the 2 years preceding the Business Combination ("Bermuda Interested Shareholder"). The additional voting requirement does not apply if the Business Combination was approved by at least a majority of directors who have served on the board prior to the initiation of the Bermuda Interested Shareholder's ownership of CoreComm stock and who are not affiliated with the Bermuda Interested Shareholder. Approval by the disinterested directors also requires satisfaction of 2 conditions. First, the consideration paid to CoreComm shareholders in the Business Combination must be at least equal to the higher of either:

     (1) the highest per-share price paid by the Bermuda Interested Shareholder during the 2 years preceding the date of the Business Combination; or

     (2) the fair market value per share of CoreComm common stock on the date of the Business Combination.

Second, proxies must be solicited in accordance with the rules of the Securities and Exchange Commission, and regular dividends cannot be decreased as a result of the transaction.

     A "Business Combination" includes the following transactions:

     - merger, consolidation or amalgamation with an interested shareholder or any affiliate of an interested shareholder;

     - sale or other disposition of assets having a fair market value of $5,000,000 or more if an interested shareholder is a party to the transaction;

     - adoption of any plan for liquidation or dissolution or for amendment of the by-laws; or

     - any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of outstanding stock (or securities convertible into stock) owned by an interested shareholder.

     Under the Illinois Act, Sections 7.85 and 11.75, any Business Combination with an Illinois Interested Shareholder requires the affirmative vote of at least 80% of the combined voting power of outstanding shares of all classes and 66.667% of the disinterested shares. An Illinois Interested Shareholder is defined as the beneficial owner of over 15% of the outstanding shares of the Illinois corporation at any time in the 3 years preceding the date at which determination of interest is sought. The higher voting requirements of this provision do not apply to a transaction if 66.667% of the disinterested directors approve the transaction and comply with the substantially similar conditions imposed upon CoreComm directors in a Business Combination.

SHAREHOLDER RIGHTS PLAN

     The following description of the CoreComm Rights Agreement is qualified in its entirety by reference to the CoreComm Rights Agreement.

     The Rights Agreement provides that 1 right will be issued with each share of common stock issued on or after the date of the Distribution and prior to the Rights Distribution Date (as hereinafter defined). The rights are not exercisable until the Rights Distribution Date and will expire at the close of business on December 31, 2010 unless previously redeemed by CoreComm. When exercisable, each right entitles the owner to purchase from CoreComm one-hundredth of a share of CoreComm's Series A Junior Participating Preferred Stock at a purchase price of $100.00.

     Except as described below, the rights will be evidenced by all the common stock certificates and will be transferred with the common stock certificates, and no separate rights certificates will be distributed. The rights will separate from the common stock and a "Rights Distribution Date" will occur upon the earlier of:

     - 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the "Shares Acquisition Date"); or

     - 10 business days (or such later date as is determined by CoreComm's board of directors) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

     After the Rights Distribution Date, rights certificates will be mailed to holders of record of common stock as of the Rights Distribution Date and, thereafter the separate rights certificates alone will represent the rights.

     The Series A Junior Participating Preferred Stock is entitled to a minimum quarterly dividend payment of $0.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of common stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share and will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, and these holders will vote together with the holders of common stock. In the event of any merger, consolidation or other transaction in which shares of the common stock are changed or exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of one-hundredth of a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of 1 share of common stock.

     In the event that a person becomes an Acquiring Person, each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, common stock (or, in certain circumstances, cash, property or other securities of

CoreComm) having a value equal to 2 times the exercise price of the right. Following the occurrence of any such event, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until the rights are no longer redeemable by CoreComm.

     In the event that, at any time following the Shares Acquisition Date,

     - CoreComm is acquired in a merger or other Business Combination transaction in which CoreComm is not the surviving corporation, or

     - the common stock is changed or exchanged, or

     - 50% or more of CoreComm's assets or earning power is sold or transferred,

each holder of a right has the opportunity to receive common stock of the acquiring company having a value equal to 2 times the exercise price of the right.

     At any time prior to the earlier of 10 days following the Shares Acquisition Date or the Final Expiration Date, CoreComm may redeem the rights in whole, but not in part, at a price of $.01 per right. Immediately upon a board-ordered redemption of the rights, the rights will terminate and the only privilege of the rights holder will be to receive the $.01 redemption price.

     Until a right is exercised, the holder has no rights as a shareholder of CoreComm, including without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to CoreComm, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for the Newco common stock (or other consideration) or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the rights, any of the provisions of the Rights Agreement may be amended by the board of directors prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the board of directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

     MegsINet has no similar rights plan in place. Thus, as a result of the merger, CoreComm shareholders will gain greater takeover protection. The rights discourage takeovers because they will cause substantial dilution to a person or group that acquires a substantial interest in CoreComm without the prior approval of the board of directors.

AMALGAMATIONS, EXCHANGE OF ASSETS & MERGERS

     CoreComm may acquire the business of another exempted Bermuda company similarly exempt from Bermuda taxes or a company incorporated outside Bermuda and carry on such business when it is within the objects of its memorandum of association. CoreComm may also amalgamate with another Bermuda exempted company or with a body incorporated outside Bermuda upon the approval of the board of directors and a majority of the holders of the outstanding shares of CoreComm, including any shares that would otherwise be non-voting shares. In the case of an amalgamation, a dissenting shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares.

     The Illinois Act requires the affirmative vote of the holders of 66.667% of the outstanding shares entitled to vote as well as a majority vote of the board of directors to approve a merger. The MegsINet articles of incorporation may supersede this Illinois Act provision by specifying a lesser or greater vote requirement. We expect that prior to the vote on this merger, MegsINet will amend its articles to provide that only a majority need vote in favor of a merger. Additionally, an affirmative vote by the holders of 60% of the outstanding 1998A Series Preferred Stock is required to approve any merger, reorganization or sale of substantially all assets, unless the preferred shareholders' rights are not adversely affected or they receive substantially similar rights at the conclusion of the transaction. The merger is contingent on MegsINet shareholders amending the articles of incorporation to permit mergers and other similar transactions to be approved by a vote of holders of a simple majority of the outstanding shares.

SHORT FORM MERGER

     Under Bermuda law an amalgamation is only permitted without shareholder vote when between a parent company and its wholly owned subsidiary.

     Pursuant to Bermuda law, where the transfer of shares or any class of shares in a company to another company has, within 4 months after the making of the offer in this regard by the transferee company, been approved by the holders of not less than 90% in value of the shares or class of shares for which the offer was made, subject to the satisfaction of certain conditions, the transferee company may, within 2 months after the expiration of the 4 month period, give notice to any dissenting shareholder that it desires to acquire his or her shares. Such transferee company shall then be entitled and bound to acquire such shares on the terms on which shareholders who approved such scheme or contract transferred their shares, unless the Bermuda Supreme Court orders otherwise upon application by the dissenting shareholder. "Dissenting shareholder" includes a shareholder who has not assented to a scheme or contract and any shareholder who has failed or refused to transfer shares to the transferee company.

     Within 1 month of the transfer of 90% in value of the transferor company's shares or class of shares to the transferee company, or to its nominee, the transferee company is required to notify the holders of the remaining shares of such transfer. Within 3 months of the giving of notice, any such remaining holder of shares may require the transferee company to acquire his or her shares on the same terms as provided for in the scheme or contract, or upon such terms as may be agreed, or upon such terms as the Bermuda Supreme Court may determine upon application of the transferee company or the shareholder.

     Under Bermuda law, a holder or holders of not less than 95% of the shares, or of any class of shares, of a Bermuda company may give notice to the remaining shareholders, or the remaining shareholders of the appropriate class, of their intention to acquire the remaining shares, on the terms set out in the notice. Bermuda law provides that when such notice is given the acquiring holder or holders shall be entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless the remaining shareholders exercise statutory appraisal rights.

     Illinois law permits certain mergers without shareholder approval where the acquiror gains a controlling interest of 85% of the outstanding shares or where a subsidiary merges into a parent company owning at least 90% of the subsidiary.

DISSENTERS' RIGHTS

     Under Bermuda law, a properly dissenting shareholder who did not vote in favor of an amalgamation and who is not satisfied that he or she has been offered fair value for his or her shares may apply to a court to appraise the fair value of his or her shares. If the court-appraised value is greater than the value received or to be received in the amalgamation, the company must pay the court-appraised value to the dissenting shareholder within 1 month of the appraisal. Bermuda law additionally provides a right of appraisal in respect of the situation in which a holder of not less than 95% of the shares or any class of shares in the company proposes to acquire the remaining shares.

     Pursuant to Illinois law, a shareholder is entitled, to dissent from the following corporate actions:

     - mergers and share exchanges if shareholder authorization is required for the transaction by the Illinois Act or the company's articles of incorporation;

     - the sale, lease or exchange of all or substantially all of the corporate assets; and

     - amendments to the articles of incorporation that materially and adversely affect rights in respect of a dissenter's shares.

     It is a condition of MegsINet's obligation to consummate the merger that no MegsINet shareholder exercise dissenter's appraisal rights

                          SHARE OWNERSHIP BY PRINCIPAL
               SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF MEGSINET

     The following table sets forth information concerning the beneficial ownership of common stock of MegsINet as of March 11, 1999 for the following:

     - each person or entity who is known by MegsINet to own beneficially more than 5% of the outstanding shares of MegsINet common stock

     - each of MegsINet's current directors

     - the chief executive officer and certain other highly compensated officers of MegsINet

     - all directors and executive officers of MegsINet as a group

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of March 11, 1999 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned and has an address of c/o MegsINet, 225 West Ohio Street, Suite 400, Chicago, Illinois 60610.


     Certain shareholders of MegsINet, as indicated on page 47, have entered into an irrevocable proxy with CoreComm agreeing to vote their shares of MegsINet common stock in favor of the proposed merger.


                                        AMOUNT OF    PERCENT                     PERCENT
               NAME OF                   COMMON         OF        AMOUNT OF         OF
           BENEFICIAL OWNER               STOCK       CLASS      PREFERRED(1)     CLASS
           ----------------             ---------    --------    ------------    --------
Michael Henry.........................  2,066,000(2)     20%             --           *
Megsinet Investors Partnership,
  L.P.(3).............................    650,000       6.3              --           *
Scott Widham..........................    662,189(4)    6.1              --           *
Pequot Private Equity Fund, L.P.(5)...    591,745(6)    5.5       1,775,236        88.8%
Clayton Capital, L.L.C.(7)............    562,500       5.5              --           *
Antilles Partners, L.P.(8)............    560,000(9)    5.2              --           *
Brian L. Clark........................    219,571(10)   2.1              --           *
Gerald N. Schutt......................     52,500(11)     *              --           *
Terry Barnich.........................         --         *              --           *
Gerald A. Poch(12)....................         --         *              --           *
Pequot Offshore Private Equity Fund,
  Inc.(13)............................         --         *         224,764        11.2
All directors and executive officers
  as a group (6 persons)..............  3,000,260(14)   28.3%            --           *

-------------------------

  *  Less than one percent

 (1) This column sets forth the number of shares of the 1999A Series 10% Senior Convertible Preferred Stock.

 (2) The stated number of shares includes 50,000 shares subject to an exercisable option.

 (3) The Partnership's address is 440 South Lasalle, Suite 2380, Chicago, IL 60605.

 (4) The stated number of shares includes 212,500 shares subject to an exercisable option.


 (5) The Fund's address is 345 Pequot Ave., Southport, CT 04690.


 (6) All of the 591,745 stated shares are subject to an exercisable warrant.

 (7) Clayton Capital L.L.C.'s address is 906 South Kirkwood Road, Suite 200, Kirkwood, MO 63122.

 (8) The address of Antilles Partners, L.P. is 7 Lakeside Dr., Rye, NY 10580.

 (9) The stated number of shares includes 560 shares of 1998A Series 8% Convertible Preferred Stock held by Antilles Partners, L.P., which is convertible into 560,000 shares of common stock.

(10) The stated number of shares includes 125,000 shares subject to an exercisable option, and excludes 562,500 shares held in the name of Clayton Capital, L.L.C., over which Mr. Clark has voting power.

(11) The stated number of shares includes 2,500 shares subject to exercisable option.

(12) Mr. Poch's address is c/o Hemisphere Management Limited, Hemisphere House, 9 Church Street, P.O. Box HM951, Hamilton, HM-OX Bermuda; the stated number of shares held by Mr. Poch excludes 591,745 shares subject to an exercisable warrant held by Pequot Private Equity Fund L.P. for which Mr. Poch serves as a principal and 74,921 shares subject to an exercisable warrant held by Pequot Offshore Private Equity Fund, Inc. for which Mr. Poch serves as a principal.

(13) The Fund's address is c/o Hemisphere Management Limited, Hemisphere House, 9 Church Street, P.O. Box HM951, Hamilton, HM-OX Bermuda.

(14) The stated number of shares includes those shares described in footnotes 2, 4, 10, and 11.

                                 LEGAL OPINIONS


     The validity of the shares of CoreComm common stock offered by this proxy statement-prospectus will be passed upon by Appleby, Spurling & Kempe, Hamilton, Bermuda, special counsel to CoreComm. Amy Gross, Esq. will pass on certain regulatory matters relating to MegsINet.


                                    EXPERTS

     The consolidated financial statements of CoreComm Limited and its Predecessor OCOM Corporation Telecoms Division appearing in CoreComm Limited's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     KPMG LLP, independent certified public accountants, have audited the consolidated balance sheets of MegsINet as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1998. These audited financials for MegsINet are included as pages F-1 to F-14 of this proxy statement-prospectus. These consolidated financial statements are included herein in reliance on their reports, given on their authority as experts in accounting and auditing.


     The consolidated financial statements of USN Communications, Inc. at December 31, 1998, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



     The consolidated balance sheet of USN Communications, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, redeemable preferred stock, common stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       SHAREHOLDER PROPOSALS FOR THE 1999
                    ANNUAL MEETING OF MEGSINET SHAREHOLDERS
                         IF THE MERGER IS NOT COMPLETED

     If the merger is not completed, you may present proper proposals for consideration at the next annual meeting of MegsINet shareholders by submitting your proposal in writing to the Secretary of MegsINet in a timely manner.

     MegsINet's by-laws establish an advance notice procedure for shareholder proposals not included in MegsINet's proxy statement, to be brought before an annual meeting of shareholders. In general, nominations for the election of directors may be made by:

     - MegsINet's board of directors

     - any nominating committee appointed by MegsINet's board of directors

     - any shareholder entitled to vote who has delivered written notice to the Secretary of MegsINet 60 days in advance of MegsINet's annual meeting, which notice must contain specified information concerning the nominees and concerning the shareholder proposing the nominations

     With respect to an election of directors to be held at a special meeting of MegsINet shareholders, nominations for the election of directors may be made by any MegsINet shareholder entitled to vote who has delivered written notice to the Secretary of MegsINet 10 days but not more than 60 days before the date of the meeting.

     The only business that will be conducted at an annual meeting of MegsINet shareholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any shareholder entitled to vote who has delivered written notice to the Secretary of MegsINet at least 120 days but not more than 150 days prior to the previous year's notice date, which notice must contain specified information concerning the matters to be brought before the meeting and concerning the shareholder proposing those matters. If a shareholder who has notified MegsINet of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at the meeting, MegsINet need not present the proposal for a vote at the meeting. A copy of the full text of the by-law provisions discussed above may be obtained by writing to the Secretary of MegsINet. All notices of proposals by shareholders, whether or not included in MegsINet's proxy materials, should be sent to MegsINet at 225 West Ohio Street, Suite 400, Chicago, Illinois 60610.

                      WHERE YOU CAN FIND MORE INFORMATION

THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before the date of the special meeting are incorporated by reference into and to be a part of this proxy statement-prospectus from the date of filing of those documents.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     The following documents, which have been filed by CoreComm with the Securities and Exchange Commission, are incorporated by reference into this proxy statement-prospectus:

     - CoreComm's Annual Report on Form 10-K, for the fiscal year ended December 31, 1998 (SEC file number 0-24521 and filing date March 22, 1999).

     - The description of the common stock, par value $.01 per share, of CoreComm and the Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") which are attached to shares of CoreComm Common Stock set forth under the caption "Description of Capital Stock" in the Registration Statement on Form 10/A filed by CoreComm with the Commission on August 31, 1998 (File No. 0-24521).

     - CoreComm's Current Reports on Form 8-K dated February 17, 1999 and September 1, 1998.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

     The documents incorporated by reference into this proxy statement-prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement-prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement-prospectus) to any person, without charge, upon written or oral request.

                  Requests for documents relating to MegsINet
                             should be directed to:

                                 MegsINet, Inc.
                             225 West Ohio Street,
                                   Suite 400
                            Chicago, Illinois 60610
                                 (312) 470-9015

                  Requests for documents relating to CoreComm
                             should be directed to:

                                CoreComm Limited
                              110 East 59th Street
                            New York, New York 10022
                                 (212) 906-8485

     CoreComm files reports, proxy statements and other information with the Securities and Exchange Commission. Copies of its reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

         Judiciary Plaza                          Citicorp Center                      Seven World Trade Center
            Room 1024                         500 West Madison Street                         13th Floor
      450 Fifth Street, N.W.                         Suite 1400                        New York, New York 10048
      Washington, D.C. 20549                  Chicago, Illinois 60661

                Reports, proxy statements and other information
                    concerning CoreComm may be inspected at:

                          The National Association of
                               Securities Dealers
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains reports, proxy statements and other information regarding each of us. The address of the SEC Website is http://www.sec.gov.

     CoreComm has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to CoreComm's common stock to be issued to MegsINet shareholders in the merger. This proxy statement-prospectus constitutes the prospectus of CoreComm filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

     If you have any questions about the merger, please call MegsINet at (312) 470-9015. You may also call CoreComm at (212) 906-8485.

     THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM

IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS WITH RESPECT TO MEGSINET AND ITS SUBSIDIARIES WAS PROVIDED BY MEGSINET AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS WITH RESPECT TO CORECOMM WAS PROVIDED BY CORECOMM.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on CoreComm's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 14 of this proxy statement-prospectus.

                         INDEX TO FINANCIAL STATEMENTS


                                                                 PAGE
MEGSINET, INC.                                                  NUMBER
--------------                                                  ------
  Independent Auditors' Report..............................      F-2
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................      F-3
  Consolidated Statement of Operations for the year ended
     December 31, 1998......................................      F-4
  Consolidated Statement of Stockholders' Deficit for the
     year ended December 31, 1998...........................      F-5
  Consolidated Statement of Cash Flows for the year ended
     December 31, 1998......................................      F-6
  Notes to Consolidated Financial Statements................      F-7

USN COMMUNICATIONS, INC.
  Report of Independent Auditors............................     F-15
  Independent Auditors' Report..............................     F-16
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................     F-17
  Consolidated Statements of Operations for the years ended
     December 31, 1998, 1997 and 1996.......................     F-19
  Consolidated Statements of Redeemable Preferred Stock for
     the years ended December 31, 1998, 1997 and 1996.......     F-20
  Consolidated Statements of Stockholders' Deficit for the
     years ended December 31, 1998, 1997 and 1996...........     F-21
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998, 1997 and 1996.......................     F-23
  Notes to Consolidated Financial Statements................     F-25

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MegsINet, Inc.:

     We have audited the accompanying consolidated balance sheets of MegsINet, Inc. and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in those financial statements. An audit of financial statements also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MegsINet, Inc. and subsidiary as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                              KPMG LLP



St. Louis, Missouri


February 15, 1999

                         MEGSINET, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                           1998          1997
                                                        -----------    ---------
                                     ASSETS
Cash..................................................  $ 1,071,584      284,041
Prepaid expenses and other current assets.............      544,112       53,623
                                                        -----------    ---------
          Total current assets........................    1,615,696      337,664
Property and equipment, net...........................   26,802,413    1,501,692
                                                        -----------    ---------
          Total assets................................  $28,418,109    1,839,356
                                                        ===========    =========
                     LIABILITIES AND STOCKHOLDERS' DEFICIT
Equipment payable.....................................  $ 9,964,881           --
Current portion of notes payable......................    3,757,164           --
Current portion of capital lease obligations..........    2,096,865      356,871
Note payable to stockholder...........................      156,158      172,477
Accounts payable......................................    1,465,367      171,482
Accrued liabilities...................................      383,376       51,000
Deferred revenue......................................      641,985      202,851
                                                        -----------    ---------
          Total current liabilities...................   18,465,796      954,681
                                                        -----------    ---------
Notes payable, less current portion...................    6,956,178           --
Capital lease obligations, less current portion.......    5,084,112    1,013,160
Commitments and contingencies
Stockholders' deficit:
  Preferred stock, no par value, 3,000,000 and no
     shares authorized and 1,200 and no shares issued
     at December 31, 1998 and 1997, respectively......           --           --
  Common stock, no par value, 30,000,000 shares
     authorized and 10,141,442 and 7,121,386 shares
     issued at December 31, 1998 and
     1997, respectively...............................           --           --
  Paid-in capital.....................................    4,005,988      790,541
  Retained deficit....................................   (6,093,965)    (919,026)
                                                        -----------    ---------
          Total stockholders' deficit.................   (2,087,977)    (128,485)
                                                        -----------    ---------
          Total liabilities and stockholders'
             deficit..................................  $28,418,109    1,839,356
                                                        ===========    =========

See accompanying notes to consolidated financial statements.

                         MEGSINET, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

Revenues....................................................    $ 4,172,072
Cost of sales...............................................      4,866,702
                                                                -----------
  Costs in excess of revenues...............................       (694,630)
                                                                -----------
Operating expenses:
  Salaries and compensation.................................      1,734,675
  Other operating expense...................................      2,086,804
                                                                -----------
          Total operating expenses..........................      3,821,479
                                                                -----------
     Loss from operations...................................     (4,516,109)
Interest expense............................................        658,830
                                                                -----------
     Net loss...............................................    $(5,174,939)
                                                                ===========

See accompanying notes to consolidated financial statements.

                         MEGSINET, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1998

                                                                                 TOTAL
                             PREFERRED    COMMON     PAID-IN     RETAINED    STOCKHOLDERS'
                               STOCK      STOCK      CAPITAL     DEFICIT        DEFICIT
                             ---------   --------   ---------   ----------   -------------
Balance at December 31,
  1997.....................  $     --          --     790,541     (919,026)     (128,485)
Issuance of preferred
  stock, 1,200 shares......        --          --   1,500,000           --     1,500,000
Issuance of common stock,
  2,527,199 shares, net of
  $63,110 issue costs......        --          --   1,439,447           --     1,439,447
Issuance of common stock,
  492,857 shares, in lieu
  of compensation..........        --          --     276,000           --       276,000
Net loss...................        --          --          --   (5,174,939)   (5,174,939)
                             --------    --------   ---------   ----------    ----------
Balance at December 31,
  1998.....................  $     --          --   4,005,988   (6,093,965)   (2,087,977)
                             ========    ========   =========   ==========    ==========

See accompanying notes to consolidated financial statements.

                         MEGSINET, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

Cash flows from operating activities:
  Net loss..................................................    $(5,174,939)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      1,082,032
     Compensation paid through issuance of stock............        276,000
     Changes in operating working capital:
       Prepaid expenses and other current assets............       (490,489)
       Accounts payable.....................................      1,293,885
       Accrued liabilities..................................        332,376
       Deferred revenue.....................................        439,134
                                                                -----------
          Net cash used in operating activities.............     (2,242,001)
                                                                -----------
Cash flows from investing activities -- capital
  expenditures..............................................     (9,858,130)
                                                                -----------
Cash flows from financing activities:
  Proceeds from notes payable...............................     10,713,342
  Payments on note payable to stockholder...................        (16,319)
  Payments on capital lease obligations.....................       (748,796)
  Issuance of stock.........................................      2,939,447
                                                                -----------
          Net cash provided by financing activities.........     12,887,674
                                                                -----------
          Net increase in cash..............................        787,543
Cash, beginning of year.....................................        284,041
                                                                -----------
Cash, end of year...........................................    $ 1,071,584
                                                                ===========
Supplemental disclosure of cash flow information -- cash
  paid for interest.........................................    $   667,287
                                                                ===========
Supplemental disclosure of non cash investing and financing
  activities:
  Capital lease obligations of $6,559,742 were incurred in
     1998 when the Company entered into equipment leases.
  Equipment payable of $9,964,881 was incurred in 1998 when
     the Company purchased equipment.
  The Company paid $19,817 of commissions through issuance
     of common stock.

See accompanying notes to consolidated financial statements.

                         MEGSINET, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(1) DESCRIPTION OF THE BUSINESS

     MegsINet, Inc. was formed to develop and operate a national packet based data network and to provide a broad range of telecommunications services. At December 31, 1998, the Company had constructed a network that served 50 markets in the United States. From inception through the end of 1998, the Company provided a variety of Internet connection and web hosting services to its customer base.

     During 1998, MegsINet formed a wholly owned subsidiary called Megsinet-CLEC, Inc. (Megsinet-CLEC). This subsidiary will provide local exchange telephone service and long distance telephone service in competition with incumbent and competitive local exchange telephone companies and long distance providers. Megsinet-CLEC has received authority to provide local telephone service in seven states and has filed applications in two additional states as of December 31, 1998. Megsinet-CLEC has received authority to provide long distance service in 36 states and has filed applications in eight additional states as of December 31, 1998.

     MegsINet is an Illinois Corporation formed in 1995.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results can differ from those estimates.

     All significant intercompany balances and transactions have been eliminated in consolidation.

PROPERTY AND EQUIPMENT

     Property and equipment consist primarily of network communications equipment, computer equipment, furniture and fixtures, and equipment being built for use by Megsinet-CLEC, all of which are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments.

     Depreciation on property and equipment is computed using the straight-line method over estimated service lives of three to five years.

EQUIPMENT PAYABLE

     Equipment payable represents amounts due for equipment which has been received by MegsINet, but which has not yet been installed. Upon installation, MegsINet will enter into a capital lease under an arrangement with Ascend Communications, Inc. (Ascend) as discussed in note 5. As no lease agreement has been signed at December 31, 1998, the entire balance has been classified as current.

                         MEGSINET, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

REVENUE RECOGNITION AND DEFERRED REVENUE

     MegsINet's customers generally pay for service in advance. Revenue is recognized ratably over the service period. Deferred revenue represents the unearned portion of customer payments.

INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

STOCK-BASED COMPENSATION

     MegsINet applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. Pro forma information regarding net income as calculated under the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," is disclosed in note 9.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                           1998          1997
                                        -----------    ---------
Telecommunications equipment..........  $24,766,423    1,496,862
Computer equipment....................      482,151      183,401
Telephone equipment...................      147,357        2,285
Furniture and fixtures................       42,514       16,119
Leasehold improvements................      127,213       15,563
Construction in progress..............    2,531,325           --
                                        -----------    ---------
                                         28,096,983    1,714,230
Less accumulated depreciation and
  amortization........................    1,294,570      212,538
                                        -----------    ---------
  Net property and equipment..........  $26,802,413    1,501,692
                                        ===========    =========

                         MEGSINET, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) LEASES

     MegsINet is obligated under various capital leases for telecommunications equipment that expires at various dates during the next five years. At December 31, 1998 and 1997, the gross amount of equipment and related accumulated amortization recorded under capital leases was as follows:

                                            1998         1997
                                         ----------    ---------
Telecommunications equipment...........  $8,110,081    1,496,862
Less accumulated amortization..........     933,428      135,028
                                         ----------    ---------
                                         $7,176,653    1,361,834
                                         ==========    =========

     MegsINet also has several noncancelable operating leases for telecommunications equipment that expire over the next three years. MegsINet is required to pay all executory costs such as maintenance and insurance. Rental expense for operating leases during 1998 totaled approximately $304,000.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1998 are:

                                         CAPITAL      OPERATING
                                          LEASES        LEASES
                                        ----------    ----------
Year ending December 31:
-----------------------------
  1999................................  $2,864,659       481,831
  2000................................   3,292,654       372,508
  2001................................   2,267,504       265,688
  2002................................     102,006            --
  2003................................         973            --
                                        ----------    ----------
          Total minimum lease
             payments.................   8,527,796    $1,120,027
                                                      ==========
Less amount representing interest (at
  rates ranging from 8.5% to
  26.44%).............................   1,346,819
                                        ----------
       Present value of net minimum
          capital lease payments......   7,180,977
Less current installments of
  obligations under capital leases....   2,096,865
                                        ----------
       Obligations under capital
          leases, excluding current
          installments................  $5,084,112
                                        ==========

                         MEGSINET, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5) NOTES PAYABLE

     Notes payable at December 31, 1998 consist of the following:

Borrowings under Ascend working capital promissory
  note, interest at 8.5%...........................  $2,000,000
Borrowings under Cisco working capital promissory
  note, interest at 13.5%..........................   2,021,885
Note payable to Cisco for equipment, interest at
  12.75%...........................................   6,691,457
                                                     ----------
          Total notes payable......................  10,713,342
Less current installments..........................   3,757,164
                                                     ----------
Notes payable, less current installments...........  $6,956,178
                                                     ==========

     In 1998, MegsINet entered into an agreement with Ascend to lease up to $16 million in telecommunications equipment under a capital lease agreement. In addition, Ascend agreed to loan MegsINet up to $4.0 million in working capital (the Ascend Note), limited by a ratio of $1 in working capital for each $4 in equipment purchased or leased. At December 31, 1998, MegsINet was obligated under capital leases with Ascend related to this agreement totaling approximately $4.4 million and had received approximately $10.0 million in equipment for which no formal lease agreement had been signed (see note 2). The obligation related to this equipment is classified as equipment payable. As of December 31, 1998, MegsINet had borrowed $2.0 million under the Ascend Note.

     The terms of the Ascend Note require MegsINet to make monthly principal payments beginning six months after a minimum draw of $500,000 is made. Interest payments start in the month following the borrowing. Based on the timing of borrowings on the Ascend Note, MegsINet will begin to make payments of $37,118 in April 1999, increasing to $74,236 in June 1999. The amount outstanding at December 31, 1998 is scheduled to be repaid in November 2001.

     The Ascend Note is secured by warrants to purchase MegsINet stock at $6.50 per share. The number of warrants held by Ascend at December 31, 1998 is approximately 355,000. The terms of the warrants restrict Ascend's ability to exercise the warrants unless the Company is in default. If MegsINet repays the Ascend Note without default, 90% of these warrants expire.

     In 1998, MegsINet also entered into an agreement with Cisco Systems Capital Corporations (Cisco) whereby MegsINet can purchase up to $16 million in telecommunications equipment under a promissory note (the Cisco Equipment Note). In addition, Cisco has agreed to loan MegsINet up to $4.0 million in working capital (the Cisco Note) limited by a ratio of $1 in working capital for each $4 in equipment purchases; however, the first $2.0 million in working capital is subject to only a 1 to 2 ratio. At December 31, 1998, MegsINet was obligated under the Cisco Equipment Note totaling $6,691,457 and had borrowed approximately $2.0 million under the Cisco Note.

     The terms of the Cisco Equipment Note require MegsINet to make monthly principal and interest payments beginning in April 1999. MegsINet will make payments of $261,655. The amount outstanding at December 31, 1998 is scheduled to be repaid in

                         MEGSINET, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

September 2001. The Cisco Equipment Note is secured by the telecommunications equipment being purchased.

     The terms of the Cisco Note require MegsINet to make monthly principal and interest payments beginning in April 1999. MegsINet will make payments of $179,350. The amount outstanding at December 31, 1998 is scheduled to be repaid in March 2000. The Cisco Note is secured by common stock held by the president of MegsINet and a life insurance policy on the president equal to the outstanding balance of the note. The Cisco Note also carries conversion rights. These conversion rights allow Cisco to convert all or part of the Cisco Note obligation to common stock at the market value determined on the date of conversion.

     The aggregate maturities of notes payable subsequent to December 31, 1998 are as follows: 1999, $3,757,164; 2000, $4,007,670; and 2001, $2,948,508.

     The Company did not have any notes payable obligations outstanding at December 31, 1997.

(6) RELATED-PARTY TRANSACTIONS

     At December 31, 1998 and 1997, MegsINet had an unsecured note payable to a stockholder in the amount of $156,158 and $172,477, respectively. The note carries an interest rate of 8.5% and is due upon demand.

(7) CHANGES IN CAPITAL STRUCTURE

     In July 1997, MegsINet's board of directors authorized a 477-to-1 split for each share of common stock. All share data presented has been revised to reflect this transaction.

     In June 1998, MegsINet increased the authorized common shares to 30 million.

     During 1998, MegsINet authorized 3 million shares of preferred stock, of which 1,200 shares were issued as 1998 Series Convertible Preferred Stock. Such stock has a liquidation value of $1,250 per share and is entitled to dividends of $100 per share per year. As of December 31, 1998, MegsINet had not declared the 1998 dividends, therefore no amount has been accrued. Unpaid dividends totaled $60,000 at December 31, 1998.

(8) INCOME TAXES

     No income tax benefit was recorded during 1998. The actual income tax benefit for 1998 differs from the expected income tax benefit computed by applying the U.S. federal corporate tax rate of 34% to loss before income taxes as follows:

Computed "expected" income tax benefit..........    $(1,759,480)
State income taxes..............................       (206,996)
Non-utilization of net operating loss...........      1,966,476
                                                    -----------
     Tax benefit................................    $        --
                                                    ===========

                         MEGSINET, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to deferred tax assets at December 31, 1998 and 1997 are as follows:

                                             1998         1997
                                          ----------    --------
Net operating loss carryforwards........  $2,008,196     165,959
Start-up costs..........................     124,239          --
Difference in depreciation on property,
  plant, and equipment..................      89,606      89,606
                                          ----------    --------
     Gross deferred tax assets..........   2,222,041     255,565
Less valuation allowance................  (2,222,041)   (255,565)
                                          ----------    --------
     Net deferred tax assets............  $       --          --
                                          ==========    ========

     The valuation allowance for deferred tax assets as of December 31, 1998 and 1997 was $2,222,041 and $255,565, respectively. The net change in the valuation allowance for the year ended December 31, 1998 was an increase of $1,966,476.

(9) STOCK-BASED COMPENSATION

     In 1998, MegsINet adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to MegsINet employees. The Plan authorizes grants of options to purchase up to 2,000,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options under this plan have five-year terms and vest 25% per year from the date of grant. During the year ended December 31, 1998, 191,960 options were issued under this plan.

     MegsINet also has the right to issue options to officers and directors of MegsINet. During 1998, the Company issued options to purchase 650,000 shares of MegsINet's common stock to officers and directors with exercise prices ranging from $.56 to $1.38 per share. These options vest at different rates over the next three years.

     The per share weighted-average fair value of stock options granted during 1998 was $0.36 on the date of grant using the Black-Sholes option-pricing model (excluding a volatility assumption) with the following weighted-average assumptions: no expected dividend yield, risk-free interest rate of 6.0%, and an expected life equal to the term of the respective option.

     MegsINet applies APB Opinion No. 25 in accounting for its stock options. MegsINet has issued options which qualify for fixed plan treatment and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had MegsINet determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, MegsINet's 1998 net loss would have been increased to the pro forma amount of approximately $5,266,000.

                         MEGSINET, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Stock option activity during 1998 is as follows:

                                     NUMBER OF    WEIGHTED-AVERAGE
                                      SHARES       EXERCISE PRICE
                                     ---------    ----------------
Balance at December 31, 1997.......    250,000         $0.36
Granted............................    841,960          0.90
                                     ---------         -----
Balance at December 31, 1998.......  1,091,960          0.78
                                     =========         =====

     At December 31, 1998, the range of exercise prices and weighted-average remaining contractual life of outstanding options was as follows:

 NUMBER     WEIGHTED-AVERAGE   WEIGHTED-AVERAGE     SHARES      WEIGHTED-AVERAGE
OF SHARES    EXERCISE PRICE    CONTRACTUAL LIFE   EXERCISABLE    EXERCISE PRICE
---------   ----------------   ----------------   -----------   ----------------
 150,000         $0.22            4.3    years      150,000          $0.22
 550,000          0.56            5.5                63,000           0.56
 241,960          1.25            5.0                28,430           1.25
 150,000          1.38            5.0                    --             --
 =======         =====               ====           =======          =====

     During 1997, MegsINet issued options to purchase 150,000 shares of MegsINet's common stock to an officer with an exercise price of $.22 per share. The agreement states that the options are 100% vested upon grant. At December 31, 1997, all options were still outstanding.

     During 1997, MegsINet also issued options to purchase 100,000 shares of MegsINet's common stock to a director of MegsINet with an exercise price of $.56, which was equal to the market value of the stock at the date of issue. The options, which were 100% vested upon grant, remained outstanding at December 31, 1997.

     During 1998 and 1997, MegsINet issued 492,857 and 984,800 shares, respectively, of common stock to employees in lieu of compensation.

(10) COMMITMENTS AND CONTINGENCIES

     MegsINet is involved in certain litigation which occurs in the normal course of business. In the opinion of management, the ultimate results of these matters will not have a material impact on the financial position of MegsINet.

                         MEGSINET, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(11) CONTINUED OPERATIONS

     In February 1999, the Company sold 2,000,000 shares of 1999A Series 10% Senior Convertible Preferred Stock (the Preferred Stock Transaction) in the amount of $5,000,000, less cost of issuance.

     Also in February 1999, MegsINet entered into a definitive agreement whereby all of MegsINet's outstanding stock will be acquired, and MegsINet will be merged into the acquiring company (the Merger Transaction). At the close of the Merger Transaction, MegsINet will cease to exist as a separate entity. This agreement is subject to shareholder approval. At the close of the Merger Transaction, the acquiring company will assume the obligations and liabilities of MegsINet and be responsible for funding future operations. Management believes the Preferred Stock Transaction will provide MegsINet adequate funding through the close of the Merger Transaction.


(12) SUBSEQUENT EVENT (UNAUDITED)



     On May 3, 1999, MegsINet entered into a revised agreement that changes certain terms of the Merger Transaction (see note 11). The primary change in the new agreement results in the survival of MegINet as a wholly-owned subsidiary of the acquiring enterprise.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
USN Communications, Inc.


     We have audited the accompanying consolidated balance sheet of USN Communications, Inc. and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of operations, redeemable preferred stock, common stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes an assessment of the accounting principles used and significant estimates made by management, as well as an evaluation of the overall financial statement presentation. We believe that our audit provides a reasonable basis for our report.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USN Communications, Inc. and subsidiaries at December 31, 1998, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 of the Notes to Consolidated Financial Statements, on February 18, 1999, the Company filed voluntary petitions for reorganization under Chapter 11 of title 11 of the United States Code. This matter raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                              Ernst & Young LLP


Chicago, Illinois
April 13, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of USN Communications, Inc.
Chicago, Illinois


     We have audited the accompanying consolidated balance sheet of USN Communications, Inc. and subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of operations, redeemable preferred stock, common stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP

Chicago, Illinois
March 9, 1998

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)



                                                               DECEMBER 31
                                                          ---------------------
                                                            1998         1997
                                                          ---------    --------
                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................  $   3,767    $ 87,454
  Marketable equity securities..........................         --       8,181
  Accounts receivable, net..............................     24,902      23,917
  Net assets of discontinued operations held for sale...     19,250          --
  Other current assets..................................      2,270       1,444
                                                          ---------    --------
     Total current assets...............................     50,189     120,996
Property and equipment, net.............................     14,985      16,802
Other assets............................................     34,162      33,402
                                                          ---------    --------
     Total assets.......................................  $  99,336    $171,200
                                                          =========    ========
                    LIABILITIES, REDEEMABLE PREFERRED STOCK
                       AND COMMON STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable......................................  $  53,145    $ 20,485
  Accrued expenses and other current liabilities........     12,981       7,179
  17% Senior Secured Note...............................     10,000          --
  Capital lease obligations and notes payable...........        607         559
                                                          ---------    --------
     Total current liabilities..........................     76,733      28,223
14 5/8% Senior Discount Notes...........................    140,504     100,002
14% Senior Discount Notes...............................     13,877      34,580
9% Convertible Subordinated Discount Notes..............     32,966      30,188
9% Consent Convertible Notes............................     10,450          --
Accrued interest........................................      9,385       7,374
Capital lease obligations and notes payable.............        628         556
                                                          ---------    --------
     Total liabilities..................................    284,543     200,923
Commitments and contingent liabilities..................

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


                                                               DECEMBER 31
                                                          ---------------------
                                                            1998         1997
                                                          ---------    --------
REDEEMABLE PREFERRED STOCK:
  9% Cumulative Convertible Pay-In-Kind Preferred Stock:
     $1 par value; 30,000 shares authorized at 1997;
     10,920 shares outstanding at December 31,1997......         --          11
  9% Cumulative Convertible Pay-In-Kind Preferred Stock,
     Series A: $1 par value; 150,000 shares authorized
     at 1997; 45,209 shares outstanding at December 31,
     1997...............................................         --          45
  Accumulated unpaid dividends..........................         --       1,516
  Additional paid-in-capital............................         --      55,705
                                                          ---------    --------
     Total redeemable preferred stock...................         --      57,277
COMMON STOCKHOLDERS' DEFICIT:
  Common stock, $.01 par value, 100,000,000 and
     30,000,000 shares authorized at December 31, 1998
     and 1997, respectively; 23,585,741 and 7,282,511
     shares issued at December 31, 1998 and 1997,
     respectively.......................................        235          73
  Additional paid-in capital............................    260,227      74,642
  Treasury stock, 10,000 shares.........................         (1)         (1)
  Accumulated other comprehensive income................         --       8,181
  Accumulated deficit...................................   (445,668)   (169,895)
                                                          ---------    --------
     Total common stockholders' deficit.................   (185,207)    (87,000)
                                                          ---------    --------
Total liabilities, redeemable preferred stock, and
  common stockholders' deficit..........................  $  99,336    $171,200
                                                          =========    ========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                   YEAR ENDED DECEMBER 31
                                           --------------------------------------
                                              1998          1997          1996
                                           -----------    ---------    ----------
NET SERVICE REVENUE......................  $   132,503    $  47,200    $    9,814
COST OF SERVICES.........................      117,957       41,272         9,256
                                           -----------    ---------    ----------
  Gross profit...........................       14,546        5,928           558
EXPENSES:
  Sales and marketing....................       82,134       62,375        12,612
  General and administrative.............      110,635       41,538        20,665
  Non-recurring charges..................       28,987           --            --
                                           -----------    ---------    ----------
OPERATING LOSS...........................     (207,210)     (97,985)      (32,719)
OTHER INCOME (EXPENSE):
  Interest income........................        3,570        3,420         1,376
  Interest expense.......................      (30,099)     (15,333)       (1,797)
  Realized gain on sale of marketable
     securities..........................       11,714           --         8,079
  Other income (expense).................         (311)           6            14
                                           -----------    ---------    ----------
  Other income (expense) -- net..........      (15,126)     (11,907)        7,672
                                           -----------    ---------    ----------
NET LOSS FROM CONTINUING OPERATIONS......     (222,336)    (109,892)      (25,047)
DISCONTINUED OPERATIONS:
  Loss from operations of discontinued
     division............................       (4,919)          --            --
  Provision for estimated loss on
     disposal of discontinued operations
     (including estimated operating loss
     of $6.2 million during phase out
     period).............................      (47,939)          --            --
                                           -----------    ---------    ----------
     Total loss from discontinued
       operations........................      (52,858)          --            --
                                           -----------    ---------    ----------
NET LOSS.................................  $  (275,194)   $(109,892)   $  (25,047)
                                           ===========    =========    ==========
PREFERRED DIVIDENDS......................          579        2,211         3,691
                                           ===========    =========    ==========
NET LOSS TO COMMON SHAREHOLDERS -- BASIC
  AND DILUTED............................  $  (275,773)   $(112,103)   $  (28,738)
                                           ===========    =========    ==========
LOSS PER COMMON SHARE -- BASIC AND
  DILUTED
  Net loss from continuing operations....  $    (10.51)   $  (15.55)   $    (5.65)
  Discontinued operations................        (2.49)          --            --
                                           -----------    ---------    ----------
  Net loss...............................  $    (13.00)   $  (15.55)   $    (5.65)
                                           ===========    =========    ==========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING --
  BASIC AND DILUTED......................   21,203,771    7,206,886     5,082,028
                                           ===========    =========    ==========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                SERIES A
                                     9 % PIK     9 % PIK    SERIES A-2   SERIES A    ACCUMULATED   ADDITIONAL
                                    PREFERRED   PREFERRED   PREFERRED    PREFERRED     UNPAID       PAID-IN
                                      STOCK       STOCK       STOCK        STOCK      DIVIDENDS     CAPITAL      TOTAL
                                    ---------   ---------   ----------   ---------   -----------   ----------   --------
BALANCE, JANUARY 1, 1996..........                          26.$....       $ 16        $ 3,810      $ 40,544    $ 44,396
Accumulated dividends on Series A
  and A-2 Preferred Stock.........                                                       3,466                     3,466
Conversion of Series A and A-2
  Preferred to Class A Common
  Stock...........................                              (26)        (16)        (7,276)      (40,544)    (47,862)
Issuance of 10,000 shares of 9%
  PIK Preferred Stock.............    $ 10                                                             9,990      10,000
Costs incurred related to issuance
  of 9% PIK Preferred Stock.......                                                                      (180)       (180)
Accumulated dividends on Series A
  9% PIK Preferred Stock..........                                                         225                       225
                                      ----        ----         ----        ----        -------      --------    --------
BALANCE, DECEMBER 31, 1996........      10          --           --          --            225         9,810      10,045
                                      ----        ----         ----        ----        -------      --------    --------
Issuance of 920 shares of 9% PIK
  Preferred Stock as payment of
  dividends.......................       1                                                (920)          919          --
Issuance of 45,209 shares of
  Series A 9% PIK Preferred
  Stock...........................                $ 45                                                45,164      45,209
Costs incurred related to issuance
  of Series A 9% PIK Preferred
  Stock...........................                                                                      (188)       (188)
Accumulated dividends on 9% PIK
  Preferred Stock.................                                                         941                       941
Accumulated dividends on Series A
  9% PIK Preferred Stock..........                                                       1,270                     1,270
                                      ----        ----         ----        ----        -------      --------    --------
BALANCE, DECEMBER 31, 1997........      11          45           --          --          1,516        55,705      57,277
                                      ----        ----         ----        ----        -------      --------    --------
Accumulated dividends on 9% PIK
  Preferred Stock.................                                                         114                       114
Accumulated dividends on Series A
  9% PIK Preferred Stock..........                                                         465                       465
Conversion of 9% PIK and Series A
  9% PIK Preferred Stock to Common
  Stock...........................     (11)        (45)                                 (2,095)      (55,705)    (57,856)
                                      ----        ----         ----        ----        -------      --------    --------
BALANCE, DECEMBER 31, 1998........    $ --        $ --         $ --        $ --        $    --      $     --    $     --
                                      ====        ====         ====        ====        =======      ========    ========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES


            CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' DEFICIT


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                             (DOLLARS IN THOUSANDS)

                                                                         ACCUMULATED
                                             ADDITIONAL     COMMON          OTHER        ACCUMU-
                                    COMMON    PAID-IN     STOCK HELD    COMPREHENSIVE     LATED
                                    STOCK     CAPITAL     IN TREASURY      INCOME        DEFICIT      TOTAL
                                    ------   ----------   -----------   -------------   ---------   ---------
BALANCE, JANUARY 1, 1996..........  $  31     $    255                                  $ (29,054)  $ (28,768)
Conversion of Series A and A-2
  Preferred Stock to Class A
  Common Stock....................     27       47,835                                                 47,862
Issuance of 50,000 shares of
  common stock....................      1            5                                                      6
Compensation grants of 220,000
  shares of common stock..........      2           31                                                     33
Repricing of common stock.........     11          (11)
Repurchase of 10,000 shares of
  common stock....................                            $(1)                                         (1)
Issuance of stock warrants........               6,000                                                  6,000
Accumulated unpaid preferred
  dividends.......................                                                         (3,691)     (3,691)
Net loss..........................                                                        (25,047)    (25,047)
                                    ------    --------        ---         --------      ---------   ---------
BALANCE, DECEMBER 31, 1996........     72       54,115         (1)              --        (57,791)     (3,606)
                                    ------    --------        ---         --------      ---------   ---------
Issuance of 97,251 shares of
  common stock....................      1          531                                                    532
Compensation expense on stock
  options.........................                 644                                                    644
Issuance of stock warrants........              19,352                                                 19,352
Accumulated dividends on 9% PIK
  Preferred Stock.................                                                           (941)       (941)
Accumulated dividends on Series A
  9% PIK Preferred Stock..........                                                         (1,271)     (1,271)
Comprehensive income (loss):
  Net loss........................                                                       (109,892)   (109,892)
  Unrealized gain of
     available-for-sale
     securities...................                                        $  8,181                      8,181
                                                                                                    ---------
  Comprehensive loss..............                                                                   (101,711)
                                    ------    --------        ---         --------      ---------   ---------
BALANCE, DECEMBER 31, 1997........     73       74,642         (1)           8,181       (169,895)    (87,000)
                                    ------    --------        ---         --------      ---------   ---------
Issuance of 8,628,861 shares of
  common stock....................     86      137,984                                                138,070

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES



            CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' DEFICIT


            YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 -- (CONT.)


                             (DOLLARS IN THOUSANDS)


                                                                         ACCUMULATED
                                             ADDITIONAL     COMMON          OTHER        ACCUMU-
                                    COMMON    PAID-IN     STOCK HELD    COMPREHENSIVE     LATED
                                    STOCK     CAPITAL     IN TREASURY      INCOME        DEFICIT      TOTAL
                                    ------   ----------   -----------   -------------   ---------   ---------
Costs incurred related to issuance
  of stock........................             (10,764)                                               (10,764)
Accumulated dividends on 9% PIK
  Preferred Stock.................                                                           (114)       (114)
Accumulated dividends on Series A
  9% PIK Preferred Stock..........                                                           (465)       (465)
Conversion of 9% PIK and Series A
  9% PIK to 6,130,175 shares of
  common stock....................     61       57,795                                                 57,856
Issuance of 1,544,194 shares of
  common stock upon exercise of
  warrants and options............     15           16                                                     31
Compensation expense on stock
  options.........................                 554                                                    554
Comprehensive income (loss):
  Net loss........................                                                       (275,194)   (275,194)
  Unrealized gain on available --
     for -- sale securities.......                                           3,533                      3,533
  Realized gain on sale of
     marketable securities........                                         (11,714)                   (11,714)
                                                                                                    ---------
  Comprehensive loss..............                                                                   (283,375)
                                    ------    --------        ---         --------      ---------   ---------
BALANCE, DECEMBER 31, 1998........  $ 235     $260,227        $(1)        $     --      $(445,668)  $(185,207)
                                    ======    ========        ===         ========      =========   =========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                    YEAR ENDED DECEMBER 31
                                              ----------------------------------
                                                1998         1997         1996
                                              ---------    ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................  $(275,194)   $(109,892)   $(25,047)
Adjustments to reconcile net loss to net
  cash flows from operating activities:
  Depreciation..............................      9,317        2,834         558
  Amortization..............................        252          738       1,771
  Non-cash interest on debt obligations.....     29,726       15,179       1,654
  Provision for losses on accounts
     receivable.............................     33,964        4,314          30
  Stock compensation award expense..........        554          645          33
  Gain on sale of marketable securities.....    (11,714)          --          --
  (Gain)loss on disposal of property and
     equipment..............................        298           --      (8,079)
  Non-recurring charges.....................     25,980           --          --
  Loss on discontinued operations...........     52,858           --          --
  Changes in:
     Accounts receivable....................    (34,949)     (25,227)     (1,850)
     Other assets...........................       (492)      (1,179)       (226)
     Accounts payable.......................     32,597       12,577       4,820
     Accrued expenses.......................      2,643        4,002       2,425
                                              ---------    ---------    --------
       Net cash flows from operating
          activities........................   (134,160)     (96,009)    (23,911)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment..........    (29,910)     (15,200)     (2,259)
Proceeds from sale of marketable
  securities................................     11,714           --          --
Purchase of subsidiary, net of cash
  acquired..................................    (72,108)          --          --
Deposits....................................     (6,280)        (959)        495
Proceeds from sale of property and
  equipment.................................        441           --          --
Proceeds from the sale of assets............         --           --       9,533
Purchase of licensing agreement.............         --         (900)         --
                                              ---------    ---------    --------
       Net cash flows from investing
          activities........................    (96,143)     (17,059)      6,779
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock....................    138,101          532           6
Issuance of preferred stock.................         --       45,209      10,000
Costs incurred related to issuance of
  stock.....................................    (10,764)        (485)       (180)

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


                                                    YEAR ENDED DECEMBER 31
                                              ----------------------------------
                                                1998         1997         1996
                                              ---------    ---------    --------
Repurchase of common stock..................         --           --          (1)
Proceeds from Consent Convertible Notes.....     10,000           --      27,644
Proceeds from Senior Notes..................     10,000      100,002      30,203
Debt acquisition costs......................         --       (4,715)     (2,920)
Repayment of capital lease obligations and
  notes payable.............................       (721)        (839)       (568)
                                              ---------    ---------    --------
       Net cash flows from financing
          activities........................    146,616      139,704      64,184
                                              ---------    ---------    --------
NET (DECREASE) INCREASE IN CASH.............    (83,687)      26,636      47,052
CASH AND CASH EQUIVALENTS -- Beginning of
  period....................................     87,454       60,818      13,766
                                              ---------    ---------    --------
CASH AND CASH EQUIVALENTS -- End of
  period....................................  $   3,767    $  87,454    $ 60,818
                                              =========    =========    ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Conversion of preferred stock to common
  stock.....................................  $  57,856           --          --
                                              =========    =========    ========
Declared dividends..........................  $     579           --          --
                                              =========    =========    ========
Capital lease obligations incurred..........  $     841    $     928    $    592
                                              =========    =========    ========
Issuance of stock warrants..................         --    $  19,352    $  6,000
                                              =========    =========    ========
Dividends paid in kind......................         --    $     920          --
                                              =========    =========    ========
Cash paid for interest......................  $     173    $     138    $     32
                                              =========    =========    ========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUBSEQUENT EVENT

     On February 18, 1999, (the "Petition Date") USN Communications, Inc. (the "Company") and certain of its subsidiaries filed voluntary petitions for reorganization (the "Filing") under Chapter 11 ("Chapter 11") of Title 11 of the United States Code ("Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). In Chapter 11, the Company will continue to manage its affairs and operate its business as a debtor in possession while it develops a plan of reorganization. As a debtor in possession in Chapter 11, the Company may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Bankruptcy Court.

     As a result of the Filing, the Company is currently in default under all of its debt agreements in effect prior to the Petition Date. As a result, all unpaid principal of, and accrued prepetition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid prepetition interest is prohibited during the pendency of the Company's Chapter 11 case without the approval of the Bankruptcy Court. The Bankruptcy Court has authorized the payment, by the Company, of the Company's $15 million aggregate principal amount of prepetition senior secured notes with a $20 million debtor-in-possession financing facility.

     In accordance with the Bankruptcy Code, the Company can seek court approval for the rejection of executory contracts, including real property leases. Any such rejection may give rise to a prepetition unsecured claim for breach of contract. In connection with the Company's Chapter 11 case, a review is being undertaken of all the Company's obligations under its executory contracts, including real property leases.


     On April 2, 1999, the Bankruptcy Court authorized the Company to (1) sell substantially all of the Company's assets, excluding USN Wireless, Inc., to CoreComm Limited ("CoreComm") for approximately $27 million in cash, warrants to purchase 350,000 shares of CoreComm common stock and a contingent payment based on future operating results that caps the total consideration at $85 million, and (2) sell the capital stock of USN Wireless, Inc. to Unified Signal Corporation.


     The accompanying consolidated financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result should the Company be unable to continue as a going concern. The Company's recurring losses from operations and the related Chapter 11 filing raise substantial doubt about its ability to continue as a going concern.

     Because the Company has agreed to sell assets and as a result of the Chapter 11 case, the Company may liquidate or settle liabilities for amounts other than those reflected in the financial statements. Further, a plan of reorganization could materially change the amounts currently recorded in the financial statements. The financial statements do not give effect to any adjustments to the carrying value of assets, or amounts and classification of liabilities that might be necessary as a consequence of these matters.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONT.)


2.  ORGANIZATION

     USN Communications, Inc. ("USN"), was incorporated under the laws of the State of Delaware on April 20, 1994 and completed an initial public offering in February 1998. USN holds controlling investments in several other companies, of which the active companies include: US Network Corporation, USN Communications Northeast, Inc. ("USNCN"), USN Communications Midwest, Inc and USN Solutions, Inc. Its continuing subsidiaries operate in a single business segment, primarily as a reseller of a broad range of telecommunication services in various cities in the Midwest and the Northeast regions of the United States.

3.  SUMMARY OF ACCOUNTING POLICIES

     A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of USN Communications, Inc. and its subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

     Revenue Recognition -- The Company recognizes revenues in the period in which telephone services are provided. For the services provided in which the Company has operated as a commission agent only, commission revenues are recorded at the net commissions earned.

     Cash and Cash Equivalents -- Cash and cash equivalents are defined as cash in banks, time deposits and highly liquid short-term investments with initial maturities from dates of acquisition of three months or less.

     Fair Value of Financial Instruments -- The carrying values of financial instruments included in current assets and liabilities approximate fair values due to the short-term maturities of these instruments. At December 31, 1998 and 1997, the fair value of long-term liabilities was approximately $77.5 and $186.3 million, respectively.

     Marketable Equity Securities -- All marketable securities are classified as available-for-sale and are available to support current operations or to take advantage of other investment opportunities. These securities are stated at estimated fair value based upon market quotes. Unrealized gains and losses are computed on the basis of specific identification and are included in Common Stockholders' Deficit as a component of Comprehensive Income.

     Concentration of Credit Risk -- Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. The Company's customers are concentrated in two specific geographic regions, the Midwest and

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONT.)


the Northeast. No single customer accounted for a significant amount of the Company's sales in 1998, 1997, or 1996 and there were no significant accounts receivable from a single customer at December 31, 1998 or 1997. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

     Property and Equipment -- Purchases of property and equipment are carried at cost. Depreciation is provided on the straight-line basis. Furniture and equipment are depreciated over five to ten years. Computer hardware and software are depreciated over three to five years. Leasehold improvements and assets leased under capital leases are amortized over the shorter of the related lease term or the estimated useful life of the asset.

     Intangible Assets and Deferred Charges -- Debt acquisition costs are amortized over the life of the related debt. The value of the warrants issued with the Senior Notes is amortized over the life of those notes. The cost of a licensing agreement for billing services is being amortized over three years.

     Impairment of Long-Lived Assets -- Management reviews long-lived assets and the related intangible assets for impairment of value whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. If the Company determines it is unable to recover the carrying value of the assets, the assets will be written down using an appropriate method. During 1998, management determined that its property and equipment was impaired based on undiscounted future cash flows. Accordingly, the Company adjusted property and equipment to fair value resulting in an impairment loss of approximately $9.2 million, which has been included in Non-recurring Charges.

     Stock-Based Compensation -- During 1996, the Company implemented Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). In accordance with the provisions of SFAS No. 123, the Company has elected to recognize compensation under the "intrinsic value" method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which requires the proforma disclosure of net income and earnings per share as if the fair value method had been applied.

     Earnings per Share Calculations -- On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share", which requires the disclosure of two earnings per common share computations; basic and diluted. Earnings per common share ("EPS") is computed by dividing net income or loss by the weighted average number of shares of common stock (basic) plus common stock equivalents (diluted) outstanding during the year. As all of the Company's warrants and options are antidilutive, they have been excluded from the calculation of diluted EPS. Accordingly, basic EPS is equal to diluted EPS.

     Comprehensive Income -- On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components. Other comprehensive income consists solely of unrealized gains on available-

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONT.)


for-sale securities. The Company has chosen to disclose comprehensive income in the Statements of Stockholders' Equity for all periods presented.

     Business Segments -- On January 1, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which requires reporting segment information consistent with the way management internally utilizes information to assess performance and allocate resources. The Company's continuing operations consist of one business segment: competitive local exchange telecommunication services.

     Reclassifications -- Certain prior year amounts have been reclassified to conform to the current year presentation.

4.  ACQUISITION AND DISCONTINUED OPERATIONS

     On February 20, 1998, the Company used a portion of the net proceeds from its initial public offering to acquire all of the outstanding capital stock of Hatten Communications Holding Company, Inc., a Connecticut corporation ("Hatten Communications" now known as USN Wireless, Inc.), pursuant to a Stock Purchase Agreement dated January 7, 1998, for approximately $69.1 million, net of cash acquired, including the repayment of approximately $14.0 million of existing indebtedness and the payment of certain fees and expenses. The Company made additional investments of $3 million in Hatten Communications during 1998.

     In November 1998, the Company's Board of Directors approved the hiring of an investment banking firm to solicit bids for the sale of USN Wireless, Inc. The USN Wireless, Inc. business has been classified as discontinued operations in the accompanying financial statements. On April 2, 1999, the Bankruptcy Court approved the asset sale of USN Wireless, Inc. for approximately $19.25 million, net of expected disposition costs.

     The net assets and estimated loss on disposal of discontinued operations at December 31, 1998 are summarized as follows (in thousands):

Current assets..............................................  $  9,558
Fixed assets................................................     1,634
Goodwill and other intangibles, net of amortization.........    61,484
Current liabilities.........................................   (11,682)
Provision for estimated loss on sale of discontinued
  operations................................................   (41,744)
                                                              --------
Net assets of discontinued operations.......................  $ 19,250
                                                              ========
Estimated loss on sale of discontinued operations...........  $ 41,744
Operating losses from measurement date to December 31,
  1998......................................................     2,195
Estimated operating losses from January 1, 1999 to
  anticipated disposal date.................................     4,000
                                                              --------
Estimated loss on disposal of discontinued operations.......  $ 47,939
                                                              ========

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONT.)



     The loss from discontinued operations through the measurement date is summarized as follows (in thousands):



Revenues....................................................  $33,054
Cost of service.............................................   21,880
Selling, general and administrative.........................   16,077
                                                              -------
Operating loss..............................................   (4,903)
Other.......................................................      (16)
                                                              -------
Net loss....................................................  $(4,919)
                                                              =======


5.  RESTRUCTURING


     During 1998, the Company completed its restructuring plan to reduce its headcount by 910 employees. The headcount reduction represented approximately 56% of its workforce. As a result, the Company eliminated its customer acquisition sales force and consolidated its operations into 11 main facilities located in cities serving over 80% of the Company's current customers. In addition, the Company discontinued its telemarketing efforts. In connection with these headcount reduction programs, a charge of approximately $19.8 million has been recorded in Non-recurring Charges, comprised of $2.8 million for severance and $17.0 million for facility closing costs and related fixed asset disposals and reserves. A restructuring reserve of approximately $3.2 million remains at December 31, 1998 for costs primarily associated with lease termination.


6.  ACCOUNTS RECEIVABLE

     Accounts receivable at December 31 consists of the following (in thousands):

                                                      1998       1997
                                                    --------    -------
Billed............................................  $ 29,369    $10,790
Unbilled..........................................    13,735     17,664
                                                    --------    -------
Gross accounts receivable.........................    43,104     28,454
Allowance for doubtful accounts...................   (18,202)    (4,537)
                                                    --------    -------
Net accounts receivable...........................  $ 24,902    $23,917
                                                    ========    =======


     Unbilled accounts receivable comprises access charges, features and usage for revenue earned but not yet billed to customers. A majority of the unbilled accounts receivable at December 31, 1998 and 1997 were billed within 30 and 90 days after year end, respectively.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONT.)


7.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31 consist of the following (in thousands):

                                                      1998       1997
                                                    --------    -------
Furniture and equipment...........................  $  9,365    $ 5,343
Computer hardware.................................    13,172      6,710
Computer software.................................     8,848      6,311
Leasehold improvements............................     5,378      2,098
                                                    --------    -------
                                                      36,763     20,462
Less accumulated depreciation.....................   (12,587)    (3,660)
Less impairment reserve...........................    (9,191)        --
                                                    --------    -------
     Total........................................  $ 14,985    $16,802
                                                    ========    =======

8.  OTHER ASSETS

     Other assets at December 31 consist of the following (in thousands):

                                                      1998       1997
                                                     -------    -------
Debt acquisition costs (net of accumulated
  amortization: 1998 -- $7,539; 1997 -- $2,851)....  $25,448    $30,136
Deposits...........................................    8,283      2,003
Licensing agreement (net of accumulated
  amortization: $1998 -- $178; 1997 -- $104).......      222        796
Other..............................................      209        467
                                                     -------    -------
  Total............................................  $34,162    $33,402
                                                     =======    =======

9.  ACCRUED EXPENSES

     Accrued expenses at December 31 consist of the following (in thousands):

                                                       1998       1997
                                                      -------    ------
Excise taxes........................................  $ 3,340    $  111
Restructuring reserves..............................    3,159        --
Payroll and benefits................................    3,151     5,534
Professional services...............................    1,524       946
Other...............................................    1,807       588
                                                      -------    ------
  Total.............................................  $12,981    $7,179
                                                      =======    ======

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONT.)


10.  OPERATING LEASES

     The Company leases certain office space and equipment under operating leases. Future minimum lease commitments under noncancelable operating leases as of December 31, 1998 are approximately as follows (amounts in thousands):


1999........................................................    $ 9,106
2000........................................................      8,645
2001........................................................      7,622
2002........................................................      6,140
2003........................................................      5,282
Thereafter..................................................      6,240
                                                                -------
  Total.....................................................    $43,035
                                                                =======

     Rent expense for the years ended December 31, 1998, 1997 and 1996 was approximately $9.5 million, $3.9 million and $1.0 million, respectively.

11.  PRIVATE PLACEMENT OFFERINGS

     14% Senior Notes and 9% Convertible Notes -- In September 1996, the Company received approximately $55 million in cash, net of commissions paid, in exchange for 48,500 units consisting of $48.5 million aggregate principal amount at maturity of 14% Senior Discount Notes ("14% Senior Notes") due 2003 and warrants to purchase 790,780 shares of Common Stock, and 36,000 units consisting of $36 million aggregate principal amount at maturity of 9% Convertible Subordinated Notes ("Convertible Notes") due 2004.

     The 14% Senior Notes were sold at a unit price, before commissions, of $622.75 per $1,000 face amount. These notes accrete interest at an annual rate of 14% from September 30, 1996 to March 31, 2000. Thereafter, the notes bear interest at an annual rate of 14%, semiannually in arrears in cash.

     The Convertible Notes were sold at a unit price, before commissions, of $767.90 per $1,000 face amount and are convertible into Common Stock at a conversion price of $10.436 per share. These notes will accrete interest at an annual rate of 9% from September 30, 1996 to September 30, 1999. Thereafter, the notes will bear interest at an annual rate of 9%, and will be paid semiannually in arrears in cash.

     14 5/8% Senior Notes -- In August 1997, the Company received approximately $96.5 million in cash, net of commissions paid, in exchange for 152,725 units consisting of $152.7 million aggregate principal amount at maturity of 14 5/8% Senior Discount Notes due 2004 ("14 5/8% Senior Notes") and warrants to purchase 2,053,900 shares of Common Stock. In connection with this offering, the Company paid a consent fee to the holders of the outstanding 14% Senior Notes and Convertible Notes consisting of warrants to purchase 145,160 shares of Common Stock at an exercise price of $.01 per share. The Company also granted those holders an option, which was exercised in October 1997, to purchase up to $10.0 million in aggregate proceeds to the Company of convertible notes of the Company ("Consent Convertible Notes") on terms substantially similar to the existing

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONT.)


Convertible Notes. Additionally, the Company granted to holders of the 14% Senior Notes an option, for a specified period of time, to exchange all of the 14% Senior Notes for 14 5/8% Senior Notes having an accreted value equal to the accreted value of such 14% Senior Notes at the time of such exchange. A portion of this option was exercised in March 1998.

     The 14 5/8% Senior Notes were sold at a unit price, before commissions, of $654.78 per $1,000 face amount. These notes accrete interest at an annual rate of 14 5/8% from August 18, 1997 to August 15, 2000. Thereafter, the notes bear interest at an annual rate of 14 5/8% payable semiannually in arrears in cash.

     In March 1998, the holders of the 14% Senior Notes exchanged $31.5 million aggregate principal amount at maturity of the Company's 14% Senior Notes for $33.6 million aggregate principal amount at maturity of the Company's 14 5/8% Senior Discount Notes due 2004 (the "14 5/8% Senior Notes").

     9% Consent Convertible Notes -- In August 1997, in connection with the 1997 private placement offering, the Company issued an option to the holders of the 14% Senior Notes to purchase $13.0 million aggregate principal amount at maturity of the Company's 9% Consent Convertible Subordinated Discount Notes due 2006 ("Consent Notes") for an aggregate purchase price of $10 million and convertible into common stock at a conversion price of $10.121 per share based on accreted value at the time of conversion. Pursuant to the option, which was exercised by the holders in October 1997, the Consent Notes were sold in January 1998 at a price of $767.90 per $1,000 face amount. These notes accrete interest at an annual rate of 9%, compounded semiannually, until January 13, 2001. Thereafter interest will bear interest at an annual rate of 9% payable semiannually in arrears in cash.

     17% Senior Secured Note -- In November 18, 1998, the Company received approximately $10 million in cash in exchange for the issuance and sale of a $10 million 17% Senior Secured Note ("17% Note") due January 15, 1999. Interest is payable upon the maturity of the 17% Note. The 17% Note is secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

     On January 20, 1999, the 17% Note was cancelled in exchange for a replacement $10.0 million 17% Senior Secured Note due February 15, 1999, and the Company received an additional $2.5 million in cash in exchange for a new $2.5 million 17% Senior Secured Note due February 15, 1999 (collectively the "New 17% Notes"). Interest on the New 17% Notes is payable in cash upon maturity. As was the case with the 17% Note, the New 17% Notes are secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

     On February 8, 1999, the Company received an additional $2.5 million in cash under the provisions of the New 17% Notes, bringing the total amount due under the New 17% Notes to $15 million. Also on February 8, 1999, the maturity date for the New 17% Notes was changed from February 15, 1999 to February 16, 1999.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONT.)


     On February 23, 1999, the New 17% Notes, including accrued interest, were exchanged for a replacement $16.3 million 14% Class B Senior Secured Note due June 30, 1999 (the "Class B Notes"). On February 25, 1999, the Company received $2.0 million in cash in exchange for the issuance and sale of a $2 million 14% Class A Senior Secured Notes due June 30, 1999 (the "Class A Notes"). Interest on the Class A Notes and Class B Notes is payable upon maturity. The Class A Notes and Class B Notes are secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

12.  REDEEMABLE PREFERRED STOCK

     In August 1997, the Board of Directors authorized the issuance of up to 150,000 shares of $1 par value preferred stock designated as 9% Cumulative Convertible Pay-In-Kind Preferred Stock, Series A ("Series A 9% Preferred Stock"). In connection with the private placement offering in August 1997, described in Note 11, the Company issued 30,209 shares of its Series A 9% Preferred Stock to certain of its existing stockholders and their affiliates for an aggregate purchase price of $30.2 million.

     In October 1997, the Company issued an additional 15,000 shares of its Series A 9% Preferred Stock for an aggregate purchase price of $15.0 million.

     In February 1998, in conjunction with the initial public offering, all of the Company's outstanding 9% Preferred Stock and Series A Preferred Stock, including dividends accrued through the conversion date, were converted to 6,130,175 shares of Common Stock.

13.  COMMON STOCK

     In February 1998, the Company issued and sold 8,600,000 shares of Common Stock (of which 600,000 shares were sold pursuant to the exercise of the underwriters' over-allotment option) in its initial public offering for net proceeds of approximately $127.0 million. In March 1998, the Company issued and sold 28,861 additional shares pursuant to the exercise of the underwriters' over-allotment option for net proceeds of $0.4 million.

     In August 1998, the Company adopted a Stockholder Rights Plan pursuant to which rights were distributed as a dividend at a rate of one Right for each share of Common Stock held by stockholders of record on August 24, 1998. The Rights are exercisable 10 days after certain events involving the acquisition of 15% or more of the Company's outstanding common stock or the commencement of a tender or exchange offer for at least 15% of the common stock, subject to certain exceptions. Upon the occurrence of such an event, each Right, unless redeemed by the Company, entitles the holder to receive, upon exercise and payment of the exercise price, common stock equal to twice the exercise price of the Right. The initial exercise price of a Right is $50, subject to adjustment. There are 1,000,000 shares of preferred stock reserved for issuance upon exercise of the Rights.

14.  STOCK WARRANTS


     Pursuant to the 14% Senior Notes discussed in Note 11, the Company has 48,450 warrants outstanding at December 31, 1998. Each warrant can be exercised for 12.69 shares of the Company's Common Stock at an exercise price of $0.01 per share, expiring

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONT.)


September 30, 2003. An additional 14,516 warrants outstanding at December 31, 1998 can be exercised for 10 shares of the Company's Common Stock at an exercise price of $0.01 per share, expiring August 15, 2004.

     Pursuant to the 14 5/8% Senior Notes discussed in Note 11, the Company has 472,440 warrants outstanding at December 31, 1998. Each warrant can be exercised for 1.34 shares of the Company's Common Stock at an exercise price of $0.01 per share. The warrants expire August 15, 2004.

15.  STOCK OPTION PLAN

     The Company has granted options to acquire shares of Common Stock to certain officers and other employees under the 1994 Stock Option Plan. These options generally become exercisable at a rate of 25% every six months over a period of two years after the date of grant, although with respect to certain grants no vesting occurs until twelve months after the grant date.

     In connection with the financing described in Note 11 and the issuance of the 9% Preferred Stock described in Note 12, the Company granted options to purchase 319,610 shares of Common Stock at an exercise price of $0.15 per share. These options were not issued under the 1994 Stock Option Plan, but rather, were issued pursuant to separate stock option agreements between the Company and the holders. Upon the conversion of the 9% Preferred Stock to Common Stock in 1998, 253,240 options became exercisable.

     In 1998 and 1997, the Board of Directors authorized the grant of options to purchase 1,248,900 and 993,400 shares, respectively, of Common Stock to substantially all non-executive officer employees of the Company and 807,500 and 1,137,000 shares, respectively, of Common Stock to the Company's executive officers and directors. These options have an exercise price ranging from $3.56 to $11.56. Options granted to directors vested 100% on the grant date. One third of all other options vested on February 9, 1998 or a year after the employee's hire date, whichever is later, with an additional one-third of the options vesting on each of the two anniversaries following the initial vesting date.

     Stock option transactions are summarized as follows:

                                            PRICE                    PRICE                     PRICE
                                             PER                      PER                       PER
                               1998         SHARE        1997        SHARE        1996         SHARE
                            ----------   -----------   ---------   ----------   ---------   -----------
Outstanding at January
  1.......................   3,245,540   $0.11- 8.80   1,108,990   $0.11-8.80     190,500   $      0.11
Granted...................   1,056,400    3.56-11.56   2,355,400    0.15-8.80   1,033,240     0.11-8.80
Exercised.................    (115,970)         0.15     (37,250)        0.11     (50,000)         0.11
Canceled..................  (1,753,650)   0.15- 8.80    (181,600)        8.80     (64,750)         0.11
                            ----------                 ---------                ---------
Outstanding at
  December 31.............   2,432,320    0.11-11.56   3,245,540    0.11-8.80   1,108,990     0.11-8.80
                            ----------                 ---------                ---------
Options exercisable at
  December 31.............   1,452,288    0.11-11.56     557,190    0.11-8.80     106,620     0.11-8.80
                            ==========                 =========                =========

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONT.)


     The following table summarizes information about options outstanding at December 31, 1998:

                                      WTD. AVG.                                  WTD.
                                      REMAINING    WTD. AVG.                     AVG.
      RANGE OF           NUMBER        LIFE OF     EXERCISE       NUMBER       EXERCISE
   EXERCISE PRICE      OUTSTANDING    CONTRACT       PRICE      EXERCISABLE      PRICE
   --------------      -----------    ---------    ---------    -----------    ---------
$0.11 to $4.80            819,520     7.64 yrs      $ 0.15         809,520      $ 0.15
$4.81 to $8.80          1,575,300     5.96 yrs        8.78         605,268        8.80
$8.80 to $11.56            37,500     6.41 yrs       11.56          37,500       11.56
                        ---------                                ---------
                        2,432,320                                1,452,288
                        =========                                =========

     For proforma information regarding net loss and loss per share, the fair value for the options awarded in 1998 and 1997 was estimated as of the date of the grant using the minimum value valuation model with the following weighted average assumptions for 1998 and 1997, respectively: risk-free interest rates of 5.34% and 6.15%; dividend yields of 0%; and an expected life of the option of ten years. The weighted average fair value per share of options granted in 1998 and 1997 was $2.12 and $3.64, respectively.

     For purposes of proforma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Therefore, in the year of adoption and subsequently affected years, the effect of applying SFAS No. 123 for providing proforma loss and loss per share are not likely to be representative of the effects on reported income or loss in future years.

     Had compensation cost for these plans been determined based on the fair value at the grant dates for awards as prescribed by SFAS No. 123, proforma net loss to common shareholders (in thousands) and loss per common share for the years ended December 31, 1998 and 1997 would have been:

                                                           1998         1997
                                                         ---------    ---------
Proforma net loss to common stockholders...............  $(278,572)   $(114,609)
Proforma net loss per common share -- basic and
  diluted..............................................  $  (13.14)   $  (15.90)

     The effect on the Company's reported net loss, on a proforma basis, was not material for 1996.

16.  EMPLOYEE BENEFIT PLAN

     On January 1, 1995, the Company adopted a qualified 401(k) plan covering all eligible employees in which the Company contributions are discretionary. Employees are permitted to make annual contributions through salary deductions up to 15% of their annual salary. The plan can be amended or terminated at any time by the Board of Directors. The Company made contributions to the plan of approximately $414,000 in 1998 and made no contributions to the plan in 1997 or 1996.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONT.)


17.  INCOME TAXES

     The Company incurred net losses of $275.2 million, $109.9 million and $25.0 in 1998, 1997 and 1996, respectively. Accordingly, no provision for current federal or state income taxes has been made to the financial statements.

     The Company's deferred tax asset components at December 31 comprise (in thousands):

                                                            1998         1997
                                                          ---------    --------
Net operating loss carry-forwards.......................  $ 129,947    $ 57,977
Accrued liabilities and asset valuation reserves........     15,349       1,715
Amortization of intangibles.............................         74         146
Subtotal................................................    145,370      59,838
Valuation allowance.....................................   (145,370)    (59,838)
                                                          ---------    --------
  Total.................................................  $      --    $     --
                                                          =========    ========

     As of December 31, 1998 and 1997, the Company had not recognized deferred income tax assets related to deductible temporary differences and cumulative net operating losses. The ability of the Company to fully realize deferred tax assets in future years is contingent upon its success in generating sufficient levels of taxable income before the statutory expiration periods for utilizing such net operating losses lapse. After an assessment of all available evidence, including historical and projected operating trends, the Company was unable to conclude that realization of such deferred tax assets in the near future was more likely than not. Accordingly, a valuation allowance was recorded to offset the full amount of such assets.

     At December 31, 1998, the Company had net operating loss carry-forwards for income tax purposes of approximately $351.2 million. The ability of the Company or the Company's subsidiaries, as the case may be, to utilize their net operating loss carry-forwards to offset future taxable income may be subject to certain limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"). These operating losses begin to expire in 2009 for Federal income tax purposes. Of the net operating loss carry-forwards remaining at December 31, 1998, $26.3 million can be applied only against future taxable income of the Company's subsidiary, USNCN.

18.  COMMITMENTS

     In 1995 and 1996, the Company entered into agreements with two non-affiliated telecommunications companies ("TelCos") to allow the Company to resell the TelCos' local telephone service in various regional markets. The agreements have terms of up to ten years and contain minimum purchase commitments of local access lines, ranging from zero to 150,000 lines. These commitments are measured by the number of lines in place on the last day of each 12-month period. The agreements allow for ramp-up periods and carryover pools for shortfalls or excesses before any commitment levels are required to be met. So long as the Company maintains cumulative net shortfalls lower than established caps, no payments will be due to the TelCos other than for normal usage, access and

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONT.)


related charges. Even if no lines were sold by the Company, the earliest required payment for any shortfall amount is in 2000.

     In July 1996, the Company entered into an agreement with a third telecommunications company to allow the Company to resell long-distance telephone service. The agreement is for a term of 33 months and contains an annual purchase commitment of $12 million, with a minimum monthly commitment of $600,000 to qualify for the contract rates. This agreement was amended in 1998 to extend the term to 35 months, increase the revenue commitment for the last 12 months to $24 million and increase the minimum monthly commitment to $1.2 million to qualify for the contract rates. The agreement allows for a ramp-up period before commitment levels are required to be met.

     In 1994, USNCN executed an exclusive agreement with a non-affiliated telecommunications company ("TelCo One"), whereby TelCo One allows USNCN to establish a local private network on its infrastructure in which to provide service to customers. Under this agreement, TelCo One provides network maintenance and access to telephone switches. The initial term of the agreement expires in 2004.

     Although no measurement date for the purchase commitments has been reached, the Company would not have met the minimum purchase levels at December 31, 1998. No provisions have been made for potential losses which may be incurred due to the Company's inability to fulfill any purchase commitments.

19.  LEGAL MATTERS

     The Company is defendant in a class action lawsuit alleging the violation of state and federal securities laws in connection with the Company's initial public offering and subsequent events. In addition, the Company is a defendant in various lawsuits arising out of the ordinary course of business, as well as various collection lawsuits in the period preceding the Filing. All of these lawsuits have been stayed as a result of applicable provisions of the Bankruptcy Code by virtue of the Filing.

20.  YEAR 2000 (UNAUDITED)

     Although the Company is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, there can be no assurance that the Company will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems, which include third party software and hardware technology.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               CORECOMM LIMITED,
                         CORECOMM ACQUISITION SUB, INC.

                                      AND

                                 MEGSINET INC.

                         DATED AS OF FEBRUARY 17, 1999


                           AS AMENDED ON MAY 3, 1999

                               TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----
                                 ARTICLE I
                                 THE MERGER
SECTION 1.1    The Merger.............................................   A-5
SECTION 1.2    Closing................................................   A-5
SECTION 1.3    Effective Time.........................................   A-5
SECTION 1.4    Effects of the Merger..................................   A-6
SECTION 1.5    Certificate of Incorporation and By-laws...............   A-6
SECTION 1.6    Directors and Officers.................................   A-6
                                 ARTICLE II
                 EFFECT OF THE MERGER ON THE CAPITAL STOCK
         OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.1    Effect on Capital Stock................................   A-6
SECTION 2.2    Exchange of Certificates...............................   A-7
SECTION 2.3    Certain Adjustments....................................  A-10
SECTION 2.4    Shares of Dissenting Stockholders......................  A-10
                                ARTICLE III
                       REPRESENTATIONS AND WARRANTIES
SECTION 3.1    Representations and Warranties of Megsinet.............  A-10
SECTION 3.2    Representations and Warranties of CoreComm.............  A-21
                                 ARTICLE IV
                 COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.1    Conduct of Business....................................  A-26
SECTION 4.2    No Solicitation by Megsinet............................  A-27
SECTION 4.3    Cooperation............................................  A-28
                                 ARTICLE V
                           ADDITIONAL AGREEMENTS
SECTION 5.1    Megsinet Stockholders Meeting..........................  A-29
SECTION 5.2    Access to Information; Confidentiality.................  A-29
SECTION 5.3    Best Efforts...........................................  A-30
SECTION 5.4    Stock Options..........................................  A-30
SECTION 5.5    Megsinet Stock Plan and Certain Employee Matters.......  A-31
SECTION 5.6    Fees and Expenses......................................  A-32

                                                                        PAGE
                                                                        ----
SECTION 5.7    Public Announcements...................................  A-32
SECTION 5.8    NASDAQ Quotation.......................................  A-32
SECTION 5.9    Conveyance Taxes.......................................  A-32
SECTION 5.10   Proxy/Prospectus; Registration Statement...............  A-33
SECTION 5.11   Ascend Warrant.........................................  A-33
SECTION 5.12   Pequot Warrant.........................................  A-33
SECTION 5.13   Allocation Schedule....................................  A-33
SECTION 5.14   Cisco Loan.............................................  A-34
SECTION 5.15   Cisco and Ascend Credit Facilities.....................  A-34
SECTION 5.16   Pequot Agreement.......................................  A-34
SECTION 5.17   Stockholders Agreement.................................  A-34
SECTION 5.18   NASDAQ Listing.........................................  A-34
SECTION 5.19   GMV Network LLC........................................  A-34
SECTION 5.20   Interested Contracts...................................  A-35
SECTION 5.21   Personal Loans.........................................  A-35
SECTION 5.22   Michael S. Nelson......................................  A-35
SECTION 5.23   Ameritech Interconnection..............................  A-35
SECTION 5.24   Alternative Financing..................................  A-35
                                 ARTICLE VI
                            CONDITIONS PRECEDENT
               Conditions to Each Party's Obligation to Effect the
SECTION 6.1    Merger.................................................  A-35
SECTION 6.2    Conditions to Obligations of CoreComm and Sub..........  A-36
SECTION 6.3    Conditions to Obligations of Megsinet..................  A-37
SECTION 6.4    Frustration of Closing Conditions......................  A-37
                                ARTICLE VII
                     TERMINATION, AMENDMENT AND WAIVER
SECTION 7.1    Termination............................................  A-37
SECTION 7.2    Effect of Termination..................................  A-38
SECTION 7.3    Amendment..............................................  A-38
SECTION 7.4    Extension; Waiver......................................  A-38
               Procedure for Termination, Amendment, Extension or
SECTION 7.5    Waiver.................................................  A-39
                                ARTICLE VIII
                             GENERAL PROVISIONS
SECTION 8.1    Survival and Indemnification...........................  A-39
SECTION 8.2    Notices................................................  A-41

                                                                        PAGE
                                                                        ----
SECTION 8.3    Definitions............................................  A-41
SECTION 8.4    Interpretation.........................................  A-42
SECTION 8.5    Counterparts...........................................  A-42
SECTION 8.6    Entire Agreement; No Third-Party Beneficiaries.........  A-42
SECTION 8.7    Governing Law..........................................  A-42
SECTION 8.8    Assignment.............................................  A-43
SECTION 8.9    Consent to Jurisdiction................................  A-43
SECTION 8.10   Headings...............................................  A-43
SECTION 8.11   Severability...........................................  A-43

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of FEBRUARY 17, 1999,* among CORECOMM LIMITED, a Bermuda corporation ("CoreComm"), CORECOMM ACQUISITION SUB, INC. a Delaware corporation("Sub"), and MEGSINET INC., an Illinois corporation ("Megsinet").



     WHEREAS, the respective Boards of Directors of CoreComm, Sub and Megsinet have each approved the merger of Sub with and into Megsinet (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, without par value, of Megsinet ("Megsinet Common Stock"), other than shares owned by CoreComm or Megsinet, will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b)) and the shares of Series 1998A Convertible Preferred Stock, par value $.01 per share ("Series 1998A Preferred") and Series A Convertible Preferred Stock, par value $.01 per share intended to be issued to Pequot (as defined) ("Pequot Preferred") will be converted as set forth in
Section 2.1(d);


     WHEREAS, the respective Boards of Directors of CoreComm, Sub and Megsinet have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders;

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;


     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER


     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Illinois Business Corporation Act (the "IBCA") and the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Megsinet at the Effective Time (as defined in Section 1.3). Following the Effective Time, Megsinet shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Megsinet in accordance with the IBCA and the DGCL.


     SECTION 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in New York, New York as is agreed to by the parties hereto.

     SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the IBCA and the

---------------


     *This Amendment and Restatement reflects the amendments to the Agreement and Plan of Merger dated as of February 17, 1999 made pursuant to a First Amendment dated as of May 3, 1999.

DGCL and shall make all other filings or recordings required under the IBCA and the DGCL. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Secretary of State of the State of Illinois, or at such subsequent date or time as Sub and Megsinet shall agree and specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").


     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 5/11.50 of the IBCA and Section 259 of the DGCL.


     SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (to the extent permissible under Illinois law) until thereafter changed or amended as provided therein or by applicable law. The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation (to the extent permissible under Illinois law) until thereafter changed or amended as provided therein or by applicable law.


     SECTION 1.6 Directors and Officers. The directors of Sub and the officers of Megsinet at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Megsinet Common Stock, Series 1998A Preferred or Pequot Preferred (collectively, "Megsinet Capital Stock"):

          (a) Cancellation of Treasury Stock. Each share of Megsinet Capital Stock that is owned by Megsinet shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Megsinet Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Megsinet Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into the right to receive either $2.50 in cash (the "Cash Consideration") or 0.21 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, and the associated Series A Junior Participating Preferred Stock Purchase Rights ("CoreComm Common Stock"), of CoreComm, (the "Stock Consideration"). The allocation of either the Cash Consideration or the Stock Consideration to each share of Megsinet Common Stock shall be set forth on a schedule to be delivered to the Exchange Agent at the Effective Time (the "Allocation Schedule"). The consideration to be issued to holders of Megsinet Capital Stock in the aggregate is referred to herein as the "Merger Consideration." As of the Effective Time, all such shares of Megsinet Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Megsinet Common Stock shall cease to have any rights with respect thereto, except the right to receive Cash Consideration and/or Stock Consideration and any cash in lieu of fractional shares of CoreComm Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

          (c) Conversion of Common Stock of Sub. Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (d) Conversion of Megsinet Convertible Securities. Each issued and outstanding share of Series 1998A Preferred and Pequot Preferred shall be converted into the right to receive that amount of Cash Consideration and/or Stock Consideration which would be allocable to the number of shares of Megsinet Common Stock into which each such share of 1998A Preferred or Pequot Preferred would be convertible if such Series 1998A Preferred and Pequot Preferred had been converted into Megsinet Common Stock immediately prior to the Effective Time. The allocation to the holders of Megsinet Convertible Securities of Cash Consideration and/or Stock Consideration shall be included on the Allocation Schedule. The Series 1998A Preferred and Pequot Preferred are referred to collectively as the "Megsinet Convertible Securities."

     SECTION 2.2 Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, CoreComm shall deposit with the Exchange Agent (who will mutually be acceptable to CoreComm and Megsinet), for the benefit of the holders of shares of Megsinet Capital Stock, for exchange in accordance with this
Article II, through the Exchange Agent, the Cash Payment and certificates representing the Stock Payment together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any additional cash (pursuant to Section 2.2(e)), such cash and stock collectively being hereinafter referred to as the "Exchange Fund" The Cash Payment shall equal $2.50 multiplied by the product of (i) 0.50 and (ii)the Megsinet Selling Shares. The Stock Payment shall equal the number of shares of CoreComm Common Stock represented by 0.21 multiplied by the product of (i) 0.50 and (ii) the Megsinet Selling Shares. The "Megsinet Selling Shares" shall equal the number of shares of Megsinet Common Stock issued and outstanding immediately prior to the Effective Time plus the number of Shares of Megsinet Common Stock into which the Series 1998A Preferred and the Pequot Preferred would be convertible if converted immediately prior to the Effective Time.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Megsinet Capital Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Megsinet and CoreComm may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consid-eration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in the form of cash or a certificate representing that number of whole shares of CoreComm Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and as set forth on the Allocation Schedule, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of CoreComm Common Stock in accordance with
Section 2.2(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a surrender of a Certificate representing shares of Megsinet Capital Stock which are not registered in the transfer records of Megsinet under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of CoreComm Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of CoreComm Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of CoreComm that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II and as set forth on the Allocation Schedule, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of CoreComm Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article II. Notwithstanding the foregoing, the Exchange Agent will not mail any cash or shares of CoreComm Common Stock prior to receipt of the Allocation Schedule.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to CoreComm Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CoreComm Common Stock represented thereby, and, in the case of Certificates representing the right to receive a cash payment in lieu of fractional shares of CoreComm Common Stock, no such cash payment shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of CoreComm Common Stock shall be paid by CoreComm to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of CoreComm Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CoreComm Common Stock and, in the case of Certificates representing Megsinet Common Stock, the amount of any cash payable in lieu of a fractional share of CoreComm Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of CoreComm Common Stock.

     (d) No Further Ownership Rights in Megsinet Capital Stock. All shares of CoreComm Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to this
Article II
shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Megsinet Capital Stock, theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Megsinet on such shares of Megsinet Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Megsinet Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of CoreComm Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of CoreComm shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of CoreComm.

     (ii) As soon as practicable after receipt of the Allocation Schedule, the Exchange Agent shall determine, for each former holder of Megsinet Capital Stock entitled to receive shares of CoreComm Common Stock pursuant to Article II, an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Megsinet Capital Stock held at the Effective Time by such holder and the Allocation Schedule) would otherwise be entitled by (B) the average of the closing prices of the CoreComm Common Stock as reported on NASDAQ during the ten trading days preceding the fifth trading day prior to the Closing Date.

     (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Megsinet Capital Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Megsinet Capital Stock subject to and in accordance with the terms of Section 2.2(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to CoreComm, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to CoreComm for payment of their claim for Merger Consideration, any dividends or distributions with respect to CoreComm Common Stock and any cash in lieu of fractional shares of CoreComm Common Stock.

     (g) No Liability. None of CoreComm, Sub, Megsinet, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of CoreComm Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of CoreComm Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by CoreComm, on a daily basis. Any interest and other income resulting from such investments shall be paid to CoreComm.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of CoreComm Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

     SECTION 2.3 Certain Adjustments. If between the date hereof and the Effective Time, the outstanding shares of Megsinet Common Stock or of CoreComm Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Megsinet Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

     SECTION 2.4 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Megsinet Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has exercised his right (to the extent such right is available by law) to demand and to receive the fair value of such shares (the "Dissenting Shares") under the IBCA shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the IBCA and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the IBCA. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, each share of such holder's Megsinet Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, without any interest thereon, the right to receive the Merger Consideration, and, in such regard, shall be treated as shares of Megsinet Common Stock for which Stock Consideration and Cash Consideration are allocated on an equal basis without affecting the allocation provided for on the Allocation Schedule. Megsinet shall give CoreComm (i) prompt notice of any notice or demands for appraisal or payment for shares of Megsinet Common Stock received by Megsinet and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Megsinet shall not, without the prior written consent of CoreComm, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of Megsinet. Except as disclosed in the Disclosure Schedule delivered by Megsinet to CoreComm prior to the execution of this Agreement (the "Megsinet Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Megsinet and, to the best of each of their knowledge the Significant Stockholders, represents and warrants to CoreComm as follows:

     (a) Organization, Standing and Corporate Power. (i) Each of Megsinet and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on Megsinet. Each of Megsinet and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Megsinet.

     (ii) Megsinet has delivered to CoreComm prior to the execution of this Agreement complete and correct copies of its articles of incorporation and by-laws, as amended to date.

     (iii) In all material respects, the minute books of Megsinet contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of Megsinet since January 1, 1995.

     (b) Subsidiaries. Section 3.1(b) of the Megsinet Disclosure Schedule lists all of the subsidiaries of Megsinet. All the outstanding shares of capital stock of, or other equity interests in, each such subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Megsinet, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

     (c) Capital Structure. The authorized capital stock of Megsinet consists of 30,000,000 shares of Megsinet Common Stock and 3,000,000 shares of Megsinet preferred stock. Section 3.1(c) of the Megsinet Disclosure Schedule sets forth the capital structure of Megsinet and a complete and correct list, as of February 2, 1999, of the number of shares of Megsinet capital stock issued and outstanding, reserved for issuance, or subject to employee stock options or other rights to purchase or receive Megsinet Common Stock granted to employees, consultants or directors under the Megsinet Stock Plan and the non-qualified plan or otherwise (collectively, "Megsinet Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of Megsinet are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.1(c) or Section 3.1(c) of the Megsinet Disclosure Schedule and except for changes since February 2, 1999 resulting from the issuance of shares of Megsinet Common Stock pursuant to the Megsinet Stock Options or conversion of the Megsinet Convertible Securities, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Megsinet, (B) any securities of Megsinet or any Megsinet subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Megsinet, (C) any warrants, calls, options or other rights to acquire from Megsinet or any Megsinet subsidiary, and any obligation of Megsinet or any Megsinet subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Megsinet, and (y) there are no outstanding obligations of Megsinet or any subsidiary of Megsinet to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of Megsinet or any Megsinet subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Megsinet subsidiary, (B) warrants, calls, options or other rights to acquire from Megsinet or any Megsinet subsidiary, and any obligation of Megsinet or any Megsinet subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Megsinet subsidiary or
(C) obligations of Megsinet or any Megsinet subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Megsinet subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Megsinet nor any Megsinet subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the Megsinet Stock Options and the Megsinet Convertible Securities, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the Megsinet subsidiaries, Megsinet does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to Megsinet and its subsidiaries as a whole.

     (d) Authority; Noncontravention. Megsinet has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to the Megsinet Stockholder Approval (as defined in Section 3.1(k)) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Megsinet and the consummation by Megsinet of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Megsinet, subject, in the case of the Merger, to the Megsinet Stockholder Approval. This Agreement has been duly executed and delivered by Megsinet and, assuming the due authorization, execution and delivery by CoreComm and Sub, constitutes the legal, valid and binding obligation of Megsinet, enforceable against Megsinet in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Megsinet or any of its subsidiaries under, (i) the articles of organization or by-laws of Megsinet or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Megsinet or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Megsinet or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Megsinet or (y) reasonably be expected to impair the ability of Megsinet to perform its obligations under this Agreement. Except as may be required pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and the rules and regulations thereunder, or any successor law, rules or regulations (the "HSR Act") (as to which Megsinet makes no representations or warranties), no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to Megsinet or any of its subsidiaries in connection with the execution and delivery of this Agreement by Megsinet or the consummation by Megsinet of the transactions contemplated by this Agreement, except for the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), the filing of the Articles of Merger with the Secretary of State of Illinois and the Secretary of State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws.

     (e) Financial Statements; Undisclosed Liabilities. The audited and unaudited financial statements of Megsinet provided on Schedule 3.1(e) of the Megsinet Disclosure Schedule comply as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Megsinet and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes). Except (i) as reflected in such financial statements or in the notes thereto; (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby; (iii) for liabilities incurred in the ordinary course from Cisco or Ascend neither Megsinet nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Megsinet.

     (f) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as permitted by Section 4.1(a), since September 30, 1998, Megsinet and its subsidiaries have conducted their business only in the ordinary course and, since January 1, 1998, there has not been (i) any material adverse change (as defined in Section 8.3) in Megsinet, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Megsinet's capital stock, (iii) any split, combination or reclassification of any of Megsinet's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Megsinet's capital stock, except for issuances of Megsinet Common Stock upon conversion of Megsinet Convertible Securities, upon the exercise of Megsinet Stock Options (awarded prior to the date hereof) in accordance with their present terms, (iv)(A) any granting by Megsinet or any of its subsidiaries to any current or former director, executive officer or other key employee of Megsinet or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary course of business or as was required under any employment agreements in effect as of January 1, 1998, (B) any granting by Megsinet or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by Megsinet or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as or required by a change in GAAP, any change in accounting methods, principles or practices by Megsinet materially affecting its assets, liabilities or business,
(vi) any tax election that individually or in the aggregate would have a material adverse effect on Megsinet or any of its tax attributes or any settlement or compromise of any material income tax liability, or (vii) any action taken by Megsinet or any of its subsidiaries during the period from September 30, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1(a).

     (g) Compliance with Applicable Laws; Litigation. (i) Megsinet and its subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Megsinet and its subsidiaries (the "Megsinet Permits"), except where the failure to have any such Megsinet Permits individually or in the aggregate would not have a material adverse effect on Megsinet. Megsinet and its subsidiaries are in compliance with the terms of the Megsinet Permits and all applicable statutes, laws, ordinances, rules and regulations (including, without limitation, laws relating to environmental or occupational health and safety conditions or standards), except where the failure so to comply individually or in the aggregate would not have a material adverse effect on Megsinet. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Megsinet or any of its subsidiaries or any of their respective properties is pending or, to the knowledge (as defined in Section 8.3) of Megsinet, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not
(A) have a material adverse effect on Megsinet or (B) reasonably be expected to impair the ability of Megsinet to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     (ii) Neither Megsinet nor any subsidiary of Megsinet is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on Megsinet.

     (h) Absence of Changes in Benefit Plans. Megsinet has delivered to CoreComm true and complete copies of (i) all severance and employment agreements of Megsinet with directors, executive officers or employees, (ii) all severance or termination pay programs and policies of each of Megsinet and each Megsinet subsidiary, (iii) all plans or arrangements of Megsinet and each Megsinet subsidiary relating to its employees which contain change in control or similar provisions and (iv) all Megsinet Benefit Plans (as defined below). Since January 1, 1998 there has not been any adoption or amendment in any material respect by Megsinet or any of its subsidiaries of any collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock bonus, stock option, phantom stock, equity compensation, retirement, vacation, severance, life insurance, disability, death benefit, hospitalization, medical, surgical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Megsinet or any of its wholly owned subsidiaries including, without limitation, each "employee benefit plan" within the meaning of Section 3(s) of ERISA (as defined below) sponsored, reinstalled, contributed to by or required to be contributed by for the benefit of the employees or former employees of Megsinet or a Megsinet subsidiary by Megsinet or by any trade or business, whether or not incorporated (an "ERISA Affiliate") that together with Megsinet would be deemed a Single Employer within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Megsinet Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Megsinet pension plans, or any material change in the manner in which contributions to any Megsinet pension plans are made or the basis an which such contributions are determined and there is no commitment, plan or promise to make any such material change, other than as contemplated by this Agreement.

     (i) ERISA Compliance. (i) Except where such would not, individually or in the aggregate, have a material adverse effect on Megsinet, with respect to the Megsinet Benefit Plans, no event has occurred and, to the knowledge of Megsinet, there exists no condition or set of circumstances, in connection with which Megsinet or any of its subsidiaries could be subject to any liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

     (ii) Except where such would not, individually or in the aggregate, have a material adverse effect on Megsinet, each Megsinet Benefit Plan has been administered in accordance with its terms. Megsinet, its subsidiaries and all the Megsinet Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on Megsinet. Each Megsinet Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Megsinet Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Megsinet, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Megsinet Benefit Plan or the exempt status of any such trust.

     (iii) No Megsinet Benefit Plan or any "pension" plan fund or program (within the meaning of Section 3(2) of ERISA) of an ERISA Affiliate is or has ever been subject to Title IV of ERISA.

     (iv) No Megsinet Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

     (v) As of the date of this Agreement, neither Megsinet nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Megsinet or any of its subsidiaries and no collective bargaining agreement is being negotiated by Megsinet or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Megsinet or any of its subsidiaries pending or, to the knowledge of Megsinet, threatened which may interfere with the respective business activities of Megsinet or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on Megsinet. As of the date of this Agreement, to the knowledge of Megsinet, none of Megsinet, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of Megsinet or any of its subsidiaries, and there is no material charge or complaint against Megsinet or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or, to the knowledge of Megsinet, threatened in writing.

     (vi) No employee of Megsinet will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Megsinet Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment)

     (vii) Neither Megsinet, nor any subsidiary, any Megsinet Benefit Plan, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which Megsinet or any subsidiary, any Megsinet Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Megsinet Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

     (viii) No amounts payable under the Megsinet Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 162(a)(1) or 162(m) of the Code.

     (ix) There has been no material failure of a Megsinet Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code). Neither Megsinet nor any subsidiary has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate of Megsinet or any subsidiary has incurred a tax under Section 5000(e) of the Code which is or could become a liability of Megsinet or a subsidiary. There are no pending, or to the knowledge of Megsinet, threatened or anticipated claims by or on behalf of any Megsinet Benefit Plan, by any employee or beneficiary covered under any such Megsinet Benefit Plan, or otherwise involving any such Megsinet Benefit Plan (other than routine claims for benefits).

     (j) Taxes. (1) Megsinet and its subsidiaries have filed all material Tax Returns (as defined herein) required to be filed by them and all such Tax Returns are complete and correct in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired. Megsinet and its subsidiaries have paid or have made provision for the payment of all Taxes (as defined herein) shown as due on such Tax Returns. Neither Megsinet nor its subsidiaries has made, or is subject to, an election under Section 341 of the Code.

     (2) No deficiencies for any Taxes have been proposed, asserted or assessed against Megsinet or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Megsinet. No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes of Megsinet or any of its subsidiaries.

     (3) No claim has ever been made by an authority in a jurisdiction where Megsinet has not filed Tax Returns that it or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

     (4) Neither Megsinet nor any of its subsidiaries has any obligation to make a payment that will not be deductible under Section 280G of the Code or Megsinet will satisfy all the requirements of Section 280G(b)(5)(B) of the Code and Prop. Treas. Reg. Section 1.280G-1(Q&A-7) such that Section 280G will not apply to any payments to be made by Megsinet or any of its subsidiaries.

     (5) Neither Megsinet nor any of its subsidiaries have (A) been a member of an affiliated group as defined under Section 1504 of the Code (other than an affiliated group of which the common parent was Megsinet) and (B) any liability for Taxes of any person (other than Megsinet or any of its subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     (6) As used in this Agreement, "Taxes" shall include all (x) federal, state, local or foreign income, property, occupation, sales, use, service occupation, service use, leasing, leasing use, excise, withholding, transfer, recording and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, and (y) "Tax Return" shall mean any report, return, document, declaration, information, return or filing (including any related or supporting information) with respect to Taxes.

     (7) (A) The aggregate fair market value of the Merger Consideration (including any cash paid for fractional shares) will be approximately equal to the fair market value of Megsinet stock surrendered therefor. The Merger Consideration will be the sole consideration received for each such shareholder's Megsinet Capital Stock, and the Megsinet Capital Stock surrendered in exchange therefor will be the sole consideration delivered by such shareholder for the Merger Consideration and the terms of such exchange were arrived at through arm's length negotiations.

     (B) There is no intercorporate indebtedness existing between CoreComm (or any of its subsidiaries, including Sub) and Megsinet that was issued, acquired, or will be settled at a discount.

     (C) Megsinet is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (D) At the Effective Time, Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Megsinet immediately prior to the Merger (for purposes of this representation, amounts used by Megsinet to pay its reorganization expenses, cash paid in lieu of fractional shares, and cash used to pay dissenters and to make all redemptions and distributions by Megsinet immediately preceding the transfer will be included as assets of Megsinet held immediately prior to the Merger) (the "Substantially All Test").

     (E) No assets of Megsinet have been or are proposed to be sold, transferred or otherwise disposed of that would prevent Megsinet from continuing the historic business of Megsinet or using a significant portion of Megsinet's historic business assets in a business.

     (F) The payment of cash in lieu of fractional shares of CoreComm Common Stock is solely for the purpose of avoiding the expense and inconvenience to CoreComm of issuing fractional shares of CoreComm Common Stock and does not represent separately bargained-for consideration. The total cash consideration to be paid in the Merger in lieu of fractional shares of CoreComm capital stock will not exceed one percent of the total consideration in the Merger.

     (G) (I) none of the compensation for services to Megsinet received (or to be received) by any shareholder of Megsinet will be separate consideration for, or allocable to, any of his Megsinet Capital Stock; (II) none of the CoreComm Common Stock received by any shareholder of Megsinet pursuant to the Merger will be separate consideration for, or allocable to, any employment, service or noncompetition agreement or arrangement; and (III) the compensation paid to any shareholder of Megsinet who also provides services to Megsinet will be commensurate with amounts that would be paid to a third party bargaining at arm's length for similar services.

     (H) Except as specifically set forth herein, Megsinet and the shareholders of Megsinet will each pay their respective expenses, if any, incurred in connection with the Merger and the transactions related hereto.

     (I) (I) On the date hereof, there is no plan or intention on the part of the Significant Stockholders, or to the knowledge of Megsinet or the Significant Stockholders, any other shareholders of Megsinet to sell, exchange, transfer by gift or otherwise dispose of any shares of CoreComm Common Stock to be received pursuant to the Merger or to enter into any transactions which would have the economic effect of a disposition of such Shares including, but not limited to, any transactions described in Section 1259 of the Code or any other put, forward sale, short-sale or equity swap types of arrangements, with respect to any such shares of CoreComm Common Stock to be received pursuant to the Merger, (II) neither Megsinet nor any person related to Megsinet within the meaning of Treas. Reg. sec.1.368-1(e)(3), nor any predecessor or successor of Megsinet within the meaning of Treas. Reg. sec.1.368-1(e)(5), has acquired or will acquire Megsinet Capital Stock in contemplation of, or as part of, the Merger, and (III) Megsinet has not made and will not make any distributions with respect to its stock in contemplation of, or with respect to the Merger.

     (J) The liabilities of Megsinet to be assumed by Sub and the liabilities to which the transferred assets of Megsinet are subject were incurred by Megsinet in the ordinary course of its business.

     (K) The fair market value of the assets of Megsinet transferred to Sub will equal or exceed the sum of the liabilities assumed by Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (L) Megsinet is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (M) Megsinet has no plan or intention to issue additional shares of its stock (or securities, options or instruments giving the holder right to such stock) that would (or if exercised would) result in CoreComm losing control of Megsinet within the meaning of Section 368(c) of the Code. At the time of the Merger, Megsinet will not have outstanding any warrants, options convertible securities or any other type of right pursuant to which any person could acquire stock in Megsinet that, if exercised or converted, would affect CoreComm's acquisition or retention of control of Megsinet or its successor, as defined in
Section 368(c) of the Code.

     (N) Apart from the Megsinet Capital Stock, the Ascend Warrant, the Pequot Warrant, and conversion rights held by CISCO Systems, Inc., and the options described in

Section 5.5 hereof, Megsinet has no outstanding stock or debt that could be treated as equity for Federal income tax purposes.

     (O) Neither Megsinet nor any affiliate of Megsinet has any plan or intention of taking any action prior to, at or after the Effective Time that is contrary to any of representations of this Section 3.1(j)(7).

     (k) Voting Requirements. The affirmative vote at the Megsinet Stockholders Meeting (the "Megsinet Stockholder Approval") of the holders of two-thirds of all outstanding shares of Megsinet Common Stock and 60% of all outstanding shares of Series 1998A Preferred and 100% of the outstanding shares of Pequot Preferred to adopt this Agreement are the only votes of the holders of any class or series of Megsinet's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. The affirmation vote of the holders of a majority of all outstanding shares of Megsinet Common Stock are the only votes of the holders of any class or series of Megsinet's capital stock necessary to approve an amendment to Megsinet's Articles of Incorporation necessary to reduce to a majority the number of shares of Megsinet Common Stock required to vote affirmatively to adopt this Agreement and the transactions contemplated hereby (the "Reduced Vote").

     (l) Intellectual Property. Megsinet and its subsidiaries own or have a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "Megsinet Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such Megsinet Intellectual Property (i) the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on Megsinet or (ii) which is "off the shelf" or "shrink-wrapped" software. Neither Megsinet nor any such subsidiary has received any notice of infringement of or conflict with, and, to Megsinet's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any Megsinet Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on Megsinet.

     (m) Certain Contracts.  Except for contracts and agreements set forth in
Section 3.1(m) of the Megsinet Disclosure Schedule, neither Megsinet nor any of its subsidiaries is a party to or bound by (i) any contract providing for the receipt or payment of more than $20,000 per 12 month period other than those covered by the fourth sentence hereof, (ii) any lease of real or personal property for more than $20,000 per 12 month period, (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Megsinet and its subsidiaries (including, for purposes of this Section 3.1(m), CoreComm and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, or (iv) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "Megsinet Material Contracts"). Each Megsinet Material Contract is valid and binding on Megsinet (or, to the extent an Megsinet subsidiary is a party, such subsidiary) and is in full force and effect, and Megsinet and each Megsinet subsidiary have in all material respects performed all obligations required to be performed by them to date under each Megsinet Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on Megsinet. Neither Megsinet nor any Megsinet subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of Megsinet, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Megsinet Material Contract except where such violation or default would not have a material adverse effect on Megsinet. In addition, Megsinet has provided to CoreComm a complete list as of December 31, 1998 of all charges related to Megsinet's circuits which includes all charges incurred under any interconnection and/or service agreements between Megsinet and any telecommunications company (the "Circuit Schedule"). Megsinet has also provided in Section 3.1(m) of the Megsinet Disclosure Schedule, a complete list of any provisions of any agreements reflected on the Circuit Schedule that provide for
(i) materially different pricing terms than the majority of the agreements on the Circuit Schedule; (ii) "take or pay" commitments over $100,000 annually;
(iii) payment of more than $75,000 per 12 month period or (iv) terms that could, individually or in the aggregate, have a material adverse effect on Megsinet.

     (n) Subscribers. As of the Effective Time, Megsinet will have at least 40,000 Subscribers. As used herein, the term "Subscriber" means a customer of Megsinet who (i) is currently connected to and receiving Internet access services from the system and (ii) is being charged and is paying for such services.

     (o) Fixed Assets. Schedule 3.1(o) to the Megsinet Disclosure Schedule sets forth a summary by category of all fixed assets owned by Megsinet. Such assets are owned by Megsinet free and clear of any Liens, except for such Liens or defects which, individually or in the aggregate, would not have a material adverse effect on Megsinet.

     (p) Brokers; Legal Expenses. No broker, investment banker, financial advisor or other person, other than Mitchell Marks, the fees and expenses of which will be paid by Megsinet's stockholders and will not exceed $250,000, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Megsinet or any stockholder of Megsinet. In addition, the fees payable to the law firm of Gallop Johnson and Neuman L.C. related to the transactions contemplated herein shall be paid by Megsinet's stockholders.

     (q) Registration Statement; Proxy/Prospectus. The information supplied by Megsinet for inclusion in the registration statement on Form S-4 pursuant to which shares of CoreComm Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Megsinet for inclusion in the Proxy/Prospectus (the "Proxy/Prospectus") to be sent to the stockholders of Megsinet in connection with the solicitation of votes to approve and adopt this Agreement shall not, on the date the Proxy/Prospectus is first mailed to stockholders of Megsinet or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy/Prospectus not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of votes which has become false or misleading.

     (r) Escrow of Irrevocable Proxies. As of the date hereof, the certificates of shares of Megsinet Common Stock representing all of the shares of Megsinet Common Stock that are subject to irrevocable proxies entered into between certain Megsinet stockholders and CoreComm (the "Voting Proxies"), other than for shares owned by Michael Henry, have been delivered to Douglas J. Bates as escrow agent. A certification of such physical possession by Douglas J. Bates is attached hereto as Annex B.

     (s) Voting Proxies. The Voting Proxies obtained by CoreComm when combined with the shares intended to be issued to Pequot represent more than 50% of the shares of Megsinet Common Stock entitled to vote on the Merger.

     (t) Year 2000 Readiness Disclosure. Other than "off the shelf" or "shrink wrapped" products, all of the computer software programs (including without limitation software provided by Technology Applications Incorporated or Sun Microsystems), databases, and compilations, computer firmware; computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are to be used or relied on by Megsinet or any of its subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing, and/or receiving date-related data into and between the twentieth and twenty-first centuries as a result of the transition between such centuries.

     SECTION 3.2 Representations and Warranties of CoreComm. Except as disclosed in the CoreComm SEC Documents (as defined in Section 3.2(e)) or as set forth on the Disclosure Schedule delivered by CoreComm to Megsinet prior to the execution of this Agreement (the "CoreComm Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, CoreComm represents and warrants to Megsinet as follows:

     (a) Organization, Standing and Corporate Power. Each of CoreComm and its subsidiaries (including Sub) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on CoreComm. Each of CoreComm and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on CoreComm.

     (b) Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of CoreComm have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by CoreComm, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

     (c) Capital Structure. The authorized capital stock of CoreComm consists of 75,000,000 shares of CoreComm Common Stock, par value $.01 per share and 1,000,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share. At the close of business on February 3, 1999: (i) 13,199,586 shares of CoreComm Common Stock were issued and outstanding; (ii) zero shares of CoreComm Common Stock were held by CoreComm in its treasury; (iii) 1,603,878 shares of CoreComm Common Stock were subject to options issued under CoreComm employee option plans or agreements; and (iv) 2,735,125 shares of CoreComm Common Stock were subject to warrants issued under a CoreComm employee option plans or agreements. All outstanding shares of capital stock of CoreComm are, and all shares which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(c) and except for changes since resulting from the issuance of shares of CoreComm Common Stock pursuant to the CoreComm option plans, as of the date hereof, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of CoreComm, (B) any securities of CoreComm or any CoreComm subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of CoreComm, (C) any warrants, calls, options or other rights to acquire from CoreComm or any CoreComm subsidiary, and any obligation of CoreComm or any CoreComm subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of CoreComm, and (y) there are no outstanding obligations of CoreComm or any CoreComm subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. As of the date hereof, there are no outstanding (A) securities of CoreComm or any CoreComm subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any CoreComm subsidiary, (B) warrants, calls, options or other rights to acquire from CoreComm or any CoreComm subsidiary, and any obligation of CoreComm or any CoreComm subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any CoreComm subsidiary or (C) obligations of CoreComm or any CoreComm subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of CoreComm subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

     (d) Authority; Noncontravention. CoreComm and Sub each has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of CoreComm and Sub and the consummation by each of CoreComm and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of CoreComm and Sub. This Agreement has been duly executed and delivered by each of CoreComm and Sub and, assuming the due authorization, execution and delivery by Megsinet, constitutes the legal, valid and binding obligations of each of CoreComm and Sub, enforceable against each of CoreComm and Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of CoreComm or any of its subsidiaries (including Sub) under, (i) the memorandum of association or by-laws of CoreComm or the comparable organizational documents of any of its subsidiaries (including Sub),
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to CoreComm or any of its subsidiaries (including Sub) or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CoreComm or any of its subsidiaries (including Sub) or their respective properties or assets, other than, in the case of clauses
(ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on CoreComm or (y) reasonably be expected to impair the ability of CoreComm to perform its obligations under this Agreement. To the best of CoreComm's knowledge, except as may be required pursuant to the HSR Act, and the rules and regulations thereunder, and the Bermuda Exchange Control Act of 1972, no consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CoreComm or any of its subsidiaries (including Sub) in connection with the execution and delivery of this Agreement by each of CoreComm or Sub or the consummation by CoreComm and Sub of the transactions contemplated by this Agreement, except for (1) the filing of the Articles of Merger with the Secretary of State of Illinois and the Secretary of State of Delaware such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (2) the filing of a Registration Statement on Form S-4 with the SEC in accordance with the Securities Act; (3) such filings with and approvals of the NASDAQ to permit the shares of CoreComm Common Stock that are to be issued in the Merger to be authorized for quotation on the NASDAQ; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on CoreComm or (y) reasonably be expected to impair the ability of CoreComm to perform its obligations under this Agreement.

     (e) SEC Documents; Undisclosed Liabilities. CoreComm has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since August 31, 1998 (together with CoreComm's Form 10/A filed on August 31, 1998, the "CoreComm SEC Documents"). As of their respective dates, the CoreComm SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CoreComm SEC Documents, and none of the CoreComm SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CoreComm included in the CoreComm SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of CoreComm and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither

CoreComm nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on CoreComm.

     (f) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as permitted by Section 4.1(b), since September 2, 1998, CoreComm and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any CoreComm SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change in CoreComm,
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of CoreComm's capital stock, (iii) any split, combination or reclassification of any of CoreComm's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of CoreComm's capital stock, except for issuances of CoreComm Common Stock upon exercise of CoreComm Stock Options, in each case, awarded prior to the date hereof in accordance with their present terms or issued pursuant to
Section 4.1(b), (iv) except insofar as may have been disclosed in CoreComm SEC Documents filed and publicly available prior to the date of this Agreement or required by a change in GAAP, any change in accounting methods, principles or practices by CoreComm materially affecting its assets, liabilities or business,
(v) except insofar as may have been disclosed in the CoreComm Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on CoreComm or any of its tax attributes or any settlement or compromise of any material income tax liability or (vi) any action taken by CoreComm or any of the CoreComm subsidiaries during the period from September 2, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1(b).

     (g) Brokers. Other than Schneider & Company, which will be paid by CoreComm, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CoreComm.

     (h) Taxes. (1) Prior to the Merger, CoreComm will be in control of Sub within the meaning of Section 368(c)(1) of the Code. Following the Merger, CoreComm has no plan or intention for Sub to issue additional shares of its stock that would result in CoreComm losing control of Sub within the meaning of
Section 368(c)(1) of the Code.

     (2) The aggregate fair market value of the Merger Consideration (including any cash paid for fractional shares) will be approximately equal to the fair market value of Megsinet stock surrendered therefor. The Merger Consideration will be the sole consideration received for each such shareholder's Megsinet Capital Stock, and the Megsinet Capital Stock surrendered in exchange therefor will be the sole consideration delivered by such shareholder for the Merger Consideration, and the terms of such exchange were arrived at through arm's length negotiations.

     (3) There is no intercorporate indebtedness existing between CoreComm or any of its subsidiaries (including Sub) and Megsinet that was issued, acquired, or will be settled at a discount.

     (4) Neither CoreComm nor Sub is an investment company as defined in Section 368(a)(2)(F) (iii) and (iv) or the Code.

     (5) Neither CoreComm nor any related person (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) has any plan or intention to redeem or, actually or in substance directly or indirectly, acquire after the date of the Merger any of the CoreComm Common Stock to be issued in the Merger. CoreComm has no stock repurchase plan in effect and has no intent to create such a plan. After the Merger, no dividends or distributions will be made to the former owners of Megsinet, other than regular, normal dividends or distributions made to all holders of CoreComm Common Stock.

     (6) CoreComm has no plan or intention to liquidate Sub, to merge Sub with and into any other corporation, to sell or otherwise dispose of the stock of Sub or to cause Sub to sell or otherwise dispose of any assets of Megsinet acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code, in which latter case the foregoing representations shall be deemed to apply to any transferee. Following the Merger, CoreComm will not take any action that would cause Sub to fail the Substantially All Test.

     (7) Following the Merger, CoreComm will continue the historic business of Megsinet or use a significant portion of Megsinet's business assets in a business.

     (8) The payment of cash in lieu of fractional shares of CoreComm Common Stock is solely for the purpose of avoiding the expense and inconvenience to CoreComm of issuing fractional shares of CoreComm Common Stock and does not represent separately bargained-for consideration. The total cash consideration to be paid in the Merger in lieu of fractional shares of CoreComm Capital Stock will not exceed 1% of the total consideration in the Merger.

     (9) (a) none of the compensation received (or to be received) by any shareholder of Megsinet will be separate consideration for, or allocable to, any of his Megsinet Capital Stock; (b) none of the CoreComm Common Stock received by any shareholder of Megsinet pursuant to the Merger will be separate consideration for, or allocable to, any employment, services or noncompetition agreement or arrangement; and (c) the compensation paid to any shareholder of Megsinet who provides services to Megsinet will be commensurate with amounts that would be paid to a third party bargaining at arm's length for similar services.

     (10) Except as otherwise specifically set forth herein, Megsinet, Sub, CoreComm and the shareholders of Megsinet will each pay their respective expenses, if any, incurred in connection with the Merger and the transactions related thereto.

     (11) Prior to the Effective Time, CoreComm will be in control of Sub within the meaning of Section 368(c) of the Code. No Sub capital stock will be issued in the Merger. At no time prior to the Merger will has, or will Sub have had, assets (other than nominal assets contributed upon the formation of Sub, which assets will have been held by Sub following the Merger) or conducted any business activities or operations.

     (12) CoreComm has plan or intention to issue additional Sub stock (or securities, options, warrants or instruments giving the holder the right to Sub stock) that would (or if exercised would) result in CoreComm owning less than an amount of stock constituting control under Section 368(c) of the Code.

     (13) Neither CoreComm nor any of its subsidiaries (including Sub), nor any entity in which CoreComm owns an equity interest, owns any stock of Megsinet.

     (14) Except as expressly provided herein, neither CoreComm nor any affiliate of CoreComm has any plan or intention of taking any action prior to, at or after the Effective Time that is contrary to any of representations of this Section 3.2(h).

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1 Conduct of Business. Except as set forth in Section 4.1(a) of the Megsinet Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by CoreComm in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Megsinet shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Megsinet shall not, and shall not permit any of its subsidiaries to:

          (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of Megsinet to its parent, or by a subsidiary that is partially owned by Megsinet or any of its subsidiaries, provided that Megsinet or any such subsidiary receives or is to receive its propor-tionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Megsinet Common Stock upon conversion of Megsinet Convertible Securities or upon the exercise of Megsinet Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Megsinet or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Megsinet Common Stock upon conversion of Megsinet Convertible Securities in accordance with their present terms at the option of the holders thereof, and (y) the issuance of Megsinet Common Stock upon the exercise of Megsinet Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms);

          (iii) amend its articles of organization, by-laws or other comparable organizational documents;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person;

          (v) acquire or agree to acquire any assets with a value greater than $20,000;

          (vi) take any action to expand the states in which any of its businesses currently operate, other than pursuant to public announcements made prior to the date hereof or as may be required under agreements entered into prior to the date hereof;

          (vii) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or other wise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

          (viii) take any action that would cause the representations and warranties set forth in Section 3.1(f) (with each reference therein to "ordinary course of business" being deemed for purposes of this Section 4.1(a)(vi) to be immediately followed by "consistent with past practice") to no longer be true and correct;

          (ix) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money;

          (x) other than for normal merit increases and for payment of any previously disclosed year-end bonus, increase the benefits or compensation of, or pay any bonus to, any employee of Megsinet, agree to do any of the foregoing, or amend or enter into any other agreement or arrangement with respect to employment or compensation or agreement with respect to consultants; or

          (xi) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.1(a) (other than clause (iii)) shall not apply to any transaction between Megsinet and any wholly owned subsidiary or between any wholly owned subsidiaries of Megsinet.

     (b) Other Actions. Except as required by law, Megsinet and CoreComm shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

     (c) Advice of Changes. Megsinet and CoreComm shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and
(iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     SECTION 4.2 No Solicitation by Megsinet. (a) Megsinet shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Megsinet Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Megsinet Takeover Proposal. For purposes of this Agreement, "Megsinet Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or the assets of Megsinet and its subsidiaries, taken as a whole, or 10% or any equity securities of Megsinet, any tender offer or exchange offer that if consummated would result in any person beneficially owning any equity securities of Megsinet, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Megsinet (or any Megsinet subsidiary whose business constitutes 10% or more of the net revenues, net income or the assets of Megsinet and its subsidiaries, taken as whole) or the Megsinet Common Stock, other than the transactions contemplated by this Agreement.

     (b) Neither the Board of Directors of Megsinet nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to CoreComm, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Megsinet Takeover Proposal, or
(iii) cause Megsinet to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Megsinet Acquisition Agreement") related to any Megsinet Takeover Proposal. Notwithstanding the foregoing, nothing shall prohibit Megsinet from entering into an agreement for the sale of the Pequot Preferred to Pequot Private Equity Fund, L.P. and Pequot Offshore Private Equity Fund, Inc. (collectively "Pequot" and any such agreement a "Pequot Transaction") provided such agreement complies with the requirements of Section 5.16.

     (c) In addition to the obligations of Megsinet set forth in paragraphs (a) and (b) of this Section 4.2, Megsinet shall immediately advise CoreComm orally and in writing of any request for information or of any Megsinet Takeover Proposal, the material terms and conditions of such request or Megsinet Takeover Proposal and the identity of the person making such request or Megsinet Take over Proposal. Megsinet will keep CoreComm reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Megsinet Takeover Proposal.

     SECTION 4.3 Cooperation. CoreComm shall have the right to have its designated representatives, as provided to Megsinet from time to time, (the "Designated Purchaser Representatives") present within normal business hours and without material disruption to the business of Megsinet for consultation at Megsinet's principal offices from the date hereof until the Closing Date. Such Designated Purchaser Representatives shall have the right to review and become familiar with the conduct of the business of Megsinet and shall be available to be consulted and shall have authority on behalf of CoreComm in regard to consultation in regard to Material Decisions (as defined below in this Section 4.3). CoreComm shall take all reasonable actions necessary to ensure that its Designated Purchaser Representatives will be readily available during normal business hours. Without notice to and consultation with the Designated Purchaser Representatives, Megsinet shall not take any action involving any Material Decision. "Material Decision" shall mean, for purposes of this Agreement, any of the following to the extent the same may affect the assets, the obligations or the business of Megsinet following the date hereof: (i) any

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

entering into, termination or material amendment of, or waiver of any Megsinet's rights in respect of, any Megsinet Material Contracts; (ii) any purchase order in excess of $20,000 in any instance to be delivered, or the payment for which shall become due, after the Closing Date; (iii) the acceptance of any material customer contract that deviates from the terms and conditions of current pricing policies; (iv) any action to respond to any material customer or regulatory complaint outside of the ordinary course of business; (v) any general communication with customers related to the business or to the Merger; or (vi) a material change in pricing, promotional, marketing or any other decision that would affect any Megsinet's customary profit margins.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1  Megsinet Stockholders Meeting.

          (i) Megsinet shall as promptly as practicable duly call, give notice of, convene and hold a meeting of its stockholders (the "Megsinet Stockholders Meeting") in accordance with the IBCA, and applicable federal securities laws, for the purpose of obtaining the Megsinet Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. At the Megsinet Stockholders Meeting, Megsinet shall recommend to its stockholders the approval and adoption of an amendment to Megsinet's Articles of Incorporation providing for the Reduced Vote. Such amendment shall be presented and entered into in such a manner so as to be effective prior to obtaining the Megsinet Stockholders Approval. Without limiting the generality of the foregoing, Megsinet agrees that its obligations pursuant to the first sentence of this
     Section 5.1 shall not be affected by the commencement, proposal, disclosure or communication to Megsinet of any Megsinet Takeover Proposal.

          (ii) If necessary to satisfy the representation supplied in Section 3.1(j)(iv), a stockholder vote satisfying the requirements of Section 280G(b)(5)(B) of the Code and Prop. Treas. Reg. Section 1.280G-1(Q&A-7) shall be conducted.

     SECTION 5.2 Access to Information; Confidentiality. (a) Subject to the provisions of Section 5.2(b) (the "Confidentiality Agreement"), and subject to restrictions contained in confidentiality agreements to which such party is subject (which such party will use its best efforts to have waived) and applicable law, each of Megsinet and CoreComm shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Megsinet and CoreComm shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.2 shall affect any representation or warranty given by the other party hereto. Each of Megsinet and CoreComm will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

     (b) Each of Megsinet and CoreComm shall, and shall cause each of its respective subsidiaries to, agree not to use one another's Evaluation Material for any purpose other than in connection with this Agreement and the provisions herein. Except as may otherwise be required under applicable law, the Evaluation Material of each party shall remain confidential and shall not be disclosed to any other party other than such party's representatives for the purpose of fulfilling the provisions contained in this agreement. Each party shall use its best efforts to ensure that it is not obligated to disclose any of the other party's Evaluation Material for any purpose.

     "Evaluation Material" shall mean, with respect to each party, any information which is non-public, confidential or proprietary in nature and which has been made available to the other party (or any of its subsidiaries) in connection with the signing of this Agreement and the transactions contemplated hereby.

     SECTION 5.3 Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (b) In connection with and without limiting the foregoing, Megsinet and CoreComm shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     SECTION 5.4 Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of Megsinet (or, if appropriate, a committee of the Megsinet Board of Directors) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding Megsinet Stock Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Megsinet Stock

     Option outstanding immediately prior to the Effective Time shall be adjusted and thereafter represent an option to acquire, on the same terms and conditions as were applicable under such Megsinet Stock Option, the same number of shares of CoreComm Common Stock as the holder of such Megsinet Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Megsinet Stock Option in full immediately prior to the Effective Time, with any fractional shares of CoreComm Common Stock resulting from such calculation being rounded down to the nearest whole share, at a price per share of CoreComm Common Stock equal to (A) the aggregate exercise price for the shares of Megsinet Common Stock otherwise purchasable pursuant to such Megsinet Employee Stock Option divided by (B) the aggregate number of shares of CoreComm Common Stock deemed purchasable pursuant to such Megsinet Employee Stock Option, rounding the exercise price thus determined down to the nearest whole cent (each, as so adjusted, an "Adjusted Option"); and

          (ii) take such other actions relating to the Megsinet Stock Plan as Megsinet and CoreComm may agree are appropriate to give effect to the Merger, including as provided in Section 5.7.

     (b) As soon as practicable after the Effective Time, CoreComm shall deliver to the holders of Megsinet Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the Megsinet Stock Plan and the agreements evidencing the grants of such Megsinet Stock Options and that such Megsinet Stock Options and agreements shall be assumed by CoreComm and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.6 after giving effect to the Merger).

     (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to CoreComm, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the Megsinet Stock Plan.

     (d) Except as otherwise contemplated by this Section 5.5 and notwithstanding any terms of the Megsinet Stock Options to the contrary, all restrictions or limitations on transfer and vesting with respect to Megsinet Stock Options awarded under the Megsinet Stock Plan or any other plan, program or arrangement of Megsinet or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by CoreComm as set forth above. Prior to the Effective Time, Megsinet shall obtain, in a form reasonably acceptable to CoreComm, the consent of each holder of a Megsinet Stock Option to the treatment set forth in this
Section 5.4, including, without limitation, a waiver by each such optionee of any provision of any Megsinet Stock Option or any related agreement (including any employment agreement) which would otherwise result in any lapse of restrictions or acceleration of vesting or exercisability upon the signing of this Agreement, the consummation of the transactions contemplated hereby, or any other related event.

     SECTION 5.5 Megsinet Stock Plan and Certain Employee Matters. (a) At the Effective Time, by virtue of the Merger, each outstanding and unexercised Megsinet Stock Option shall be assumed by CoreComm, with the result that all obligations of Megsinet under such Megsinet Stock Options shall be obligations of CoreComm following the Effective Time. Prior to the Effective Time, CoreComm shall take all necessary actions (including, if required to comply with Section 162(m) or 422 of the Code (and the regulations thereunder) or applicable law or rule of the NASDAQ, obtaining the approval of its stockholders at the next regularly scheduled CoreComm stockholders meeting) for the assumption of the Megsinet Stock Plan, including the reservation, issuance and authorization of CoreComm Common Stock in a number at least equal to (x) the number of shares of CoreComm Common Stock that will be subject to Adjusted Options and (y) the product of the Exchange Ratio and the number of shares of Megsinet Common Stock available for future awards under the Megsinet Stock Plan immediately prior to the Effective Time. If necessary, CoreComm shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of CoreComm Common Stock determined in accordance with the preceding sentence. A valid registration statement shall be kept effective at least for so long as Adjusted Options remain outstanding and until such time as the shares of CoreComm Common Stock subject to such Adjusted Options are no longer subject to resale restrictions under the Securities Act.

     (b) Following the Effective Time, CoreComm will honor all obligations of Megsinet or its subsidiaries under the employment agreements in effect as of the effective date of each such agreement, between Megsinet and each of Michael Henry, Brian Clark and Scott Widham (the "Retained Executives"). However, the titles and duties of these individuals may vary from those set forth in each of their respective agreements, and Megsinet shall, prior to the Effective Time, obtain agreements from the Retained Executives that such changes will not constitute "Good Reason" as defined in the applicable employment agreements. In addition, as soon as practicable after the date hereof but at least 14 business days prior to the Closing Date, the Significant Stockholders and CoreComm will agree to an amendment to each Significant Stockholder's employment agreement providing for, customary "non-compete" provisions and customary "no solicitation" provisions, each with a duration of 5 years. CoreComm and each of the Significant Stockholders shall negotiate the precise terms of such amendments in good faith, subject to the above general provisions. Other than as specified in this Section 5.5(b), CoreComm does not intend to seek material amendments to the Retained Executive's employment agreements.

     SECTION 5.6 Fees and Expenses. Except as provided for in Section 3.1(p), all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     SECTION 5.7 Public Announcements. CoreComm shall issue a press release regarding this Agreement and the transactions contemplated hereby at such time as CoreComm deems appropriate and in order to comply with applicable law. Megsinet agrees not to make any public announcement regarding this Agreement or the transactions contemplated hereby without prior consent from CoreComm.

     SECTION 5.8 NASDAQ Quotation. CoreComm shall use best efforts to cause the CoreComm Common Stock issuable under Article II and upon exercise of Adjusted Options pursuant to Section 5.6 to be approved for quotation on the NASDAQ, subject to official notice of issuance, within 12 months from the Effective Time.

     SECTION 5.9 Conveyance Taxes. CoreComm and Megsinet shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock trans fer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. CoreComm and Megsinet shall each pay their own such taxes and fees.

     SECTION 5.10  Proxy/Prospectus; Registration Statement.

     (a) As promptly as practical after the execution of this Agreement, Megsinet and CoreComm shall prepare and CoreComm shall file with the SEC the Registration Statement and the Proxy/Prospectus to be included therein as a prospectus. Megsinet and CoreComm shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. The Proxy/Prospectus shall include the recommendation of the Board of Directors of Megsinet in favor of the Agreement. Megsinet shall furnish CoreComm with all information concerning Megsinet and the holders of its capital stock and shall take such other action as CoreComm may reasonably request in connection with the Registration Statement and the issuance of the shares of CoreComm Common Stock. If at any time prior to the Effective Time any event or circumstance relating to Megsinet, CoreComm or any of their respective Subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof. Megsinet shall make available to CoreComm as soon as practicable after the date hereof audited financial statements for Megsinet for 1998, and, if necessary, for 1997, each for inclusion in the Registration Statement and each in conformity with SEC rules and regulations.

     (b) Megsinet and CoreComm shall make any necessary filings with respect to the Merger under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder and CoreComm shall use its reasonable best efforts to take any action required to be taken under state securities or "blue sky" laws in connection with the issuance of the shares of CoreComm Common Stock in accordance with the provisions of this Agreement.

     SECTION 5.11 Ascend Warrant. Prior to the Effective Time, Megsinet will amend the terms of the outstanding warrant issued to Ascend Communications, Inc. (the "Ascend Warrant") such that Ascend will receive, upon the consummation of the Merger, in exchange for its existing warrant, a warrant to purchase shares of CoreComm Common Stock in which the exercise price and number of shares shall be equitably determined to reflect the original terms of the Ascend Warrant. The form of the amendment to the Ascend Warrant to be presented to Ascend by Megsinet is attached hereto in Annex A.

     SECTION 5.12 Pequot Warrant. Prior to the Effective Time, Megsinet will ensure that or amend the terms of any warrant issued to Pequot (the "Pequot Warrant"), such that (i) the Pequot Warrant shall be cancelled on or before the Effective Time; (ii) Pequot will receive in exchange for such cancellation 35,000 shares of CoreComm Common Stock to be delivered to Pequot directly by CoreComm which shares shall not be included in the Allocation Schedule or be deemed part of the Stock Payment; and (iii)Pequot shall sign the Stockholders Agreement contemplated by Section 5.17. The shares of CoreComm Common Stock to be issued to Pequot pursuant to this section shall be included in the Registration Statement and shall be issued only after the Registration Statement has been declared effective.

     SECTION 5.13 Allocation Schedule. As soon as practicable, Megsinet shall deliver to CoreComm and to the Exchange Agent the Allocation Schedule. Megsinet will take sole responsibility for producing such schedule. Other than for dissenting shares, shares issued pursuant to Section 5.13, and fractional shares or cash in lieu of fractional shares, the amount of Cash Consideration allocated to Megsinet shareholders on the Allocation Schedule shall be equal to the Cash Payment (as defined in Section 2.2(a)) and the Stock Consideration allocated to Megsinet shareholders on the Allocation Schedule shall be equal to the Stock Payment (as defined in Section 2.2(a)).

     SECTION 5.14 Cisco Loan. CoreComm will, on or before the Effective time use its best efforts to cause the release of the security interest held by Cisco in Megsinet Common Stock owned by Michael Henry, on terms acceptable to Cisco.

     SECTION 5.15 Cisco and Ascend Credit Facilities. As soon as practicable after the date hereof, but in no event later than seven days prior to the Closing Date, Megsinet and the Significant Stockholders shall take all actions necessary to amend each of (i) the letter agreement from Cisco Systems Capital Corporation, dated as of September 29, 1998, and (ii) the Secured Promissory
Note issued to Ascend Communications, Inc., dated as of August 27, 1998, such that each covenant (either affirmative or negative) set forth in such agreements is satisfactory to CoreComm in its good faith business judgment. Forms of such amendments are attached hereto in Annex A.

     SECTION 5.16 Pequot Agreement. Megsinet will amend the terms of any and all outstanding agreements and other instruments between Megsinet and Pequot, including, but not limited to, the Pequot Preferred and the Pequot Warrants, or ensure that in any agreement to be entered into, Pequot will not have any rights superior or in addition to the other holders of Megsinet Common Stock, and all covenants, representations, warranties, indemnifications and all other provisions that survive the closing of the Pequot Transaction shall be terminated and not survive the closing of the Merger. In no event will the number of shares of Megsinet Common Stock into which the Pequot Preferred can convert exceed 2 million.


     SECTION 5.17 Stockholders Agreement. Prior to the closing, Megsinet shall obtain the signatures of each holder of Megsinet Capital Stock that will receive shares of CoreComm Common Stock pursuant to this Agreement, on a stockholders agreement (the "Stockholders Agreement") providing that each such stockholder shall be allowed to transfer such CoreComm Common Stock as follows: (i) the shareholder may not transfer any of the shareholder's CoreComm common stock in the first four months following the closing; (ii) the shareholder may transfer up to 25% of the shareholder's CoreComm common stock from and after the last day of the fourth month following the closing; (iii) the shareholder may transfer up to 50% of the shareholder's CoreComm common stock from and after the earlier of
(A) the last day of the sixth month following the closing or (B) December 31, 1999; (iv) the shareholder may transfer up to 75% of the shareholder's CoreComm common stock from and after the last day of eighth month following the closing; and (v) the shareholder may transfer any or all of the shareholder's CoreComm common stock from and after the last day of the twelfth month following the closing.


     SECTION 5.18 NASDAQ Listing. CoreComm shall use its reasonable best efforts to have authorized for listing on the NASDAQ National Market, upon official notice of issuance, the shares of CoreComm Common Stock to be issued pursuant to Article II or Adjusted Options, within 12 months from the Effective Time.

     SECTION 5.19 GMV Network LLC. As soon as practicable following the date hereof, but in no event later than seven days prior to the Closing Date, each of Megsinet and the Significant Stockholders shall divest any interest he or it owns, whether directly or indirectly, in GMV Network, LLC.

     SECTION 5.20 Interested Contracts. As soon as practicable following the date hereof, but in no event later than seven days prior to the Closing Date, Megsinet and the Significant Stockholders shall take all actions necessary to amend the terms of any agreement or other instrument between Megsinet and Capital Internet, L.L.C. or any other entity controlled by any Megsinet officer or director or shareholder (including such persons) such that the terms of any such agreements or instruments are revised, to the satisfaction of CoreComm, to eliminate any conflict of interest or preferential treatment that might create a conflict of interest.

     SECTION 5.21 Personal Loans. As soon as practicable following the date hereof, but in no event later than seven days prior to the Closing Date, Megsinet and the Significant Stockholders shall take all actions necessary to, and shall obtain full repayment of, any personal loans made by Megsinet to any individuals, including, but not limited to, the parents of Michael Henry.

     SECTION 5.22 Michael S. Nelson. Megsinet shall have, on or before the Closing Date, taken all steps to resolve in its favor any claim, whether threatened or pending, brought by Michael S. Nelson. The Significant Stockholders agree that they will indemnify CoreComm for any breach of this
Section 5.22 or any claim brought by Michael S. Nelson regarding Megsinet Common Stock pursuant to the terms of Article VIII herein and that for purposes of this
Section 5.22 and any claim brought by Michael Nelson, the Minimum, as otherwise defined in Article VIII, shall be $100,000.

     SECTION 5.23 Ameritech Interconnection. Megsinet shall use its best efforts to (i) maintain the Interconnection Agreement, dated as of October 28, 1996, between Megsinet and Ameritech Information Industry Services (the "Ameritech Agreement") on terms and conditions no less favorable than those in the Ameritech Agreement as it exists on the date hereof; and (ii) obtain actual physical interconnection as promptly as practicable with the facilities of Ameritech Corporation in its Chicago, Illinois facilities under the terms of the Ameritech Agreement or otherwise.

     SECTION 5.24 Alternative Financing. In the event that the Pequot Transaction does not occur, CoreComm will, at its sole election, provide a loan to Megsinet in exchange for a Convertible Promissory Note, in a form mutually agreed upon by the parties, which will provide for, among other things, the right of CoreComm to convert such note into at least 4.5 million shares of Megsinet Common Stock for total consideration consistent with this Agreement.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Megsinet Stockholder Approval. The Megsinet Stockholder Approval shall have been obtained, and no stockholder of Megsinet shall have demanded appraisal under the IBCA.

          (b) HSR Act. The HSR Act shall not be applicable to the Merger or, if applicable, any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(b)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Megsinet, CoreComm or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken (i) is reasonably expected to have a material adverse effect on the Surviving Corporation and its prospective subsidiaries, taken as a whole, or (ii) will result in a violation of any laws, shall have been obtained, all in form and substance reasonably satisfactory to Megsinet and CoreComm.

          (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on Megsinet or CoreComm, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     SECTION 6.2 Conditions to Obligations of CoreComm and Sub. The obligations of CoreComm and Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Megsinet set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Megsinet.

          (b) Performance of Obligations of Megsinet. Megsinet shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Megsinet.

          (d) Megsinet Stock Options. As of the Effective Time, the Megsinet Employee Stock Options shall have been amended pursuant to Section 5.4(a).


          (e) Megsinet Warrants. As of the Effective Time, the terms of the Ascend Warrant and the Pequot Warrants shall have been amended pursuant to
     Section 5.12 and 5.13 respectively.

          (f) Megsinet Opinion. CoreComm shall have received an opinion from Amy Gross, Esq. in form and substance reasonably satisfactory to CoreComm, dated as of the Effective Time, substantially to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, that: (i) Megsinet and its subsidiaries have all necessary Megsinet Permits (as defined in Section 3.1(g), and (ii) that the execution and the delivery of this Agreement by Megsinet, and the consummation of the transactions contemplated herein will not conflict with or result in any violation of any judgement order, decree, statute, law, ordinance, rule or regulation applicable to Megsinet or any of its subsidiaries or their respective properties or assets, other than any such conflicts or violations that individually or in the aggregate would not (x) have a material adverse effect on Megsinet or (y) reasonably be expected to impair the ability of Megsinet to perform its obligations under this Agreement.



          (g) Stockholders Agreement. Each holder of Megsinet Capital Stock that will receive shares of CoreComm Common Stock pursuant to this Agreement shall have signed the Stockholders Agreement prior to the Effective Time.


     SECTION 6.3 Conditions to Obligations of Megsinet. The obligation of Megsinet to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of CoreComm set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material ad verse effect on CoreComm.

          (b) Performance of Obligations of CoreComm. CoreComm shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to CoreComm.

     SECTION 6.4 Frustration of Closing Conditions. Neither CoreComm nor Megsinet may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to
Section 5.3.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Megsinet Stockholder
Approval:

          (a) by mutual written consent of CoreComm and Megsinet;

          (b) by either CoreComm or Megsinet:

             (i) if the Merger shall not have been consummated by June 15, 1999, provided, however, that the right to terminate this Agreement pursuant to this

        Section 7.(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; provided, however, that this Agreement may be extended not more than 30 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of CoreComm or Megsinet having failed to receive all regulatory approvals required to be obtained with respect to the Merger (an "Extension"). Notwithstanding any thing to the contrary herein, CoreComm may extend this Agreement for up to three months following June 15, 1999 or any existing Extension.

             (ii) if the Megsinet Stockholder Approval shall not have been obtained at a Megsinet Stock holders Meeting duly convened therefor or at any adjournment or postponement thereof;

             (iii) if any Restraint having any of the effects set forth in
        Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used best efforts to prevent the entry of and to remove such Restraint;

          (c) by CoreComm, if Megsinet shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in
     Section 6.2(a) or (b), and (B) is incapable of being cured by Megsinet or is not cured within 45 days of written notice thereof.

          (d) by Megsinet, if CoreComm shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in
     Section 6.3(a) or (b), and (B) is incapable of being cured by CoreComm or is not cured within 45 days of written notice thereof.

     SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either Megsinet or CoreComm as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CoreComm or Megsinet, other than the provisions of
Section 3.1(n), Section 3.2(g), the last sentence of Section 5.2, Section 5.7, this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. If this Agreement is terminated by CoreComm pursuant to Section 7.1(b)(ii), Megsinet shall pay to CoreComm a termination fee of $1.5 million, within two business days from the date of such termination.

     SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after the Megsinet Stockholder Approval provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Megsinet without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require, in the case of CoreComm or Megsinet, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1  Survival and Indemnification.

     (a) Survival

          (i) The representations and warranties of Megsinet and the Significant Stockholders contained in this Agreement shall survive the Closing for a period of one year and shall terminate and be of no further force or effect as of the date one year after the Effective Time.

          (ii) The respective covenants and agreements of Megsinet and the Significant Stockholders contained in this Agreement shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated or where not indicated, forever.

          (iii) CoreComm shall not be entitled to any indemnification under
     Section 8.1(b), with respect to any breach of a representation or warranty, covenant or agreement after the termination thereof pursuant to Sections 8.1(a) (i) or (ii), except for claims previously asserted pursuant to
     Section 8.1(c).

     (b) Indemnification by the Significant Stock holders.

          (i) The Significant Stockholders shall, jointly and severally, indemnify CoreComm and its affiliates and their respective officers, directors, employees and agents against and hold them harmless from any loss, liability, damage, demand, claim, cost, suit, action or cause of action, judgment, award, assessment, interest, penalty or expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' and consultants' fees) (any of the foregoing being hereinafter referred to individually as a "Loss" and collectively, as "Losses") suffered or incurred by CoreComm for or on account of or arising from or in connection with (i) any breach of any representation or warranty of Megsinet contained in this Agreement or (ii) any breach of any covenant or agreement of Megsinet contained in this Agreement.

          (ii) No indemnification for any Loss shall be made by the Significant Stockholders pursuant to Section 8.1(b)(i) until the aggregate amount of all Losses suffered or incurred by CoreComm or any of its affiliates or their respective officers, directors, employees or agents first exceeds $350,000 (the "Minimum"), in which event the Significant Stockholders shall be liable for the aggregate amount of such Losses, which amount shall not include the Minimum; provided, however, that the Maximum amount for which any individual Significant Stockholder shall be liable shall be the amount of Merger Consideration received by each such Significant Stockholder pursuant to
     Article II, including any cash in lieu of fractional shares. Such limitation shall not effect the joint and several nature of this indemnification and shall be applied individually, not jointly.

          (iii) Signing of this Agreement by the Significant Stockholders shall constitute such stockholders' express assumption of their respective obligations pursuant to this Article VIII.

     (c) Procedures Relating to Indemnification.

          (i) CoreComm shall give prompt written notice to the Significant Stockholders (the "Indemnifying Party") of any Loss in respect of which such Indemnifying Party has a duty to indemnify CoreComm under Section 8.1(b) (a "Claim"), specifying in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement to which the Claim relates and the amount of the Loss involved (or, if not then determinable, a reasonable good faith estimate of the amount of the Loss involved), except that any delay or failure so to notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure.

          (ii) If a Claim results from any claim, suit, action or cause of action brought or asserted by a third party (a "Third Party Claim"), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to CoreComm and the payment of all expenses. CoreComm shall have the right to employ separate counsel in such Third Party Claim and participate in such defense thereof, but the fees and expenses of such counsel shall be at the expense of CoreComm. If the Indemnifying Party fails to assume the defense of any Third Party Claim within 10 days after notice thereof, CoreComm shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim with counsel reasonably satisfactory to CoreComm at any time prior to the compromise, settlement or final determination thereof Anything in this
     Section 8.1(c) to the contrary notwithstanding, the Indemnifying Party shall not, without CoreComm's prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which would have an adverse effect on CoreComm. The Indemnifying Party may, without CoreComm's prior written consent, compromise or settle any such Third Party Claim or consent to entry of any judgment with respect to any Third Party Claim which requires solely money damages paid by the Indemnifying Party, and which includes as an unconditional term thereof the release by the claim ant or the plaintiff of CoreComm from all liability in respect of such Third Party Claim.

          (iii) With respect to any Claim other than a Third Party Claim, the Indemnifying Party shall have ten days from receipt of notice from CoreComm of such Claim within which to respond thereto. If the Indemnifying Party does not respond within such ten-day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such Claim. If the Indemnifying Party notifies CoreComm within such ten-day period that it rejects such Claim in whole or in part, CoreComm shall be free to pursue such remedies as may be available to CoreComm under applicable law.

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to CoreComm or Sub, to:

     CoreComm Limited
     110 East 59th Street
     New York, New York 10022
     Facsimile No. (212) 752-1157
     Attention: Jeffrey G. Wyman, Esq.

     with a copy to:

     Skadden, Arps, Slate, Meagher & Flom LLP
     919 Third Avenue
     New York, New York 10022
     Facsimile No.: (212) 735-2000
     Attention: Thomas H. Kennedy, Esq.

     (b) if to Megsinet, to

     Megsinet, Inc.
     225 West Ohio Street Suite 200
     Chicago, Illinois 60610
     Attention: Michael Henry

     with a copy to:

     Gallop, Johnson & Neuman L.C.
     Interco Corporate Tower
     101 South Hanley
     St. Louis, Missouri 63105
     Attention: Douglas J. Bates, Esq.

     SECTION 8.3  Definitions.  For purposes of this Agreement:

     (a) except for purposes of Section 5.11, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

     (b) "material adverse change" or "material adverse effect" means, when used in connection with Megsinet or CoreComm, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; and the terms "material" and "materially" have correlative meanings;

     (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

     (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

     (e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments, in each case after reasonable inquiry.

     (f) The "Significant Stockholders" are Michael Henry, Brian L. Clark and Scott R. Widham and have signed this Agreement.


     (g) The "Code" shall mean the Internal Revenue Code, as amended.


     SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.6 and Section 5.8, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court, in either case in the County of New York, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court, in either case in the County of New York.

     SECTION 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, CoreComm, Sub and Megsinet have caused this Agreement to be signed by their respec tive officers thereunto duly authorized, all as of the date first written above.

                                     CORECOMM LIMITED


                                     By:

                                     -------------------------------------------


                                     CORECOMM ACQUISITION SUB, INC.



                                     By:

                                     -------------------------------------------


                                     MEGSINET INC.



                                     By:

                                        ----------------------------------------

                                         Title:


                                     -------------------------------------------
                                                    Michael Henry

                                     -------------------------------------------
                                                   Brian L. Clark

                                     -------------------------------------------

                                                   Scott R. Widham

                                                                         ANNEX B

                               IRREVOCABLE PROXY

                                                                         ANNEX B

                    STOCKHOLDERS IRREVOCABLE PROXY AGREEMENT


     STOCKHOLDERS IRREVOCABLE PROXY AGREEMENT (this "Agreement"), dated as of February 12, 1999, among CORECOMM LIMITED, a Bermuda company ("Parent"), and each other person and entity listed on the signature pages hereof (each, a "Stockholder").


                              W I T N E S S E T H:

     WHEREAS, as of the date hereof each Stockholder owns (either beneficially or of record) the number of shares of capital stock of the Company ("Company Capital Stock"), set forth opposite such Stockholder's name on EXHIBIT A hereto (all such shares of Company Capital Stock owned by the Stockholders and any shares of Company Capital Stock hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

     WHEREAS, MegsINet, Inc., an Illinois Company (the "Company"), and Parent, among others, propose to enter into an Agreement and Plan of Merger, dated on or about the date hereof (as the same may be amended from time to time, the "Merger Agreement"; capitalized terms herein not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of a subsidiary of Parent with the Company (the "Merger"); and

     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that each Stockholder agree, and, in order to induce Parent to enter into the Merger Agreement, each Stockholder has agreed, to grant Parent an irrevocable proxy coupled with an interest to vote such Stockholder's Shares.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                         TRANSFER AND VOTING OF SHARES

     SECTION 1.01 Transfer of Shares. During the term of this Agreement, and except as otherwise provided herein, each Stockholder shall not (a) sell, pledge or otherwise dispose of any of its Shares if such transaction would result in the Stockholder no longer having the power to vote or cause to be voted the Shares, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any of the Company Capital Stock if such transaction would result in the Stockholder no longer having the power to vote or cause to be voted the Shares.

     SECTION 1.02 Voting of Shares; Further Assurances. (a) Each Stockholder, by this Agreement, with respect to those Shares that it owns of record, does hereby constitute and appoint Parent, or any nominee of Parent, with full power of substitution, during and for the term of this Agreement, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as its proxy, at every annual, special or adjourned meeting of the stockholders of the Company (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of Bermuda or the State of Illinois may permit or require) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement, including, but not limited to amending the certificate of incorporation of the Company to reduce the vote required by the Company's shareholders to approve a merger or consolidation. Each Stockholder further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement (in draft form substantially similar to the definitive agreement).

     (b) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent (i) an irrevocable proxy coupled with an interest in accordance with
Section 7.50 of the Illinois Business Corporation Act and (ii) the power to carry out the provisions of this Agreement.

     (c) Nothing contained in this Agreement shall be deemed to restrict a Stockholder who is also a director of the Company from taking actions in his capacity as a director as may be permitted under the Merger Agreement.

     SECTION 1.03 Term of Agreement. This Agreement shall be effective as of the date hereof and shall expire on the earlier of (a) the Closing Date and (b) the date of the termination of the Merger Agreement pursuant to its terms.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     Each Stockholder, severally and not jointly, hereby represents and warrants to Parent as follows:

     SECTION 2.01 Due Organization, etc. Such Stockholder (if it is a corporation, partnership or other legal entity) is duly organized and validly existing under the laws of the jurisdiction of its organization. Such Stockholder has full power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Parent constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 2.02 No Conflicts, Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the Certificate of Incorporation or ByLaws or similar organizational documents of such Stockholder (in the case of a Stockholder that is a corporation, partnership or other legal entity), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which it or any of its properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Stockholder or (if such Stockholder is a corporation) any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by such Stockholder of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of its obligations under this Agreement.

     SECTION 2.03 Title to Shares. Such Stockholder is the record or beneficial owner of its Shares free and clear of any proxy or voting restriction other than pursuant to this Agreement.

     SECTION 2.04 Accredited Investor. Such Stockholder is an "accredited investor" as such term is defined in Rule 501 of the Securities Act of 1933, as amended.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to each Stockholder as follows:

     SECTION 3.01 Due Organization, etc. Parent is a corporation duly organized and validly existing under the laws of Bermuda. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming its due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

     SECTION 3.02 No Conflict, Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the charter of Parent, (ii) conflict with or violate any, law, rule, regulation, order, judgment or decree applicable to Parent or by which Parent or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Parent of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent of its obligations under this Agreement.

                                   ARTICLE IV

                               GENERAL PROVISIONS

     SECTION 4.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

     (a) If to Parent:

         CoreComm Limited
         110 East 59th Street
         26th Floor
         New York, New York 10022
         Attention: General Counsel
         Telecopier: (212) 752-1157

     (b) If to a Stockholder, to such Stockholder's address on the books and records of the Company.

     SECTION 4.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 4.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 4.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 4.05 Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Parent may assign its rights, interests and obligations hereunder to any successor or affiliate of Parent whose shares are registered under Section 12 of the Exchange Act (or will be so registered at the Closing).

     SECTION 4.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 4.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 4.08 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. PARENT AND EACH OF THE STOCKHOLDERS EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY ILLINOIS STATE OR FEDERAL COURT SITTING IN THE CITY OF CHICAGO, ILLINOIS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND PARENT AND EACH OF THE STOCKHOLDERS HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR SUCH FEDERAL COURT. PARENT AND EACH OF THE STOCKHOLDERS EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

     SECTION 4.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                    * * * *

     IN WITNESS WHEREOF, the parties have caused this Irrevocable Proxy to be executed as of the date first above written.

                                     CORECOMM LIMITED


                                     By:

                                        ----------------------------------------

                                                   Richard J. Lubasch



                                     By:

                                        ----------------------------------------
                                                     Brian L. Clark

                                     CLAYTON CAPITAL COMPANY, L.L.C.


                                     By:

                                        ----------------------------------------
                                                     Michael Henry


                                     By:

                                        ----------------------------------------
                                                      Scott Widham

                                     PEQUOT PRIVATE EQUITY FUND L.P.


                                     By:

                                        ----------------------------------------

                                        ----------------------------------------
                                               Patrick and Patricia Henry
                                          Joint Tenants with Right of Survivor

                                     MEGSINET INVESTORS PARTNERSHIP, L.P.

                                     By:
                                        ----------------------------------------

                                                                       EXHIBIT A

                                                      SHARES OF
                                                   MEGSINET, INC.
NAME                                              BENEFICIALLY HELD
----                                              -----------------
Brian L. Clark..................................         94,571
Clayton Capital Company, L.L.C. ................        562,500
Michael Henry...................................      2,016,000
Scott Widham....................................        449,689
Pequot Private Equity Fund L.P. ................      2,000,000
Patrick and Patricia Henry JTWROS...............        335,331
Megsinet Investors Partnership, L.P. ...........        650,000

                                                                         ANNEX C

                               DISSENTERS' RIGHTS

               DISSENTERS' APPRAISAL RIGHTS UNDER SECTIONS 11.65
                 AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION
                            ACT OF 1983, AS AMENDED

Section 11.65.  Right to Dissent

     Section 11.65. Right to Dissent. 108. A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

      a. consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party of i.
          shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;
      b. consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;
      c. an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
          i. alters or abolishes a preferential right of such shares;
          ii. alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;
          iii. in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or
      d. any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in
          Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.
    109. A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.
    110. A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders.
          A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

Section 11.70.  Procedure to Dissent

     Section 11.70. Procedure to Dissent. 1. If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

     2. If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under
         Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 (days from the date of mailing the notice a written demand for payment for his or her shares.
     3. Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.
     4. A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

     5. If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of the interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).
     6. If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.
     7. The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.
     8. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.
     9. The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
         (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:
     a. Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections
         (a), (b), (c), (d), or (f).

     b. Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefitted. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

    10.  As used in this Section:
     a. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.
     b. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 98 of the Bermuda Act provides, in general, that a corporation shall have the power to indemnify a director or officer of a company in respect of any loss or liability incurred by the director or officer in relation to any negligence, default, breach of duty or breach of trust in relation to the company except where the loss or liability arises due to the fraud or dishonesty of the director or officer.

     Section 98A of the Bermuda Act provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's negligence, default, breach of duty or breach of trust.

     CoreComm's by-laws 148 and 149 (incorporated by reference herein) provide for indemnification of directors, officers and other persons as follows:

     148. Subject to the proviso below, every director, officer of CoreComm and member of a committee constituted under by-law 104 and any resident representative shall be indemnified out of the funds of the company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, officer, committee member or resident representative and the indemnity contained in this by-law shall extend to any person acting as a director, officer, committee member or resident representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election provided always that the indemnity contained in this by-law shall not extend to any matter which would render it void pursuant to the Bermuda Act.

     149. Every director, officer, member of a committee duly constituted under by-law 104 or resident representative of the company shall be indemnified out of the funds of CoreComm against all liabilities incurred by him as such director, officer, committee member or resident representative in defending any proceedings, whether civil or criminal, in which judgement is given in his favor, or in which he is acquitted, or in connection with any application under the Bermuda Act in which relief from liability is granted to him by the court.

     By-law 152 of CoreComm's by-laws (incorporated by reference herein) provides that:

     152. Subject to the Bermuda Act, expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to by-laws 148 and 149 shall be paid by CoreComm in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to by-laws 148 and 149 provided that no monies shall be paid hereunder unless payment of the same shall be authorized in the specific case upon a determination that indemnification of the director or officer would be proper in the circumstances because he has met the standard of conduct which would entitle him to the indemnification thereby provided and such determination shall be made:

      (a) by the board, by a majority vote at a meeting duly constituted by a quorum of directors not party to the proceedings or matter with regard to which the indemnification is or would be, claimed; or

      (b) in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or

      (c) by a majority vote of the shareholders.

      Each shareholder of the company, by virtue of its acquisition and continued holding of a share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by CoreComm as aforesaid and when made by CoreComm under this by-law 152 are made to meet expenditures incurred for the purpose of enabling such director, officer, or member of a committee duly constituted under by-law 104 in properly perform his or her duties as an officer of CoreComm.

     The directors and officers of the CoreComm are covered by a policy of liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT                          DESCRIPTION
-------                          -----------
    2.1  Agreement and Plan of Merger, dated as of February 17, 1999, as amended as of May 3, 1999, by and among CoreComm Limited,
         CoreComm Acquisition Sub, Inc. and MegsINet Inc. (included as Annex A to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by
         reference).
    3.1  Memorandum of Association of CoreComm Limited.(1)
    3.2  By-Laws of CoreComm Limited.(1)
    4.1  Rights Agreement between CoreComm and Continental Stock
         Transfer & Trust Company, as Rights Agent.(1)
    4.2  Form of Common Stock Certificate.(1)
    5.1  Opinion of Appleby, Spurling & Kemp as to the legality of the shares of CoreComm Limited common stock being registered hereby.
   10.1  Form of Irrevocable Proxy (included in Annex B of this Form
         S-4).
   10.2  Form of Shareholder Agreement.
   23.1  Consent of Ernst & Young LLP.
   23.2  Consent of Appleby, Spurling & Kemp (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by
         reference).
   23.3  Consent of Ernst & Young LLP.
   23.4  Consent of Deloitte & Touche LLP.
   23.5  Consent of KPMG LLP.
   99.1  Form of Proxy.


---------------

(1) Incorporated by reference from CoreComm's Registration Statement on Form 10, File No. 0-24521.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

     (2) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 22nd day of March, 1999.

                                          CoreComm Limited

                                          By /s/ RICHARD J. LUBASCH
                                            ------------------------------------
                                             Richard J. Lubasch
                                             Senior Vice President --
                                             General Counsel and Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Richard J. Lubasch his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                             TITLE                   DATE
                 ---------                             -----                   ----

  /s/ GEORGE S. BLUMENTHAL                 Chairman of the Board   and    March 22, 1999
  ---------------------------------------  Director
  George S. Blumenthal

  /s/ J. BARCLAY KNAPP                     President, Chief Executive     March 22, 1999
  ---------------------------------------  and   Financial Officer and
  J. Barclay Knapp                         Director

  /s/ PATTY J. FLYNT                       Principal Operating Officer    March 22, 1999
  ---------------------------------------
  Patty J. Flynt

  /s/ GREGG GORELICK                       Principal Accounting Officer   March 22, 1999
  ---------------------------------------
  Gregg Gorelick

                 SIGNATURE                             TITLE                   DATE
                 ---------                             -----                   ----
  /s/ TED. H. MCCOURTNEY                   Director                       March 22, 1999
  ---------------------------------------
  Ted. H. McCourtney

  /s/ SIDNEY R. KNAFEL                     Director                       March 22, 1999
  ---------------------------------------
  Sidney R. Knafel

  /s/ DEL MINTZ                            Director                       March 22, 1999
  ---------------------------------------
  Del Mintz

  /s/ ALAN J. PATRICOF                     Director                       March 22, 1999
  ---------------------------------------
  Alan J. Patricof

  /s/ WARREN POTASH                        Director                       March 22, 1999
  ---------------------------------------
  Warren Potash

                                 EXHIBIT INDEX


EXHIBIT                          DESCRIPTION
-------                          -----------
    2.1  Agreement and Plan of Merger, dated as of February 17, 1999, as amended as of May 3, 1999, by and among CoreComm Limited,
         CoreComm Acquisition Sub, Inc. and MegsINet Inc. (included as Annex A to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by
         reference).
    3.1  Memorandum of Association of CoreComm Limited.(1)
    3.2  By-Laws of CoreComm Limited.(1)
    4.1  Rights Agreement between CoreComm and Continental Stock
         Transfer & Trust Company, as Rights Agent.(1)
    4.2  Form of Common Stock Certificate.(1)
    5.1  Opinion of Appleby, Spurling & Kemp as to the legality of the shares of CoreComm Limited common stock being registered hereby.
   10.1  Form of Irrevocable Proxy (included in Annex B of this Form
         S-4).
   10.2  Form of Shareholder Agreement.
   23.1  Consent of Ernst & Young LLP.
   23.2  Consent of Appleby, Spurling & Kemp (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by
         reference).
   23.3  Consent of Ernst & Young LLP.
   23.4  Consent of Deloitte & Touche LLP.
   23.5  Consent of KPMG LLP.
   99.1  Form of Proxy.


---------------

(1) Incorporated by reference from CoreComm's Registration Statement on Form 10, File No. 0-24521.